Exhibit 10.8

Execution version

DATE: 28 JANUARY 2013

SUPER SENIOR REVOLVING CREDIT FACILITIES AGREEMENT

relating to

MULTI-CURRENCY REVOLVING FACILITIES

BC LUXCO 1 S.A.

arranged by

BANCO SANTANDER, S.A., BANCO SANTANDER (MEXICO), S.A.

INSTITUCION DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER

MĖXICO, BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,

GRUPO FINANCIERO BBVA BANCOMER AND BANCO BILBAO VIZCAYA

ARGENTARIA, S.A.

as Arrangers

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

acting as Agent

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

acting as Spanish Issuing Bank

BBVA BANCOMER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO

FINANCIERO BBVA BANCOMER

acting as Mexican Issuing Bank

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

ii

Table of Contents (Cont.)

iii

Date: 28 January 2013

PARTIES

(1)	BC LUXCO 1 S.A. a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9a rue Gabriel Lippman, L-5365 Munsbach, registered with the Luxembourg Register of Commerce and Companies under number B170329 (the “Parent”);

(2)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)	THE ENTITIES listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(4)	BANCO SANTANDER, S.A., BANCO BILBAO VIZCAYA ARGENTARIA, S.A., BBVA BANCOMER, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER and BANCO SANTANDER (MEXICO), S.A. INSTITUCION DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MĖXICO as mandated lead arrangers (whether acting individually or together, the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(6)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. as agent of the other Finance Parties (the “Agent”);

(7)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. as issuing bank (the “Spanish Issuing Bank”); and

(8)	BBVA BANCOMER, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER as issuing bank (the “Mexican Issuing Bank”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	Banco Bilbao Vizcaya Argentaria, S.A., Caixabank, S.A., Banco de Credito de Inversiones, Citibank, N.A., Banco Sabadell, S.A., Mellon Bank, Banco de la Nacion, Scotiabank Peru, S.A., Banco Santander, S.A., Banco de Credito del Peru, Societe Generale S.A., Banco Español de Credito, S.A., Ban Colombia, The Royal Bank of Scotland PLC, Banco Estado, Banco Industrial, S.A., Banco Itau, S.A. and Banque Marocaine du Commerce Extérieur and in each case each of its Affiliates;

(b)	a bank or financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits) which is rated at least BBB- by S&P or Fitch or at least Baa3 by Moody’s;

(c)	any Finance Party or any Affiliate of a Finance Party;

(d)	any other bank or financial institution approved by the Agent (acting reasonably).

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed) or any other form agreed by the Agent and the Parent (in each case acting reasonably).

“Acquired Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Acquisition” means the acquisition by the Parent and certain of its Subsidiaries of, amongst other assets, the Target Shares in accordance with the Acquisition Agreement.

“Acquisition Agreement” means the share purchase agreement dated 11 October 2012 between, amongst others, the Parent (and its Affiliates) and Telefonica, S.A. relating to the sale and purchase of, amongst other assets, the Target Shares.

“Additional Assets” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Additional Borrower” means a company which becomes a Borrower in accordance with Clause 29 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to that term in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Spanish foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the security principles set out in Schedule 13 (Agreed Security Principles).

“Alternate Rate” means (A) the rate for the Certificados de la Tesorería de la Federación for a term of twenty-eight (28) or ninety one (91) days published by Banco de México on its official web site (www.banxico.org.mx) (the “Cetes Rate”) plus the difference between the Cetes Rate and TIIE determined immediately prior to the date on which TIIE ceases to be published (if such TIIE is higher), or (B) in the event Banco de México does not publish a substitute rate for TIIE or the Cetes Rate, the Costo de Captación a Plazo de Pasivos en Moneda Nacional published by Banco de México on its official web site (www.banxico.org.mx) (the “CCP Rate”) plus the difference between the CCP Rate and the TIIE determined immediately prior to the date in which the TIIE ceases to be published (if such TIIE is higher).

In the event Banco de México does not publish or ceases to publish, as the case may be, (at the same time) TIIE, the Cetes Rate and the CCP Rate, the Agent (on behalf of the Lenders) shall enter into negotiations (for a period of not more than 30 (thirty) days) with the Parent, in writing and in good faith, to agree an alternative applicable Alternate Rate, provided that (i) as of the date on which TIIE, the Cetes Rate and the CCP Rate cease to be published, as the case may be, and until such date on which any of such rates or an alternate rate for any of such rates is published or republished, or the Agent and the Parent agree on an alternate interest rate, the Alternate Rate shall be the interest rate that was applied to the Interest Period immediately preceding the date on which any of such rates or an alternate rate for any such rates ceased to be published; (ii) in the event none of such rates (nor an alternate rate for any of such rates) is published during a period of 30 (thirty) days or more, and the Parent and the Agent have not agreed on an alternate interest rate, the applicable interest rate shall be the average of the rates per annum offered by the Reference Peso Banks to banks for inter-bank loans for periods similar to the relevant Interest Period on the first day of the relevant Interest Period or if such day is not a Business Day on the immediately preceding Business Day, which the Agent shall obtain and notify in writing to the Parent on the first day of each Interest Period, and (iii) any interest rate determined pursuant to subparagraphs (i) and (ii) above shall cease to apply as soon as Banco de México publishes or republishes TIIE, the Cetes Rate or the CCP Rate (or any alternate for any of such rates).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Facility Request” means a notice substantially in the form set out in Schedule 3 (Requests and Notices) or any other form agreed by the Agent and the Parent (in each case acting reasonably).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in existence the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set-off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility) provided that for the purposes of this calculation any amount of any outstanding utilisation of any BACS facilities (or other similar facilities) made available by an Ancillary Lender shall, with the written consent of that Ancillary Lender be excluded;

(b)	the maximum potential liability of each guarantee, bond and letter of credit under that Ancillary Facility (net of any cash cover provided in respect of that guarantee, bond or letter of credit and excluding any liability in respect of amounts of interest or fees); and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Annual Financial Statements” means the financial statements of the Parent provided to the Agent and the Lenders pursuant to sub-paragraph (a) of paragraph 1 of Schedule 14 (Information Undertakings).

“Applicable Accounting Principles” means:

(a)	in relation to any audited consolidated financial statements of the Group, IFRS;

(b)	in relation to any Obligor incorporated in Mexico, Normas de Información Financiera in Mexico applicable to that Obligor;

(c)	in relation to any Obligor incorporated in Spain, generally accepted accounting principles, standards and practices in Spain applicable to that Obligor; and

(d)	in relation to any other Obligor, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation, including IFRS.

“Approved Jurisdiction” means Luxembourg, Spain and Mexico.

“Asset Disposition” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and the Parent.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration in each case required by law or regulation.

“Availability Period” means, the period from and including the Closing Date to and including the date falling one Month prior to the Termination Date; and

“Available Commitment” means a Lender’s Commitment minus (subject to Clause 9.7 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations (including letters of Credit and L/C Loans); and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made on or before the proposed Utilisation Date and the Base Currency Amount of its (and its Affiliates’) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date provided that for the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility, the following amounts shall not be deducted from a Lender’s Commitment:

(a)	that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(b)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Levy” means any bank levy in any jurisdiction which has been formally announced as proposed (though not yet enacted into law) as at the date of this Agreement and in relation to which a Lender would reasonably be able to quantify the relevant Increased Costs or loss or liability for or on account of Tax (as applicable) as at the date of this Agreement.

“Base Currency” means Euro.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means the principal Madrid offices of Banco Bilbao Vizcaya Argentaria, S.A. and Banco Santander, S.A. or, in each case, such other banks as may be appointed by the Agent in consultation with the Parent.

“Board of Directors” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 29 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin (but including the actual cost of funds Incurred by the Lender that is additional to the cost of funds relating to TIIE or LIBOR, for any Loan denominated in MEX$ or USD) and Mandatory Costs (if any)) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank or, in relation to any Mexican Lender, a Mexican Leading Bank, in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in Madrid (in relation to any date for payment or purchase of Euro) and any TARGET Day;

(b)	in Mexico City (in relation to any date for payment or purchase of MEX$); and

(c)	in New York (in relation to any date for payment or purchase of USD).

“Calculation Date” has the meaning given to that term in the definition of Relevant Period.

“Capital Stock” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Capitalised Lease Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days of the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no security over that cash except for Transaction Security or any Permitted Liens constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Revolving Facility (including with respect to any Ancillary Facility), and shall include cash in tills and cash in transit.

“Cash Equivalents” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Cash Management Services” has the meaning given to that term in Schedule 17(New York Law Definitions).

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of The Council of the European Union Regulation (EC) no. 1346/2000 on Insolvency Proceedings.

“Change of Control” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Change of Control Prepayment Event” has the meaning given to the term “Change of Control Repurchase Event” in Schedule 17 (New York Law Definitions).

“Change of Control Repurchase Event” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Default” means an Event of Default other than an Event of Default referred to in paragraph 1.1, paragraph 1.2, paragraph 1.6 or paragraph 1.7 of Schedule 16 (Event of Default).

“Clean-Up Representation” means any of the representations and warranties made under Clause 24 (Representations).

“Clean-Up Undertaking” means any of the undertakings specified in Clause 25 (Information Undertakings) and Clause 26 (General Undertakings).

“Closing Date” means the date on which the Notes are issued.

“Code” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents, the other Transaction Documents or the Revolving Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Revolving Facility from either:

(a)	the Investors, any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or any of its Affiliates of Clause 40 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent which, in each case, is addressed to, or capable of being relied upon by, the Parent without requiring its signature by virtue of reliance on the Third Parties Act (as defined in Clause 1.6 (Third party rights)) and is not capable of being materially amended without the Parent’s prior written consent.

“Consolidated Depreciation and Amortization Expense” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Consolidated EBITDA” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Consolidated Interest Expense” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Consolidated Net Drawn Super Senior Facilities Debt” means at any time, the aggregate amount in the Base Currency of all outstanding Loans or outstanding cash drawings under Ancillary Facilities (and any principal amount owing under a Letter of Credit to the extent issued only in respect of cash drawings from Permitted Debt of a wholly owned Restricted Subsidiary of the Group (but only to the extent of such outstanding amount of cash drawings at that time)) (in each case converted into the Base Currency at the Initial Applicable Rate) less any amount of Cash and Cash Equivalents held by each member of the Group to the extent freely available for debt service.

“Consolidated Net Income” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Consolidated Secured Leverage” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Consolidated Secured Leverage Ratio” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Constitutional Documents” means the up-to-date consolidated articles of association of the Parent.

“Contingent Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Credit Facility” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Credit Facility Documents” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“CRM” means (i) customer interaction in different channels, including, among others, in store, telephone, e-mail, messaging, webchat and social networks, for marketing, support and general engagement purposes at own or client’s premises; (ii) fulfillment of any associated processing activities; (iii) design, execution and analysis for surveys and similar data gathering tasks on behalf of Recipient Group Companies; (iv) design, set up and operation of customer relationship management infrastructure and related technical activities for the provisions of the services referred to in (i) to (iii) above.

“Currency Utilisation Limit” means each of the USD Utilisation Limit and the MEX$ Utilisation Limit.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default has occurred and is continuing and in respect of which the Agent has served a notice on the Parent in accordance with the provisions of Clause 27.2 (Acceleration) for the immediate repayment and cancellation of the Revolving Facility (and the notice in relation to such demand for immediate repayment has not been withdrawn, cancelled or otherwise ceased to have effect).

“Dedicated Entity” means a person established primarily for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently (and where customary information barriers are in place) from funds or partnerships managed or controlled by the Investors or any of its Affiliates which have any ownership interest in the Group.

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default.) including those listed in Schedule 16 (Event of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that for the avoidance of doubt any such event or circumstance which requires any determination as to materiality to be made before it may become an Event of Default shall not be a Default until such determination is made.

“Defaulting Lender” means any Lender (other than a Lender which is an Investor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) , other than as a result of the occurrence and continuance of an Event of Default or the failure by the Borrower to satisfy any conditions precedent for the relevant Utilization, or has failed to provide cash collateral (or has notified the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document other than as a direct result of a breach of any of the terms of a Finance Document by any Obligor or as mandated by law; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Gross Amount” has the meaning given to that term in Clause 9.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 9.2 (Availability).

“Designated Non-Cash Consideration” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Designated Preferred Stock” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Disinterested Director” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Disqualified Stock” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Revolving Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“ECA” means a foreign financing entity engaged in promoting exports by granting loans and guarantees in preferential terms registered in the registry referred to in Article 197 of the Income Tax Law (Ley del Impuesto Sobre la Renta) under Mexican law or any other substitute registry.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Equity Offering” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default) and Schedule 16 (Event of Default).

“Exchange Act” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Excluded Contribution” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Existing Lender” has the meaning given to that term in Clause 28.1 (Assignments and transfers by the Lenders).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility Office” means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five (5) Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fair Market Value” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other published official guidance;

(b)	any treaty, law, regulation or other published official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter or letters entered into by reference to this Agreement between one or more Finance Parties and a member of the Group setting out the fees payable in relation to the Revolving Facility including, without limitation, any of the fees referred to in Clause 2.2 (Increase), or Clause 17 (Fees).

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Fee Letter the Intercreditor Agreement, any Ratchet Certificate, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Parent provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	the definition of “Transaction Document”;

(c)	the definition of “Transaction Security Document”;

(d)	paragraph (x) of Clause 1.2 (Construction); and

(e)	Clause 23 (Guarantee and Indemnity); and

(f)	Clause 27 (Events of Default) (other than Clause 27.2 (Acceleration)).

“Finance Party” means the Agent, the Mexican Agent, the Arrangers, the Security Agent, a Lender, the Issuing Bank or any Ancillary Lender provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement shall be a Finance Party only for the purposes of:

(a)	paragraph (x) of Clause 1.2 (Construction);

(b)	paragraph (c) of the definition of “Material Adverse Effect”;

(c)	Clause 31 (Conduct of Business by the Finance Parties); and

(d)	Clause 23 (Guarantee and Indemnity).

“Financial Year” means the annual accounting period of the Group ending on 31 December in each year.

“Fitch” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Fixed Charges” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Fixed Charge Cover Ratio” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Group” means the Parent and each of its Restricted Subsidiaries from time to time

“Group Structure Chart” means the group structure chart in the agreed form.

“guarantee” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Hedging Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Holder” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Immaterial Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation) or any other form agreed between the Agent and the Parent (in each case acting reasonably).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Incur” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Indenture” means the senior secured notes indenture dated on or around the date of this Agreement between the Issuer and the Notes Trustee relating to the terms of the issue of the Notes.

“Independent Financial Advisor” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Initial Applicable Rate” means:

(a)	in respect of any Loan denominated in MEX$, the rate of EUR 1 equals MEX$ 16.9385; and

(b)	in respect of any Loan denominated in USD, the rate of EUR 1 equals USD 1.3349.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made by, a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, among others, the Parent, the Security Agent, the Agent and the Note Trustee.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

“Investment” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Investment Grade” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Investment Grade Securities” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Investment Grade Status” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Investor Affiliate” means the Sponsor, each of its Affiliates, any trust of which the Sponsor or any of its Affiliates is a trustee, any partnership of which the Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Sponsor or any of its Affiliates provided that any Independent Debt Fund shall not constitute an Investor Affiliate.

“Investors” mean the Original Investors and their or any subsequent successors, assigns or transferees.

“Issuing Bank” means the Original Issuing Banks and any other Lender which has notified the Agent that it has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Issuing Bank Accession Agreement” means an agreement substantially in the form set out in Schedule 9 (Form Of Issuing Bank Accession Agreement) or any other form agreed by the Agent and the relevant Issuing Bank (in each case acting reasonably).

“Issuer” means the Parent.

“Junior Secured Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“L/C Loan” is defined in paragraph (c) of Clause 7.2 (Claims under a Letter of Credit).

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).

“Legal Reservations” means:

(a)

the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)	the time barring of claims under the Limitation Acts or applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; or

(c)	any other matters which are set out as qualifications or reservations (howsoever described) as to matters of law of general application in the Legal Opinions including, without limitation, financial assistance concerns in relation to the Transaction Documents reflected in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 12 (Form of Letter of Credit) or in any other form requested by the relevant Borrower (or the Parent on its behalf) and agreed by the Issuing Bank; or

(b)	any guarantee, indemnity, documentary credit, performance bond or other instrument in a form requested by the relevant Borrower (or the Parent on its behalf) and agreed by the Issuing Bank.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and a period comparable to the Interest Period of that Loan, provided that if any such rate is below zero LIBOR will be deemed to be zero.

“Lien” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Luxembourg” means the Grand-Duchy of Luxembourg.

“Majority Lenders” means at any time subject to Clause 39.4 (Non-Responding Lender (“Snooze you lose”)) and Clause 39.6 (Disenfranchisement of Defaulting Lenders) a Lender or Lenders whose Commitments aggregate at least 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 66 2⁄3 per cent. of the Total Commitments immediately prior to that reduction).

“Management Advances” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means in relation to any Loan or Unpaid Sum, 4.50 per cent. per annum but if:

(i)	no Event of Default has occurred and is continuing; and

(ii)	the Consolidated Secured Leverage Ratio at any time as shown by a certificate (setting out (in reasonable detail) computations as to the Consolidated Secured Leverage Ratio and signed by one authorized signatory of the Parent) delivered by the Parent to the Agent) (the “Ratchet Certificate”) is within a range set out below, then the Margin for each Loan will be the percentage per annum set out below in the column opposite that range:

Leverage Ratio	Margin % p.a.
Greater than 2.00:1.00	4.50
Equal to or less than 2.00:1.00 but greater than 1.50:1.00	4.25
Equal to or less than 1.50:1.00	4.00

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is five (5) Business Days after receipt by the Agent of the Ratchet Certificate;

(ii)	the Parent shall provide a Ratchet Certificate along with each set of Annual Financial Statements and if, following receipt by the Agent of the Annual Financial Statements and related Ratchet Certificate, those statements and Ratchet Certificate do not confirm the basis for a reduced or increased Margin or demonstrate that the Margin should have been varied using the table above when it has not been, then the provisions of Clause 14.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Consolidated Secured Leverage Ratio calculated using the figures in the Ratchet Certificate and:

(A)	if those Annual Financial Statements and related Ratchet Certificate show that any Margin has been under-paid by a Borrower, during the period to which those Annual Financial Statements relate, that Borrower must promptly pay to the Agent such shortfall in that amount that would have been paid to then existing Lenders at the time of the under-payment (and who are still Lenders under the Revolving Facility), and the Agent shall pay any moneys so received or recovered on a pro rata basis to such Lenders; or

(B)	if those Annual Financial Statements and Ratchet Certificate show that any Margin has been over-paid by a Borrower, that Margin will be reduced with retrospective effect and any future payments of Margin (to the extent made to Lenders who were Lenders at the time of the over-payment) shall be reduced by the Agent in such amount as the Agent shall determine is necessary to put the relevant Borrowers in the position they would have been in had the appropriate Margin as demonstrated by those Annual Financial Statements and Ratchet Certificate applied;

(iii)	the Margin may increase or decrease by any number of levels on a reset date; and

(iv)	while an Event of Default is continuing, the Margin for each Loan under the Revolving Facility shall be the highest percentage rate per annum set out above for a Loan under the Revolving Facility. Once that Event of Default has been remedied or waived, from that date the Margin for each outstanding Loan at that time will be calculated on the basis of the most recently delivered Ratchet Certificate and the terms of this definition of “Margin” shall apply (on the assumption that on the date of the most recently delivered Ratchet Certificate, no Event of Default had occurred or was continuing) with effect from the date of such remedy or waiver; for so long as no other Event of Default has occurred.

“Material Adverse Effect” means a materially adverse effect on:

(a)	the business, assets or financial condition of the Group (taken as a whole); or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents taking into account the financial resources available to the Obligors from other members of the Group (including funds and insurance and other claims and indemnities available to the Group); or

(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or effectiveness of the Finance Documents or ranking of, any security granted or purporting to be granted pursuant to any of the Finance Documents in a manner or to an extent which would be materially adverse to the interests of the Finance Parties.

“Material New Term” has the meaning given to that term in Clause 12.3 (Note Purchase Condition - General).

“Mexican Agent” means BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“Mexican Facilities Agreement” means the senior term and revolving senior facilities agreement for a maximum amount of MEX$1,100,000,000.00 dated 7 December 2012 between B.C. Atalaya Mexholdco, S. R.L. de C.V. as borrower, Banco Santander (Mexico), S.A., Institución de Banca Multiple, Grupo Financiero Santander and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as lenders and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer as agent.

“Mexican Leading Banks” means, jointly, Banco Nacional de México, S.A., Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex, HSBC México, S.A. Institución de Banca Múltiple, Grupo Financiero HSBC, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer.

“Mexican Lender” means any Lender the Facility Office of which is located in Mexico.

“Mexico” means the United Mexican States.

“MEX$ Utilisation Limit” has the meaning given to that term in Clause 5.3 (Currency and amount).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (b) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Nationally Recognized Statistical Rating Organisation” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Net Available Cash” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Net Cash Proceeds” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“New Equity” means the proceeds of a subscription for shares in or contribution to the capital of the Parent.

“New Lender” has the meaning given to that term in Clause 28 (Changes to the Lenders).

“New Management Agreement” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“New Shareholder Injections” means the aggregate amount of New Equity and/or Subordinated Shareholder Debt.

“Non-Acceptable L/C Lender” means a Lender (other than an Original Lender) which:

(a)	is not an Acceptable Bank within the meaning of paragraph (b) of the definition of “Acceptable Bank” (other than a Lender which each relevant Issuing Bank has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender or an Insolvency Event has occurred in respect of a Holding Company of such Lender;

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 30.10 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 39.5 (Replacement of Lender).

“Non-Guarantor” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Note Documents” means the Notes, the Note Purchase Agreement and the Indenture.

“Notes Purchase Agreement” means the notes purchase agreement dated on or around the Closing Date in connection with the acquisition of the Notes on the Closing Date by the initial purchasers party thereto.

“Notes Trustee” means Citibank, N.A., London Branch or any successor trustee appointed in accordance with the Note Indenture.

“Notes” means the US$300,000,000 senior secured US dollar notes due 2020 to be issued under the terms of the Indenture.

“Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent or such other person, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Offering” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Offering Circular” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Officer” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Officers Certificate” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Opinion of Counsel” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Issuing Banks” means the parties listed in this Agreement as the Spanish Issuing Bank and the Mexican Issuing Bank.

“Original Financial Statements” means the consolidated audited financial statements of the Target for its Financial Year ended 31 December 2011 (as delivered to the mandated lead arrangers in connection with the Spanish Facilities Agreement and the Mexican Facilities Agreement).

“Original Investors” means

(a)	the Sponsor or any trust, fund, company, partnership, investment vehicle or other entities owned, managed or advised (directly or indirectly) by the Sponsor or of which the Sponsor is the general partner;

(b)	any co-investors who do not hold in aggregate a greater economic interest (directly or indirectly) in the capital structure of the Parent and its Holding Companies than the Sponsor; and

(c)	certain members of the existing and/or future management of the Group,

and in each case any Affiliate thereof.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Other Collateral Secured Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Pagaré” means each promissory note in the agreed form that is made and signed by a Borrower incorporated in Mexico in favor of each Lender, evidencing each Loan outstanding in respect of such Borrower which must constitute non-negotiable títulos de crédito and be pagarés no negociables in accordance with the provisions of the Mexican law on Negotiable Documents and Credit Operations (Ley General de Títulos y Operaciones de Crédito).

“Parent” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Parent Expenses” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Pari Passu Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Pari Passu Secured Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment Priority Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, stampings, notarisations and/or other actions and steps required to be made in any Relevant Jurisdiction in order to perfect or in order to achieve the relevant priority of the Transaction Security.

“Permitted Asset Swap” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Collateral Liens” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Debt” has the meaning given to that term in Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings).

“Permitted Holders” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Investment” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Liens” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Permitted Reorganisation” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving a member of the Group (a “Reorganisation”) that is made on a solvent basis provided that:

(a)	any payments or assets distributed in connection with such Reorganization remain within the Group; and

(b)	if any shares or other assets are subject to Transaction Security, equivalent Transaction Security must be granted over such shares or assets of the recipient.

“Person” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Preferred Stock” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Purchase Agreement” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Purchase Money Obligations” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Qualified Securitization Financing” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Euro) two (2) TARGET Days before the first day of that period; or

(b)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating Agency” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Peso Banks” means Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, Banco Santander (México), S.A., Institución de Banca Múltiple Grupo Financiero Santander; BBVA Bancomer S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC.

“Refinance” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Refinancing Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Taxes” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Relevant Interbank Market” means in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to a member of the Group:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts a material part of its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Lender” has the meaning given to that term in Clause 5.4 (Lenders’ participation).

“Relevant Period” means each period of twelve months ending on the later of:

(a)	the most recent Quarter Date prior to the Utilisation Date for the Utilisation in respect of which the Super Senior Facilities Leverage Ratio is to be tested (the “Calculation Date”); and

(b)	any other date prior to the relevant Calculation Date on which consolidated financial statements of the Parent are prepared (provided such financial statements are delivered to the Agent prior to the Calculation Date).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” means each of the representations set out in Clause 24.2 (Status) to Clause 24.7 (Governing law and enforcement), Clause 24.18 (Ranking), Clause 24.20 (Legal and beneficial ownership) and paragraph (b) of Clause 24.21 (Shares).

“Representative” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter) or in any other form agreed between the Agent and the Parent (in each case acting reasonably).

“Restricted Group” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Restricted Investment” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Restricted Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Reversion Date” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Revolving Facility” means the multicurrency revolving credit facility made available under this Agreement as described in Clause 2.1 (The Revolving Facility), all or any part of which may be designated as Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan is due to be repaid; or

(ii)	a demand by the Issuing Bank pursuant to a drawing in respect of a Letter of Credit;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Loan ; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Rollover Utilisation” means a Rollover Loan, Utilisation of the Revolving Facility which is to be used to refinance an Ancillary Outstanding, or to fund a claim under a Letter of Credit or an extension or renewal of a Letter of Credit.

“S&P” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Sale and Leaseback Transaction” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Screen Rate” means:

(a)	in relation to LIBOR, the London inter-bank offered rate for the relevant currency and period displayed on the appropriate page (being currently Reuters screen page LIBOR01 or LIBOR02) on the information service which publishes that rate; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union, (or any successor) for the relevant period displayed on the appropriate page (being currently Reuters screen page EURIBOR01) on the information service which publishes that rate, provided that if, in either case, that page is replaced or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Parent and the Lenders.

“SEC” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Secured Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Securities Act” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means Citibank, N.A., London Branch.

“Securitization Asset” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Securitization Facility” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Securitization Fees” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Securitization Repurchase Obligation” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Securitization Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Significant Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Similar Business” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Spanish Facilities Agreement” means the senior term and revolving loan senior facilities agreement for a maximum amount of eighty eight million Euros (€88,000,000) dated 11 October 2012 between Global Laurentia, S.L. as borrower, Banco Santander, S.A., BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Banco Bilbao Vizcaya Argentaria, S.A. and Caixabank, S.A. as lenders and Banco Bilbao Vizcaya Argentaria, S.A. as agent

“Spanish Public Document” means a Spanish law “documento publico”, being either an escritura pública or a póliza o efecto intervenido por notario español (at the option of the Agent).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Sponsor” means Bain Capital, LLC, any Affiliate of Bain Capital, LLC and any trust, funds, partnerships, investment vehicles or other entities managed or advised (directly or indirectly) by Bain Capital, LLC or any of its Affiliates.

“Standard Securitization Undertakings” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Stated Maturity” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Subordinated Indebtedness” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Subordinated Shareholder Debt” means any loan made to the Parent by an Investor (or by any direct or indirect subsidiary of an Investor which is not a member of the Group) which is subordinated on terms acceptable to the Agent (acting reasonably and on the instructions of the Majority Lenders).

“Sub-Participation” has the meaning given to that term in Clause 28.1 (Assignments and transfers by the Lenders).

“Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Super Majority Lenders” means at any time subject to 39.4 (Non-Responding Lender (“Snooze you lose”)) and Clause 39.6 (Disenfranchisement of Defaulting Lenders), a Lender or Lenders whose Commitments aggregate 80 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 80 per cent. or more of the Total Commitments immediately prior to that reduction).

“Super Senior Facilities Leverage Ratio” means in respect of any period upon which it is tested, the ratio of Consolidated Net Drawn Super Senior Facilities Debt on the Calculation Date to Consolidated EBITDA as of the Relevant Period, in each case, calculated with such pro forma and other adjustments as are consistent with the pro forma adjustments set forth in the definition of Fixed Charge Cover Ratio.

“Target” means each of Atento Teleservicios España, S.A.U. and Atento Mexicana, S.A. de C.V. and certain affiliates thereof.

“Target Group” means each Target and its Subsidiaries.

“Target Shares” means all of the issued shares in the capital of each Target.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty, interest or other additional amount payable in connection with any failure to pay or any delay in paying any of the same).

“Telefonica Contract” means any contract for the provision of outsourcing arrangements for services in the CRM sector by a Restricted Subsidiary to Telefónica, S.A. or any of its Affiliates.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Termination Date” means the date falling six (6) years and six (6) Months after the date of this Agreement.

“TIIE” means, for each one-month Interest Period, the Interbank Balance Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a term of 28 (twenty eight) days and for each three-month Interest Period the Interbank Balance Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a term of 91 (ninety one) days, in each case published by the Mexican Central Bank (Banco de México) in the Federation Official Gazette (Diario Oficial de la Federación) on the first day of such Interest Period, provided that if TIIE ceases to be published, “TIIE” shall mean the rate published by Banco de Mexico as its substitute rate.

“Total Assets” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Total Commitments” means the aggregate of the aggregate of the Commitments being EUR 50,000,000 at the date of this Agreement.

“Transactions” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Transaction Documents” means the Note Documents, the Finance Documents, and the Constitutional Documents.

“Transaction Security” means the Security created or expressed to be created in respect of the obligations of any of the Obligors under any of the Finance Documents pursuant to the Transaction Security Documents.

“Transaction Security Documents” means any document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent (each acting reasonably).

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“USD Utilisation Limit” has the meaning given to that term in Clause 5.3 (Currency and amount).

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 or Part 2 of Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” has the meaning given to that term in Schedule 17 (New York Law Definitions New York Law Definitions).

“Weighted Average Life to Maturity” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Wholly Owned Subsidiary” has the meaning given to that term in Schedule 17 (New York Law Definitions).

“Withdrawal Event” means the withdrawal of the jurisdiction of incorporation or residence of one or more Obligors from the Euro and any re-denomination of the Euro into any other currency by the government of that jurisdiction.

1.2	Construction

Unless a contrary indication appears, a reference in this Agreement to:

(i)	any “Ancillary Lender”, the “Agent”, the “Mexican Agent”, any “Arrangers”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor”, the “Parent”, any “Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) and, in the case of the Security Agent, any person for the time being appointed as security agent or security agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent;

(iii)	an “agency” of a state includes any local or other authority or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

(iv)	an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral, written or entered into by way of a written offer and implicit acceptance);

(v)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement, restatement or amendment and restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

(vi)	“assets” includes present and future properties, revenues and rights of every description;

(vii)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(viii)	the “European interbank market” means the interbank market for euro;

(ix)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the Madrid foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(x)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally) and includes any increase in, addition to or extension of or other change to any facility made available under any such agreement or instrument;

(xi)	“guarantee” means (other than in Clause 23 (Guarantee and Indemnity) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(xiv)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xv)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xvi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law (but if not having force of law, which is binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xvii)	a provision of law is a reference to that provision as amended or re-enacted;

(xviii)	a time of day is a reference to Madrid time;

(xix)	the singular includes the plural (and vice versa).

(a)	Section, Clause and Schedule headings are for ease of reference only.

(b)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account (which shall accrue interest at a rate normally offered to corporate depositors on similar deposits by Finance Parties) in the name of the Borrower and the following conditions being met:

(i)	the account is with the Security Agent or with the Issuing Bank or Ancillary Lender for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account (other than, unless a Declared Default has occurred and is continuing, accrued interest) may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii)	if required by the Security Agent, Issuing Bank or Ancillary Lender (as the case may be) the Borrower has executed a security document over that account, in form and substance satisfactory to the Security Agent or the Issuing Bank or Ancillary Lender with which that account is held (each acting reasonably), creating a first ranking security interest, but in any event, on terms no more onerous than the existing Transaction Security Documents, over that account.

Unless a Declared Default has occurred and is “continuing”, any interest accruing on any such account will be paid to the order of the relevant Borrower.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived. In addition, if a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is remedied or waived, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action.

(e)	A Declared Default is “continuing” if the notice of acceleration provided by the Agent under Clause 27.2 (Acceleration) in connection therewith has not been withdrawn cancelled or otherwise ceases to have effect.

(f)	A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	in the case of a Letter of Credit, the Letter of Credit expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(iv)	the Issuing Bank or Ancillary Lender (as the case may be) (acting reasonably) being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility; or

(v)	a bank or financial institution with a long term credit rating from Moody’s, S&P or Fitch at least equal to BBB or Baa2 (as applicable) has issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit or Ancillary Facility (as the case may be), and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover, reduction or release and cancellation.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(j)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Issuing Bank or the Lenders in respect of that Letter of Credit at that time less any amount repaid or prepaid in respect of that Letter of Credit.

(k)	Each Guarantor that is incorporated in Mexico shall be deemed to be a joint obligor.

(l)	A Letter of Credit is completely cancelled, discharged and released in accordance with its terms:

(i)	upon the Issuing Bank having paid the amount available under the Letter of Credit;

(ii)	upon return of the original Letter of Credit to the Issuing Bank together with the beneficiary’s letter of release, or, if such original Letter of Credit has been lost, stolen, mutilated or destroyed, confirmation from the beneficiary of such Letter of Credit that this is the case and indemnities are provided satisfactory to the Issuing Bank (acting reasonably) from the beneficiary and other satisfactory assurances are provided as the Issuing Bank may reasonably require; or

(iii)	upon lapse of its Expiry Date and no demand having been received by the Issuing Bank on or before such Expiry Date.

1.3	Luxembourg terms

In this Agreement, (including for the avoidance of doubt in the Schedules to this Agreement), when used in respect of the Parent or an Obligor incorporated in Luxembourg, a reference to:

(a)	a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator or similar official includes, without limitation, any:

(i)	juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 141 to 151 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;

(iii)	juge-commissaire or liquidateur appointed under Article 203 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended;

(iv)	commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(v)	juge délégué appointed under the Luxembourg law of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(b)	voluntary case, bankruptcy, insolvency, receivership, liquidation, winding up, winding-up or dissolution or a suspension of payments includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée).

1.4	Currency Symbols and Definitions

(a)	“€”, “euro”, “Euro” and “EUR” mean the single currency unit of the Participating Member States.

(b)	“$”, “USD” and “US Dollars” means the lawful currency for the time being of the United States.

(c)	“MEX$”, and “Mexican Pesos” means the lawful currency for the time being of Mexico.

1.5	Defined terms

For the purposes of interpreting Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings) and Schedule 16 (Event of Default), in the event of a conflict between the defined terms set out in Clause 1.1 (Definitions) and the defined terms set out in Schedule 17 (New York Law Definitions), the defined terms set out in Schedule 17 (New York Law Definitions) shall prevail.

1.6	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to amend, rescind or vary this Agreement or any other Finance Document at any time.

1.7	Personal Liability

No personal liability shall attach to any director, officer or employee of any member of the Group (or any Affiliate of any member of the Group) for any representation or statement made by that member of the Group or its Affiliate in any Finance Document, certificate or other document signed by a director, officer or employee which is required to be delivered under a Finance Document save in the case of fraud in which case liability (if any) will be determined in accordance with applicable law.

1.8	Intercreditor Agreement

Other than in respect of Clause 39.3 (Exceptions), this Agreement is subject to the Intercreditor Agreement and in the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.9	Baskets, Exceptions and Exchange Rate Fluctuations

(a)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in Clause 26 (General Undertakings) and Schedule 15 (General Undertakings), the Parent, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Parent be split between different baskets or exceptions).

(b)	When applying baskets, thresholds and other exceptions to the representations, warranties, undertaking and Events of Default, the equivalent to an amount in the Base Currency shall be calculated using the Agent’s Spot Rate of Exchange on the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or undertaking shall arise merely as a result of a subsequent change in the Base Currency Amount of any relevant amount due to fluctuations in exchange rates.

2.	THE REVOLVING FACILITY

2.1	The Revolving Facility

(a)	Subject to the terms of this Agreement, the Lenders make available a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Commitments.

(b)	The Revolving Facility will be available to all the Borrowers.

(c)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers in place of all or part of its Commitment under the Revolving Facility.

2.2	Increase

(a)	Subject to Clause 39.7 (Restriction on Debt Purchase Transactions), the Parent may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.6 (Right of cancellation in relation to a Defaulting Lender);

(ii)	the Commitments of a Lender in accordance with Clause 11.1 (Illegality); or

(iii)	any Commitments of a Lender in accordance with Clause 39.5 (Replacement of Lender),

request that the Commitments relating to any Facility be increased (and the Commitments shall be so increased) in an aggregate amount in the applicable currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds, entities or other persons (each an “Increase Lender”) selected by the Parent and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender which the Agent shall execute promptly on request;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent, the Increase Lender and the Issuing Bank.

(iii)	in the case of an increase in the Total Commitments, the relevant Issuing Bank consenting to the identity of the relevant Increase Lender (unless that Increase Lender is a person with a long term corporate credit rating equal to or better than BBB or Baa2 (as applicable) according to at least two of Moody’s, S&P and Fitch).

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 28.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 28.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f)	Clause 28.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

(g)	the Finance Parties shall be required to enter into any amendment to the Finance Documents (including, without limitation, in relation to any changes to, the taking of, or the release coupled with the retaking of, Transaction Security) required by the Parent (and not prejudicial to the interests of the Finance Parties) in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Agent are each authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Parent).

(h)	Nothing in this Clause 2.2 shall operate to increase the Total Commitments in effect at that time.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Parent on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Revolving Facility or (if applicable) any Letter of Credit issued under the Revolving Facility and any utilisation of any Ancillary Facility provided under the Revolving Facility towards the general corporate and working capital purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of the Arrangers, also acting reasonably). The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), in relation to a Utilisation, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of any Utilisation other than a Rollover Utilisation, no Event of Default is continuing or would occur as a result from the proposed Utilisation and the Repeating Representations to be made by each Obligor are true in all material respects or, in the case of such representations and warranties which are subject to a materiality threshold or qualification in accordance with their terms, are correct in all respects;

(b)	in the case of any Utilisation other than a Rollover Utilisation the Super Senior Facilities Leverage Ratio shall not (pro forma for such Utilisation) exceed 0.75:1;

(c)	in the case of a Rollover Utilisation, no Declared Default is continuing; and

(d)	in the case of any Utilisation by a Borrower incorporated in Mexico, a Pagare evidencing each Loan executed by a duly empowered representative of the Borrower is delivered to the Agent in form and substance satisfactory to the Agent (acting reasonably).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is USD or MEX$; or

(ii)	otherwise:

(A)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(B)	it has been approved by the Agent (acting on the instructions of all the Lenders participating in the Revolving Facility (each acting reasonably)) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders participating in that Utilisation have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (which the Agent shall determine acting reasonably and in consultation with the Parent).

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 30 Loans (or such higher number as may be agreed by the Parent and the Agent) would be outstanding, or if:

(i)	more than 10 Loans denominated in the Base Currency;

(ii)	more than 10 Loans denominated in USD; or

(iii)	more than 10 Loans denominated in MEX$,

(or in each case such higher number as may be agreed by the Parent and the Agent) would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)	A Borrower (or the Parent) may not request that a Letter of Credit be issued under the Revolving Facility if as a result of the proposed Utilisation more than 30 (or such other number as may be agreed by the Parent, the Issuing Bank and the Agent) Letters of Credit would be outstanding, or if:

(i)	more than 10 Letters of Credit denominated in the Base Currency;

(ii)	more than 10 Letters of Credit denominated in USD; or

(iii)	more than 10 Letters of Credit denominated in MEX$,

(or in each case such higher number as may be agreed by the Parent and the Agent) would be outstanding.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Agent may agree).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan shall be irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Unless otherwise agreed with the Agent, only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must:

(i)	if the currency selected is the Base Currency:

(A)	be a minimum of EUR 500,000 (and an integral multiple of EUR 500,000) or, if less, the Available Facility; and

(B)	not exceed when aggregated with all other Utilisations denominated in euro, EUR 30,000,000;

(ii)	if the currency selected is USD:

(A)	be a minimum of USD 500,000 (and an integral multiple of USD 500,000) or, if less, the Available Facility; and

(B)	not exceed when aggregated with all other Utilisations denominated in USD, USD 26,698,000 (the “USD Utilisation Limit”);

(iii)	if the currency selected is MEX$:

(A)	be a minimum of MEX$ 10,000,000 (and an integral multiple of MEX$ MEX$ 1,000,000) or, if less, the Available Facility; and

(B)	not exceed when aggregated with all other Utilisations denominated in MEX$, MEX$ 508,155,000 (the “MEX$ Utilisation Limit”); and

(iv)	if the currency selected is any other Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b)(iv) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan (the “Loan Proportion”) provided that a Lender’s Available Commitment will only be included in calculating the Loan Proportion for the purpose of this paragraph (b) if the Loan is denominated in a currency to which it is a Relevant Lender. For the purposes of this paragraph (b), “Relevant Lender” means with respect to any Loan in MEX$ or USD, a Mexican Lender and with respect to any Loan in Euros, a Lender who is not a Mexican Lender.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 33.1 (Payments to the Agent) by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.6	Clean down

The Parent shall ensure that the Consolidated Net Drawn Super Senior Facilities Debt (as confirmed in a certificate signed by an authorised signatory of the Parent provided to the Agent within ten Business Days after the end of each Financial Year of the Parent) shall not exceed EUR15,000,000 for a period of not less than five (5) successive Business Days in each of its Financial Years. Not less than three (3) Months shall elapse between two successive periods.

6.	UTILISATION – LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

(c)	All Letters of Credit utilized under the terms of this Agreement denominated in USD or MEX$ shall be issued by the Mexican Issuing Bank (save that the Mexican Lenders may agree that any Mexican Lender issue such Letter of Credit and such Mexican Lender shall be deemed to be the Mexican Issuing Bank for the purpose of such Letter of Credit).

(d)	The Borrower may, if it requests in the applicable Utilization Request, draw a Loan the proceeds of which are paid to the relevant Lenders who counter-indemnify a Letter of Credit to pre-fund the principle amount of such Letter of Credit (“Funded Letters of Credit”).

6.2	Delivery of a Utilisation Request for Letters of Credit

(a)	A Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued (for its own, or another member of the Group’s obligations) by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the relevant Issuing Bank may agree). Notwithstanding anything to the contrary in this Agreement, an Issuing Bank and a Borrower (or the Parent on its behalf) may agree any alternative procedure for utilising and or renewing a Letter of Credit.

(b)	With respect to any Utilisation Request for a Letter of Credit, on delivery of that Utilisation Request to the Agent, the Borrower shall also send a copy of that Utilisation Request to the relevant Issuing Bank and to the Relevant Lenders and request that each Relevant Lender (other than the relevant Issuing Bank) issues its bank guarantee through a stand by letter of credit to the relevant Issuing Bank the Letter of Credit in relation to which shall be deemed to be a Utilisation by the applicable Borrower in respect of the Available Commitment of such Relevant Lender to the relevant Issuing Bank, as required by and in accordance with paragraph (b)(ii) of Clause 7.3 (Indemnities).

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit shall be irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower of the Letter of Credit;

(b)	it identifies the Issuing Bank that is to issue the Letter of Credit in accordance with paragraph (c) of Clause 6.1 (The Revolving Facility);

(c)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(d)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(e)	the form of Letter of Credit is attached to the Utilisation Request and is approved by the relevant Issuing Bank (acting reasonably) or is substantially in the form set out in Schedule 12 (Form of Letter of Credit);

(f)	the Expiry Date of the Letter of Credit falls on or before the Termination Date in respect of the Revolving Facility provided that the Expiry Date may fall after the Termination Date for the Revolving Facility if the relevant Borrower has provided cash cover or procures that a back-to-back bank guarantee acceptable to the relevant Issuing Bank (acting reasonably) be issued in favour of the Issuing Bank for that Letter of Credit for the period from the Termination Date for the Revolving Facility to (and including) the Expiry Date of the relevant Letter of Credit;

(g)	the Term of the Letter of Credit is 12 Months or less (or such longer period agreed with the Issuing Bank and the Lenders);

(h)	the delivery instructions for the Letter of Credit are specified;

(i)	the beneficiary of the Letter of Credit is identified; and

(j)	a Lender or the Issuing Bank is not precluded from issuing or counter-indemnifying (as applicable) a Letter of Credit by law or regulation to the beneficiary of the Letter of Credit.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be:

(i)	if the currency selected is the Base Currency:

(A)	be a minimum of EUR 500,000 (and an integral multiple of EUR 500,000) or, if less, the Available Facility; and

(B)	not exceed when aggregated with all other Utilisations denominated in euro EUR 30,000,000;

(ii)	if the currency selected is USD:

(A)	be a minimum of USD 500,000 (and an integral multiple of USD 500,000) or, if less, the Available Facility; and

(B)	not exceed when aggregated with all other Utilisations denominated in USD, USD 26,698,000;

(iii)	if the currency selected is MEX$:

(A)	be a minimum of MEX$ 10,000,000 (and an integral multiple of MEX$ MEX$ 1,000,000) or, if less, the Available Facility; and

(B)	not exceed when aggregated with all other Utilisations denominated in MEX$, MEX$ 508,155,000; and

(iv)	if the currency selected is any other Optional Currency, the minimum amount specified by the Agent pursuant to paragraph (b)(iv) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), an Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Declared Default is continuing; and

(ii)	in the case of any other Utilisation no Event of Default is continuing or would occur as a result from the proposed Utilisation and the Repeating Representations to be made by each Obligor are true in all material respects or, in the case of such representations and warranties which are subject to a materiality threshold or qualification in accordance with their terms, are correct in all respects.

(c)	With respect of any Letter of Credit denominated in USD or MEX$, each of the Original Lenders may make its participation available through an Affiliate in Mexico and, in the event that this paragraph (c) applies:

(i)	any reference to “Lender” in any Finance Document shall be deemed to refer to an Original Lender and/or (as appropriate) such Affiliate; and

(ii)	the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(d)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to the issue of the Letter of Credit.

(e)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(f)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) have been met. The Issuing Bank may assume that those conditions have been met until it has been expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(g)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(h)	Subject to paragraph (g) of Clause 30.6 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Parent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	Subject to the provision in paragraph (d) of Clause 6.5 (Issue of Letters of Credit), the Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (e) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, (or if a different date is specified, on that date) and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal of an existing Letter of Credit, the relevant Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Reduction of a Letter of Credit

(a)	If, on or before the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender); and

(ii)	either:

(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower),

the relevant Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Parent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letters of Credit are denominated in an Optional Currency, the Agent shall, in respect of each such Letter of Credit, at six (6) monthly intervals after the date of the Letter of Credit (the “Revaluation Date”) calculate the amount (the “Notional Amount”) which is the equivalent in the Base Currency of the outstanding principal amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation. The Agent shall notify the Parent of the amount, if any, by which the Notional Amount of any Letter of Credit exceeds the Base Currency Amount of such Letter of Credit (the “Excess Amount”).

(b)

Subject to paragraph (c) below, in the event the Excess Amount in relation to a Letter of Credit is more than five (5) per cent. of the Base Currency Amount of such Letter of Credit, the Parent shall procure that the Borrower for whose account that Letter of Credit has been issued provides, within three Business Days of demand by the Agent, cash cover to the Agent in respect of that Letter of Credit in the currency in which Letter of Credit is denominated in an amount which would, on the date of calculation, have resulted in the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) being equal to the Base Currency Amount of such Letter of Credit.

(c)	In the event that a Borrower has previously provided cash cover for a Letter of Credit pursuant to this Clause 6.8 and on any subsequent date of calculation under this Clause 6.8, the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) is equal to or less than its Base Currency Amount, the Agent shall, provided no Event of Default has occurred and is continuing, release or authorise the Security Agent to release such amount of such cash cover as would result in the Notional Amount of the outstanding principal amount of that Letter of Credit (after taking into account all cash cover for such Letter of Credit) not exceeding the Base Currency Amount of such Letter of Credit.

(d)	The Parent shall only be obliged to comply with paragraph (a) above in respect of a Revaluation Date to the extent that on such Revaluation Date the Revolving Facility Utilised Amount (as defined below) exceeds the aggregate amount of all the Commitments. For these purposes, on any Revaluation Date, the “Revolving Facility Utilised Amount” is the aggregate of:

(i)	the amount of all outstanding Utilisations denominated in the Base Currency;

(ii)	the principal amount of all outstanding Letters of Credit, if any, denominated in the Base Currency;

(iii)	the equivalent in the Base Currency on the basis of the Agent’s Spot Rate of Exchange on such Letter of Credit of all outstanding Utilisations denominated in an Option Currency;

(iv)	the Notional Amounts of each outstanding Letter of Credit (after taking into account all cash cover for such Letter of Credit, if any, denominated in an Optional Currency);

(v)	the amount of any Ancillary Outstandings denominated in the Base Currency; and

(vi)	the equivalent in the Base Currency (on the basis of the Agent’s Spot Rate of Exchange on such Revaluation Date) of all Ancillary Outstandings denominated in an Optional Currency.

6.9	Existing Letters of Credit and Ancillary Facilities

A Borrower (or the Parent) may by notice in writing to the Agent request that any letter of credit, guarantee, bond, indemnity, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made prior to the Closing Date by any person which is a Lender under the Revolving Facility (or an Affiliate of such a Lender)

on behalf or at the request of any member of the Group be deemed to be issued under an Ancillary Facility or the Revolving Facility and with effect from the later of the date specified in such notice (the “Grandfathering Date”) (being a date not less than three (3) Business Days, or such short period as the Agent may agree, after the date such notice is delivered to the Agent) and the Closing Date, such instrument (the “Relevant Instrument”) shall be treated as outstanding under an Ancillary Facility or a Letter of Credit for all purposes under the Revolving Facility or Ancillary Facility (as the case may be), provided that (i) the Relevant Instrument has been approved by the Agent (acting reasonably) or otherwise satisfies the criteria for issuing Letters of Credit under, or providing Ancillary Facilities in accordance with, the terms of this Agreement, (ii) the relevant entity that is the borrower of the Relevant Instrument or on whose behalf it has been issued will either (x) accede to this Agreement as a Borrower on the Grandfathering Date in accordance with Clause 29 (Changes to the Obligors) or (y) (in the case of an Ancillary Facilities) be approved as an Affiliate of a Borrower by the Lender providing such Relevant Instrument in accordance with Clause 9.9 (Affiliates of Borrowers), and (iii) the Agent receives in each case in form and substance satisfactory to the Agent (acting reasonably) together with the notice specified in this Clause 6.9:

(i)	sufficient information in order to satisfy any know your client/anti-money laundering requirements;

(ii)	copies of any such instruments detailing the amounts lent and the identity of the Lenders.

The Lender concerned (or as the case may be, the Affiliate of the Lender concerned) will (unless it is already an Ancillary Lender, or, as the case may be, an Issuing Bank) become an Ancillary Lender or, as the case may be, an Issuing Bank with respect to each Relevant Instrument issued, undertaken or made by it, in each case subject to the Agent having received notification in writing from the Lender concerned (or, as the case may be, the Affiliate of the Lender concerned) that it agrees to the Relevant Instrument being treated as outstanding under an Ancillary Facility or, as the case may be, a Letter of Credit for all purposes under this Agreement.

7.	LETTERS OF CREDIT

7.1	Immediately payable

(a)	If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that Letter of Credit or that amount promptly on demand by the relevant Issuing Bank.

(b)	Each Issuing Bank shall immediately notify the Agent of any demand received by it under and in accordance with any Letter of Credit (including details of the Letter of Credit under which such demand has been received and the amount demanded). The Agent shall immediately on receipt of any such notice notify the Parent, the Borrower for whose account that Letter of Credit was issued and each of the Lenders under the Revolving Facility.

7.2	Claims under a Letter of Credit

(a)	Each Borrower and Lender irrevocably and unconditionally authorises the relevant Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7.2, a “claim”).

(b)	Each Borrower that requested the relevant Letter of Credit shall within three (3) Business Days of demand or, if such payment is being funded by a Loan, shall promptly on demand pay to the Agent for the account of the relevant Issuing Bank an amount equal to the amount under that claim.

(c)	In respect of Letters of Credit utilised under the Revolving Facility, on receipt of any demand under paragraph (a) above the relevant Borrower shall (unless the Parent notifies the Agent otherwise) be deemed to have delivered to the Agent a duly completed Utilisation Request which complies with the provisions of Clause 5.2 (Completion of a Utilisation Request for Loans) for requesting a Loan (an “L/C Loan”):

(i)	in an amount and currency equal to the amount and currency of the relevant claim (if applicable, net of any available cash cover);

(ii)	for an Interest Period of one Month or such other period of up to six Months as notified by the relevant Borrower or the Parent to the Agent prior to the Utilisation Date; and

(iii)	with a Utilisation Date falling three (3) Business Days after the date of receipt of the relevant demand,

and, for the avoidance of doubt, the Lenders shall be required to comply with their obligations under Clause 5.4 (Lenders’ participation) in respect of such L/C Loan.

(d)	Each Borrower and each Lender acknowledges that an Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower and each Lender under this Clause 7.2(ii) will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall promptly on demand indemnify the Issuing Banks against any cost, loss or liability incurred by an Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Relevant Lender shall in respect of a Letter of Credit (provided that its Available Commitment will only be included in calculating the L/C Proportion for the purpose of this paragraph (b) (the “Applicable L/C Proportion”) if the Letter of Credit is denominated in a currency to which it is a Relevant Lender) Upon notice given by the relevant Issuing Bank to the Agent that a claim has been made under a Letter of Credit it has issued, transfer to the Agent an amount equal to its Applicable L/C Proportion in respect of such Letter of Credit within two (2) Business Days. As guarantee of such obligation, with respect to any Letter of Credit each Relevant Lender shall issue a stand by letter of credit (in the usual form and terms used for such guarantees issued between such entities at the relevant time) to the relevant Issuing Bank for its Applicable L/C Proportion of that Letter of Credit. Such issuance of each standby letter of credit shall (without double-counting for the underlying Utilisation) be deemed to be a Utilization by the applicable Borrower of the Available Commitment of such Relevant Lender

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the relevant Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall promptly on demand reimburse any Lender for any payment it makes to an Issuing Bank under this Clause 7.3 in respect of that Letter of Credit except to the extent arising out of the negligence, wilful misconduct of, or material breach of the terms of this Agreement in relation to such Letter of Credit by, such Lender.

(e)	The obligations of each Lender or Borrower under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

(g)	In respect of any Letter of Credit:

(i)	promptly following the issue of the Letter of Credit, the Agent shall deliver to the Parent a copy of the Letter of Credit that was delivered directly to the beneficiary by an electronic message delivered by SWIFT (according to the system authorized and designed by the Society for Worldwide Interbank Financial Telecommunications), or any other means where there is record that the Letter of Credit was issued;

(ii)	the Borrower acknowledges that the applicable Utilization shall be made by the issuance of the Letter of Credit from the relevant Issuing Bank to the beneficiary;

(iii)	if the Borrower requires any amendment to a Letter of Credit, the Borrower must deliver the corresponding written request to the relevant Issuing Bank in the applicable form used by the relevant Issuing Bank. The request must contain the reasons for requesting the amendment which will need to be agreed by the relevant Issuing Bank, the RelevantLenders and the beneficiary;

(iv)	the Borrower acknowledges and agrees that, once a Letter of Credit is issued in favor of a beneficiary, such Letter of Credit may not be canceled or modified without written consent from the beneficiary, the relevant Issuing Bank and the Relevant Lenders. Once the beneficiary presents the corresponding Letter of Credit for payment, the payment made to the beneficiary under such Letter of Credit will be final and free from any responsibility from the relevant Issuing Bank or the Relevant Lenders;

(v)	the following shall apply to a Letter of credit issued by a Mexican Issuing Bank:

(i)	(1) The Reglas y Usos Uniformes relativos a Créditos Documentarios, revisión 2007 publicación número 600 of the International Chamber of Commerce (Cámara Internacional de Comercio) (UCP 600), or (2) any that may substitute them (jointly, the “Rules”);

(ii)	The Suplemento a las UCP 500 para la Presentación Electrónica of the International Chamber of Commerce (Cámara Internacional de Comercio) (e UCP), or any that may substitute it;

(iii)	The Práctica Bancaria Internacional Standard para la Revisión de Documentos, publicación 681 of the International Chamber of Commerce (Cámara Internacional de Comercio) (ISBP);

(iv)	The International Standby Practices Publication 590;

(v)	The Incoterms accepted by the International Chamber of Commerce, according to the updated and published version of 2010, or those that may substitute it. Incoterms will only apply in the particular cases in which the parties adopt the corresponding terminology and in cases of foreign trade operations; and

(vi)	if any modifications to the foregoing occur, the parties will adapt to such amendments as may be applicable, without need of any written consent. Articles 46 section VIII, and 71 of the Mexican Credit Institutions Law (Ley de Instituciones de Crédito) shall also apply, given the case.

(vi)	The Borrower shall pay to the relevant Issuing Bank and the Relevant Lenders (as applicable), at the request of the Agent (or Mexican Agent (as applicable)) any and all expenses, costs and fees reasonably incurred in connection with the issuance, notification, negotiation, confirmation and amendment in each Letter of Credit issued by an Issuing Bank.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender is a Non-Acceptable L/C Lender, the relevant Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling three (3) Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender shall notify the Agent and the Parent:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) to the Agent and, upon delivery in accordance with Clause 28.8 (Copy of Transfer Certificate or Assignment Agreement or Increase Confirmation to the Parent), to the Parent.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the relevant Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the relevant Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within three (3) Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies an Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or proposed Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit then that Borrower shall do so within five (5) Business Days (or such longer date as is agreed with the Issuing Bank (acting reasonably)) after the notice is given.

(b)	Notwithstanding paragraph (c) of Clause 1.2 (Construction), the relevant Issuing Bank shall permit the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender;

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (c)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.3 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.6.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of a Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

(a)	If before the Specified Time on any Quotation Day:

(i)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(ii)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Parent on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

(b)	Any part of a Loan treated as a separate Loan under this Clause 8.2 will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(c)	A Loan will still be treated as such if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Clause 8.2.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (d) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft, current account or similar facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

9.2	Availability

(a)	A Borrower (or the Parent on its behalf) and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Commitment (which shall (except for the purposes of determining the Majority Lenders and of Clause 39.5 (Replacement of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affliate(s) of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(iii)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(iv)	No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9 (Ancillary Facilities)). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 9.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender (excluding for these purposes any reduction in the Available Commitments attributable to such Ancillary Commitment); and

(v)	unless otherwise agreed with the relevant Ancillary Lender must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 36.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.4 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement unless otherwise agreed in writing with the relevant Ancillary Lender pursuant to Clause 9.10 (Continuation of Ancillary Facilities).

(b)	If an Ancillary Facility expires or is cancelled (in whole or in part) in accordance with its terms or by agreement between the parties thereto, the Ancillary Commitment of the Ancillary Lender shall be reduced accordingly (and its Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)	the Total Commitments have been cancelled in full, or all outstanding Utilisations have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation under the Revolving Facility and the Ancillary Lender gives sufficient notice to enable a Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (ii) above can be refinanced by a Utilisation:

(i)	the Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(ii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Utilisations then outstanding bearing the same proportion to the aggregate amount of the Utilisations then outstanding as its Commitment bears to the Total Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets starting ‘net of’ and ending ‘under that Ancillary Facility’ of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.7	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, (other than for the purposes of Clause 18 (Tax Gross Up and Indemnities)) the Lender and its Affiliate shall be treated as a single Lender whose Commitment is the amount set out opposite the relevant Lender’s name in Part 2 of Schedule 1 (The Original Parties) and/or the amount of any Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall become a party to this Agreement as an Ancillary Lender.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 28 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.8	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than:

(a)	its Ancillary Commitment; and

(b)	the Ancillary Commitment of its Affiliate, in each case, excluding for these purposes any reduction in such Lender’s Commitment attributable to such Ancillary Commitment.

9.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower (which is a member of the Group) may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Parent shall specify any relevant Affiliate of a Borrower (which is a member of the Group) in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with paragraph (b) of Clause 29.3 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement, or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document imposes an obligation on a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.10	Continuation of Ancillary Facilities

(a)	A Borrower and an Ancillary Lender may, as between themselves only, agree to continue to provide the same Ancillary Facilities following the Termination Date or, as the case may be, the date the Commitments are otherwise cancelled under this Agreement.

(b)	If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon the Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to the Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not support any such facility in respect of any matters that arise after the Termination Date or, as the case may be, date of cancellation.

10.	REPAYMENT

10.1	Repayment of Loans

(a)	Subject to paragraph (b) and Clause 10.2 (Rollover of Loans) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Any amount of any Loan outstanding on the Termination Date shall be repaid on that date.

10.2	Rollover of Loans

(a)	Without prejudice to each Borrower’s obligation under paragraph (a) of Clause 10.1 (Repayment of Loans), if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans under the Revolving Facility:

1.	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

2.	each Lender’s participation (if any) in the new Loans under the Revolving Facility shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans under the Revolving Facility available in cash; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans under the Revolving Facility:

1.	the relevant Borrower will not be required to make any payment in cash; and

2.	each Lender will be required to make its participation in the new Loans under the Revolving Facility available in cash only to the extent that its participation (if any) in the new Loans under the Revolving Facility exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans under the Revolving Facility shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

10.3	Loans provided by a Defaulting Lender

(a)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the relevant Termination Date and will be treated as separate Loans (the “Separate Loans”) under the Revolving Facility denominated in the currency in which the relevant participations are outstanding.

(b)	A Borrower to whom a Separate Loan is outstanding may prepay all or part of that Separate Loan by giving three (3) Business Days prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (b) to the Defaulting Lender concerned as soon as practicable on receipt.

(c)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and subject to the other rights of the Group under this Agreement in respect of Defaulting Lenders will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Separate Loan.

(d)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (c) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender becomes a Party), it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall notify the Parent as soon as reasonably practicable after receiving such notice;

(b)	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately reduced and cancelled to the extent necessary to comply with applicable laws; and

(c)	each Borrower shall repay that Lender’s reduced and cancelled participation in the Utilisations made to that Borrower (or procure the transfer of that Lender’s participation at par to another Lender willing to accept such transfer) on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)	to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Parent shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit affected by such change in law issued by that Issuing Bank and outstanding at such time or provide cash cover in respect of such Letter of Credit; and

(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

11.3	Voluntary cancellation

(a)	The Parent may, if it gives the Agent not less than three (3) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders) may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 500,000 and an integral multiple of EUR 500,000) of an Available Facility.

(b)	Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under the Revolving Facility.

11.4	Voluntary prepayment of Utilisations

(a)	A Borrower to which a Utilisation has been made may, if it or the Parent gives the Agent not less than three (3) Business Days (or such shorter period as the Agent (acting on the instructions of the Majority Lenders) may agree) prior notice, prepay the whole or any part of that Utilisation (but, if in part, being an amount that reduces the Base Currency Amount of that Utilisation by a minimum amount of EUR 500,000 (or its equivalent) and an integral multiple of EUR 500,000 (or its equivalent)).

(b)	The Parent or a Borrower may elect to apply a prepayment made under this Clause 11.4 against any or all of the Loans in such proportions as it selects in its sole discretion.

11.5	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Finance Party by an Obligor is required to be increased under paragraph (d) of Clause 18.2 (Tax gross-up) or paragraph 3 of Schedule 4 (Mandatory Cost Formula); or

(ii)	any Finance Party claims indemnification from the Parent or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs),

(iii)	any Lender invokes Clause 16.2 (Market disruption),

then, subject to paragraph (c) below:

(A)	if the circumstance relates to a Lender, the Parent may:

1.	require the transfer or assignment in accordance with this Agreement of all or any part (but at par only) of that Lender’s Commitments and participations in the Utilisations to a person nominated by the Parent willing to accept that transfer or assignment; or

2.	give the Agent notice of cancellation of all or any part of that Lender’s Commitments and the Parent’s intention to procure the repayment of all or any part of that Lender’s participations in the Utilisations, whereupon the relevant part of the Commitments of that Lender shall immediately be reduced to zero;

(B)	if the circumstance relates to an Ancillary Lender, the Parent may give the Agent notice of cancellation of all or any part of that person’s Ancillary Commitment and the Parent’s intention to procure the repayment of all or any part of the utilisations of any Ancillary Facility granted by that person, whereupon the relevant part of that Ancillary Commitment of that person shall immediately be reduced to zero; and

(C)	if the circumstance relates to an Issuing Bank:

1.	the Parent may give the Agent notice of cancellation of the appointment as Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future and the Parent’s intention to procure either the reduction to zero of that Issuing Bank’s contingent liability under any Letter of Credit or the provision of full cash cover in respect of the Issuing Bank’s maximum contingent liability under each outstanding Letter of Credit or to otherwise repay in full each Letter of Credit issued by that Issuing Bank; and

2.	if the Parent gives notice under paragraph (C)1 above, the Revolving Facility shall cease to be available for the issue of Letters of Credit by the relevant Issuing Bank.

(b)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a)(A)2, (a)(B) or (a)(C)1 above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or the utilisation of the Ancillary Facility granted by that Ancillary Lender (or, if applicable, the relevant part thereof) together with, in each case, all interest and other amounts accrued under the Finance Documents or, as the case may be, provide full cash cover in respect of any Letter of Credit issued by that Issuing Bank (or, if applicable, otherwise repay the relevant Letter of Credit).

(c)	The Parent may only exercise its rights under paragraph (a) above if:

(i)	in the case of paragraphs (a)(i) and (a)(ii) above, the circumstance giving rise to the requirement or indemnification continues or, in the case of paragraphs (a)(iii) above, no more than ten (10) days have elapsed since the relevant invoking of Clause 16.2 (Market disruption); and

(ii)	it gives the Agent and the relevant Lender not less than five (5) Business Days’ prior notice.

11.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days’ notice of cancellation of all or any part of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment (or part thereof) of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	MANDATORY PREPAYMENT

12.1	Exit

(a)	Upon the occurrence of a Change of Control Prepayment Event, the Revolving Facility will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable and shall be repaid within five (5) Business Days of such date.

(b)

Notwithstanding the provisions of paragraph (a) above, an Ancillary Lender or, as the case may be, Issuing Bank may, as between itself and the relevant member of the Group, agree to continue to provide such Ancillary Facility or, as the case may be, Letter(s) of Credit, in which case, after notification thereof to the Agent such arrangements shall continue on a bilateral basis and not as part of, or under, the Finance Documents and save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such cancellation, no such rights or obligations in respect of the Letter(s) of Credit or, as the case may be, Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not, following release thereof by the Security Agent, secure any such Letter(s) of Credit or Ancillary Facility in respect of any claims that arise after such cancellation.

12.2	Application of mandatory prepayments

A cancellation and, if applicable, a prepayment required to be made under Clause 12.1 (Exit), Clause 12.3 (Note purchase condition - General) or 12.4 (Note purchase condition - Asset Sales) shall be applied in the following order:

(a)	first, in cancellation of Available Commitments pro rata (and the Available Commitments of the Lenders will be cancelled rateably);

(b)	secondly, in prepayment of Utilisations pro rata and cancellation of Commitments (pro rata across the Revolving Facility); and

(c)	then, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments.

12.3	Note purchase condition - General

Subject to paragraphs (a) and (b) below, the Parent shall not (and shall procure that no member of the Group shall) repay, prepay, purchase, redeem, defease (or otherwise retire for value) or otherwise directly or indirectly acquire or offer to acquire or repay or prepay or redeem any of the Notes (each a “Note Purchase”) (in each case excluding any Note Purchase made from the proceeds of Refinancing Indebtedness from time to time or made from the proceeds of an Asset Disposition) prior to the scheduled repayment date or offer to do so save where the following conditions are satisfied:

(a)	following a Change of Control provided that any such Note Purchase or offer to do so after the occurrence of a Change of Control shall only be permitted to the extent the Parent has fully complied with (or will comply with) its obligations under Clause 12.1 (Exit) in connection with any such Note Purchase; or

(b)	where at the time such Note Purchase is contractually committed the Agent has received a written confirmation from an authorized signatory of the Parent confirming that either:

(i)	the aggregate principal amount of all Note Purchase’s (excluding, (x) any fees, make whole payments, call premiums and other amounts not constituting principal with respect to such Note Purchase and (y) the proceeds of any Refinancing Indebtedness applied towards such Note Purchase) does not exceed fifty (50) per cent of the aggregate original principal amount of the Notes in existence at the Closing Date (the “Original Notes”); or

(ii)	to the extent that the aggregate principal amount of all Note Purchase’s (excluding, (x) any fees, make whole payments, call premiums and other amounts not constituting principal with respect to such Note Purchase and (y) the proceeds of any Refinancing Indebtedness applied towards such Note Purchase) exceeds fifty (50) per cent of the aggregate principal amount of the Original Notes, an amount of the Commitments are cancelled and/or, if applicable, Utilisations are prepaid (as the Parent may select is its sole discretion) in the same proportion as that by which the relevant Notes are prepaid, repaid, purchased, defeased, redeemed or, as the case may be, otherwise retired for value (in each case determined by reference to the Total Commitments and the aggregate principal amount of the Original Notes outstanding immediately prior to the relevant prepayment, repayment, cancellation, purchase, defeasement, redemption or other retirement for value), until the Total Commitments have been reduced to €20,000,000, provided that with respect to any Refinancing Indebtedness the proceeds of which are applied towards Note Purchases, the Parent shall notify the Agent of any material new restrictive undertaking, information undertaking or event of default (including any material improvements to an equivalent restrictive undertaking, information undertaking or event of default contained in this Agreement) that is provided by an Obligor in favour of the creditors under such Refinancing Indebtedness under the agreement, document or instrument documenting such Refinancing Indebtedness (a “Material New Term”) and if the Agent requests enter into an amendment to this Agreement to provide for the inclusion in Schedules 14 (Information Undertakings) to Schedule 17 (New York Law Definitions) (as applicable) of this Agreement of such Material New Term.

12.4	Note Purchase Condition - Asset Sales

If the Parent applies any Net Available Cash from an Asset Disposition towards a Note Purchase (a “Disposal Funded Purchase”) which when aggregated with all other Disposal Funded Purchases exceeds EUR 25,000,000, the excess (the “Excess Amount”) shall be applied so that an amount of the Commitments shall be cancelled and/or, if applicable, Utilisations prepaid (as the Parent may select is its sole discretion) in the same proportion as that by which the relevant Notes are prepaid, repaid, purchased, defeased, redeemed or, as the case may be, otherwise retired for value from such Excess Amount (in each case determined by reference to the Total Commitments and the aggregate principal amount of the Original Notes outstanding immediately prior to the relevant prepayment, repayment, cancellation, purchase, defeasement, redemption or other retirement for value).

13.	RESTRICTIONS

13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of those Clauses) unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. In the event that a Borrower delivers a conditional or revocable notice of cancellation and/or prepayment under this Agreement, that Borrower shall be liable for any Break Costs and all other costs, loss or liability attributable to such notice being revoked in the event it does not make any relevant prepayment on the date specified.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs if not made on the last day of an Interest Period, without premium or penalty.

13.3	Reborrowing of a Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.4	Prepayment in accordance with Agreement

(a)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(b)	Should there be more than one Borrower and/or Loan that is required to be partially prepaid pursuant to this Clause 12.4, the Parent may designate:

(i)	which such Borrowers shall effect prepayment of Loans and the respective amounts to be prepaid by each such Borrower; and

(ii)	which such Loans shall be prepaid under the Revolving Facility and the amount of each such Loan to be prepaid, provided that the aggregate amount prepaid on each repayment date complies with the requirements of this Clause 12.4.

13.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender or Issuing Bank, as appropriate.

14.	INTEREST

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	EURIBOR in relation to any Loan in Euro or, TIIE in relation to any Loan in Mexican Pesos or, in relation to any Loan in a currency other than Euro or Mexican Pesos, LIBOR; and

(c)	Mandatory Cost, if any.

14.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six (6) monthly intervals after the first day of the Interest Period).

14.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan;

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. higher than the rate which would have applied if the overdue amount had not become due; and

(iii)	default interest (if unpaid) due by an Obligor, and arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 15, a Borrower (or the Parent on behalf of a Borrower) may select an Interest Period of one (1), two (2), three (3) or six (6) Months (save that for any Loans denominated in MEX$, the Interest Period may only be one (1) or three (3) Months) or any other period agreed between the relevant Borrower (or the Parent on its behalf) and the Agent (acting on the instructions of the Lenders.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the Revolving Facility.

(d)	A Loan has one Interest Period only.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption), if EURIBOR or, if applicable, LIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks. In the event the Mexican Central Bank (Banco de México) does not publish the TIIE, either temporarily or definitively, the Loans will bear interest at a rate equal to the sum of the Alternate Rate determined from time to time plus the Margin.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling three (3) Business Days after the Quotation Day (or, if earlier, on the date falling three (3) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (ii) above is less than EURIBOR or, if applicable, LIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR or, if applicable, LIBOR.

(c)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine EURIBOR or, if applicable, LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Madrid on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR or, if applicable, LIBOR.

(d)	If the Agent is advised by a Mexican Lender or Mexican Lenders (whose participations in a Loan denominated in MEX$ (a “Peso Loan”) exceed 35 per cent. of that Peso Loan) that, by reason of any changes or events arising after the date of this Agreement affecting the Mexican interbank market, the TIIE or the Alternate Rate, as the case may be, for any Interest Period will be less than the cost to such Mexican Lender of making or maintaining its Loan for such Interest Period, then the Agent will give notice thereof (a “Mexican Market Disruption Notice”) to the Borrower and the Mexican Lenders.

(i)

If a Mexican Market Disruption Notice is given, the Parent and the affected Mexican Lenders shall enter into negotiations in good faith for a period of thirty (30) days (the “negotiation period”) to determine the rate necessary, for the then current and subsequent Interest Periods, to compensate the affected Mexican Lenders for their cost of obtaining, as of the commencement of such Interest Periods, funds for such Interest Periods in an amount equal to the applicable principal amount of such Mexican Lenders’ participation in each Peso Loan for a period with a duration equal to each such Interest Period. If the affected Mexican Lenders and the Parent agree in writing upon a substitute rate on or before the last day of the negotiation period, the interest rate determined pursuant to such alternative basis shall be the “Substitute Rate” for the relevant Interest Periods and the Peso Loans shall bear interest from and after the later of (i) the date of such agreement and (ii) the expiration of the Interest Period during which the Mexican Market Disruption Notice was delivered, at a rate per annum equal to the sum of the Substitute Rate plus the Margin.

(ii)	If the Mexican Lenders and the Parent fail to agree on such alternative basis within the negotiation period, the Agent shall forthwith give notice to the Parent and the affected Mexican Lenders (a “Rate Setting Notice”) of such failure. The interest rate to be included in the Rate Setting Notice shall then be the average of the rates that reflect the cost of each Reference Peso Bank that provides such information to the Agent for borrowing funds in Pesos for the Relevant Interest Period, calculated based on information provided to the Agent by each such Reference Peso Banks (the “New Substitute Rate”). The Agent shall be required to request quotes from all the Reference Peso Banks but will only be required to use those actually received by it. From and after the later of (i) the date on which a Rate Setting Notice is given and (ii) the expiration of the Interest Period during which the Mexican Market Disruption Notice was delivered, the Peso Loans will bear interest, payable on the last Business Day of each month while such circumstances are in effect, at a rate per annum equal to the sum of the Margin plus the New Substitute Rate specified in such Rate Setting Notice.

(iii)	Any Substitute Rate or New Substitute Rate shall cease to apply to any Peso Loans upon notice from the Agent to the Parent and the Mexican Lenders that the circumstances giving rise to such Mexican Market Disruption Notice no longer exist.

(iv)	Any alternative basis agreed pursuant to this paragraph (d) shall be binding on all Parties.

16.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest in respect of any affected Loan.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders (such consent not to be unreasonably withheld or delayed) and the Parent, be binding on all Parties, provided that:

(i)	any alternative basis agreed pursuant to paragraph (a) shall automatically be binding on a Defaulting Lender;

(ii)	any alternative basis agreed pursuant to paragraph (a) shall automatically be binding on any Lender which does not accept or reject a request for any such consent before 5.00 p.m. Madrid time on the date falling twenty (20) Business Days’ from the date of that request being made (or such other time and date as the Parent may specify, with the consent of the Agent if less than twenty (20) Business Days from the date of such request being made); and

(iii)	any Lender which rejects a request for any such consent shall be deemed to be a Non-Consenting Lender for the purposes of this Agreement.

16.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall as soon as reasonably practicable after demand by the Agent, provide to the Agent (with a copy to the Parent) a certificate confirming the amount of its Break Costs (giving reasonable details of the calculation of its Break Costs) for any Interest Period in which they accrue.

17.	FEES

17.1	Commitment fee

(a)	The Parent shall pay (or procure there is paid) to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of forty (40) per cent. of the applicable Margin per annum on that Lender’s Available Commitment under the Revolving Facility for the period from (and excluding) the Closing Date to (and including) the last day of the Availability Period in respect of the Revolving Facility (the “Commitment Fee”) provided that with respect to the portion of the Commitment Fee due to the Mexican Lenders (the “Mexican Fee Portion”), such fee shall be allocated in accordance with paragraph (e) below.

(b)	The accrued Commitment Fee is payable in arrears on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of a Lender’s Commitment under the Revolving Facility at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

(d)	No commitment fee is payable pursuant to this Clause 17.1 if the Closing Date does not occur.

(e)	The Mexican Fee Portion of the Commitment Fee shall be allocated as follows:

(i)	the proportions which the unutilised amounts of each Currency Utilisation Limit bear to the aggregate of the unutilised amounts of each Currency Utilisation Limit shall be calculated on a percentage basis (the “Currency Percentages”) (for this purpose only, as regards USD and MEX$, having been notionally converted into Euros using the Initial Applicable Rate);

(ii)	all Utilisations and all Lender Commitments not denominated in Euro will be notionally (for the purposes only of this paragraph (ii) and of paragraph (iii) below) converted into Euro using the Initial Applicable Rate and shall be aggregated;

(iii)	the aggregate Commitment Fee for each Mexican Lender (in Euros) for the relevant day will be calculated using the converted Utilisation and Commitment aggregates produced under (ii) above, and such fees shall be allocated amongst Lenders by reference to their unutilised Commitments (as notionally converted above) (the “Mexican Lender’s Commitment Fee”); and

(iv)	each Mexican Lender’s Commitment Fee (in Euros) will be split according to the Currency Percentages and then the portions relating to the USD Currency Percentage and the MEX$ Currency Percentage will be converted into USD and MEX$ respectively applying the Agent’s Spot Rate of Exchange on such payment date and paid to each Mexican Lender in such currencies accordingly.

17.2	Agency fee

The Parent shall pay (or procure there is paid) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter provided that such fee shall not be payable if the Closing Date does not occur. The portion of the agency fee that is specified in the Fee Letter as being payable to the Mexican Agent shall be payable in London (to such account in London as the Mexican Agent may from time to time specify).

17.3	Fees payable in respect of Letters of Credit

(a)

Subject to paragraph (d) below, the Parent or the relevant Borrower shall pay (or procure there is paid) to the Agent (for the account of each Issuing Bank) a fronting fee at the rate of 0.125 per cent. per annum (unless otherwise agreed by the Parent and the relevant Issuing Bank) on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it (less in each case any amount which has been either repaid, prepaid or cancelled and in each case excluding the amount of the share of the relevant Issuing Bank and its Affiliates in the Letter of Credit if that Issuing Bank (and/or an Affiliate of it) is also a Lender), for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)	Subject to paragraph (d) below, each Borrower shall pay (or procure there is paid) to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the then applicable Margin to a Loan) on the outstanding amount of each Letter of Credit requested by it (less in each case any amount which has been repaid, prepaid or cancelled) for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier). This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable in arrears on the last day of each successive period of three (3) Months (or such shorter period as shall end on the Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier) for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment under the Revolving Facility at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d)	The Parent or the relevant Borrower shall pay (or procure there is paid) to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

(e)	If the Parent provides (or procures) cash cover for any part of a Letter of Credit then no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit that is cash covered.

17.4	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

17.5	No Deal, No Fee

Notwithstanding any other provision of this Agreement or any other Finance Document, no fees, commissions, costs or under any Finance Document shall be payable if the Closing Date does not occur, except legal fees incurred subject to any agreed cap.

17.6	Defaulting Lenders

Unless otherwise agreed in writing by the Parent and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue (or be payable) on the Available Commitment of a Lender whilst that Lender is a Defaulting Lender; and

(b)	no other fees, costs or expenses shall, in each case, be payable to a Lender whilst that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly).

18.	TAX GROSS UP AND INDEMNITIES

18.1	Definitions

“Eligible Institution” means any multiple banking institution (institución de banca multiple) or any development bank (banca de desarrollo), any bank (public or private) registered in the registry referred to in Article 197 of the Income Tax Law (Ley del Impuesto Sobre la Renta) or any registry that is created to replace such registry for the same purpose, as well as any ECA.

“Luxembourg Obligor” means an Obligor which is incorporated in Luxembourg.

“Mexican Qualifying Lender” means (i) corporate entities resident in Mexico according to Mexican tax law, (ii) an Eligible Institution or (iii) a Treaty Lender.

“Mexican Obligor” means an Obligor which is incorporated in Mexico.

“Qualifying Lender” means (i) in relation to a Luxembourg Obligor any Lender other than an individual or a residual entity as that term applies to EU Directive 2003/48/EC and any implementing legislation, (ii) in relation to a Spanish Obligor, a Spanish Qualifying Lender and (iii) in relation to a Mexican Obligor, a Mexican Qualifying Lender.

“Spanish Obligor” means an Obligor which is incorporated in Spain.

“Spanish Qualifying Lender” means:

(a)	any legal entity resident for tax purposes in a European Union Member State, other than Spain, that:

(i)	does not obtain income from the Finance Documents or from any Utilisation through a country or jurisdiction deemed as a tax haven for Spanish tax purposes (in accordance with the Royal Decree 1080/1991, of 5 July (Real Decreto 1080/1991, de 5 de julio));

(ii)	does not operate, in respect of the Finance Documents or any Utilisation, through a permanent establishment located in Spain or a country or jurisdiction that is not a European Union Member State; and

(iii)	provides the Obligors with a valid (as per the applicable Spanish tax regulations) certificate of tax residency in a European Union Member State, other than Spain, duly issued by the relevant Tax authorities of its jurisdiction of incorporation.

(b)	any Spanish resident credit entity registered in the Special Registries of the Bank of Spain as mentioned in paragraph (c) of Article 59 of Corporate Income Tax Regulations approved by Royal Decree 1777/2004 of 30 July (Real Decreto 1777/2004 de 30 de julio);

(c)	a permanent establishment located in Spain of a non-Spanish resident financial entity as mentioned in the second paragraph of Article 8.1 of Non-Resident Income Tax Regulations approved by Royal Decree 1776/2004 of 30 July (Real Decreto 1776/2004 de 30 julio);

(d)	a securitisation fund (fondo de titulización) referred to in paragraph (k) of Section 59 of Royal Decree 1777/2004 of 30 July (Real Decreto 1776/2004 de 30 julio) approving the Corporate Income Tax Regulations; or

(e)	a Treaty Lender

“Tax Credit” means a credit against, relief from, or rebate, repayment or remission of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment made under Clause 18.3 (Tax indemnity).

“Treaty Lender” means a Lender in respect of a Utilisation which:

(a)	is treated as resident (for the purposes of the appropriate double taxation agreement) in a jurisdiction (the “Treaty State”) having a double taxation agreement (the “Treaty”) with the jurisdiction of incorporation of the relevant Obligor which makes provision for full exemption from Tax imposed by that jurisdiction on interest;

(b)	does not carry on business in the jurisdiction of incorporation of the relevant Obligor through a permanent establishment with which that Lender’s participation in that Utilisation is effectively connected; and

(c)	meets all other conditions which must be met under the Treaty for residents of such Treaty State to obtain full exemption from tax on interest imposed by the jurisdiction of incorporation of the relevant Obligor, except that solely for this purpose it shall be assumed that the following are satisfied:

(iii)	any condition which relates (expressly or by implication) to the amounts or terms of any Utilisation or the Finance Documents or any condition which relates (expressly or by implication) to there not being a special relationship between the relevant Obligor and the Lender or between them both and another person; and

(iv)	any necessary procedural formality.

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made by the person making the determination acting reasonably.

18.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that any Obligor is required by law to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify that Obligor.

(c)	If an Obligor is required by law to make a Tax Deduction it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor shall be increased to an amount which ensures that, (after making of any Tax Deduction) each relevant Party receives on the due date and retains (free from any liability in respect of such Tax Deduction) a net sum equal to the amount of the payment which it would have received and so retained had no Tax Deduction been required.

(e)	Within thirty days after making any Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the relevant Party an original receipt or certified copy thereof, or, if unavailable, evidence satisfactory to that Party (acting reasonably) that the Tax Deduction has been made and that any payment which is required in connection with any Tax Deduction has been made to the relevant Tax authority or other person.

(f)	No Obligor is required to make any increased payment to a Lender under paragraph (a) above if on the date on which the payment falls due:

(i)	the payment could have been made to that Lender without a Tax Deduction if that Lender had been a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender in respect of that payment, unless that Lender has ceased to be a Qualifying Lender in respect of that payment as a result of a change in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant Tax authority, in each case after the date on which it became a Lender under this Agreement;

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 18.7 (Filings); or

(iii)	in respect of Tax imposed by Mexico, the Lender has not complied with its obligations under Clause 18.9 (Mexican Lender confirmations).

(g)	A Guarantor will not be obliged to make a payment or increased payment pursuant to this Clause 18 with respect to a payment by it of a liability due for payment by a Borrower to the extent that, had the payment been made by that Borrower, Tax would have been imposed on such payment for which that Borrower would not have been obliged to make a payment or increased payment pursuant to this Clause 18.

(h)	No Obligor will be required to make any payment or increased payment pursuant to this Clause 18 in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

18.3	Tax indemnity

(a)	Except as provided by paragraph (b) below, the Parent shall, or shall procure that another member of the Group will, within ten Business Days of demand by the Agent, pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax payable by a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	if and to the extent that any such loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to paragraph (d) of Clause 18.2 (Tax Gross-up) or would have been so compensated because of one of the exlusions in paragraph (f) of Clause 18.2 (Tax Gross-up);

(B)	related to a FATCA Deduction required to be made by a Party; or

(C)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy), but only to the extent that such Bank Levy is no more onerous than: (x) in respect of a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or (y) in respect of any other Bank Levy, as set out under existing law as at the date of this Agreement.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Parent.

(d)	A Finance Party shall, on receiving a payment from an Obligor under paragraph (a) above, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that it or an Affiliate has obtained and utilised a Tax Credit which is attributable to that Tax Payment (or an increased payment of which that Tax Payment forms part), that Finance Party shall pay to the relevant Obligor such amount as that Finance Party determines will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by that Obligor.

18.5	Stamp Taxes

The Parent shall, or shall procure that another member of the Group will, within ten Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax payable in connection with any Finance Document, except for any such Tax payable in connection with any Assignment Agreement or Transfer Certificate (as the case may be) or other document relating to the assignment or transfer by any Finance Party of any of its rights and/or obligations under any Finance Document.

18.6	Value Added Tax

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall (unless otherwise agreed with the relevant Finance Party) be deemed to be exclusive of any VAT which is chargeable on such supply or supplies. Subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under or in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)	If VAT is or becomes chargeable on any performance (supply or service) rendered by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such performance to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient or an Affiliate receives from the relevant tax authority which the Recipient determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines that it or an Affiliate is not entitled to credit or repayment from the relevant Tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time reimburse or indemnify (as the case may be) such Finance Party for the full amount of such costs or expenses, including such part thereof as represents VAT, save to the extent that the Finance Party determines that it or an Affiliate is entitled to credit or repayment from the relevant tax authority in respect of such VAT.

(d)

Any reference in this Clause 18.6 to any Party shall, at any time when such Party is treated as a member of a group or consolidation for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group or the head of such consolidation at such time (the term “representative member” shall (i) have the same meaning as in the Value Added Tax Act

1994 with regard to the UK or (ii) where applicable, with regard to another jurisdiction refer to an equivalent entity under the relevant laws of such jurisdiction to that referred to in (i)).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.7	Filings

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

18.8	Lender confirmations

Each Lender which becomes a party to this Agreement after the date of this Agreement shall, in relation to each Obligor, indicate in the Assignment Agreement, Transfer Certificate, Increase Confirmation or Additional Lender Accession Agreement which it executes on becoming a party and for the benefit of the Agent and without liability to any Obligor, whether it is:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 18.8 then then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies. For the avoidance of doubt, an Assignment Agreement, Transfer Certificate, Increase Confirmation or Additional Lender Accession Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 18.8.

18.9	Mexican Qualifying Lender confirmations

Each Mexican Qualifying Lender that ceases to be a resident of Mexico for tax purposes shall, at the request of an Obligor, file with the Ministry of Finance or, where applicable, file with the applicable Governmental Authority in accordance with the laws of any jurisdiction outside Mexico from or through which payments hereunder or under any Pagarés are made, or deliver or furnish to that Obligor, any form, certificate or other document reasonably requested by that Obligor if (i) such filing, delivery or furnishing of information is consistent with applicable laws, regulations, or a treaty, (ii) such filing, delivery or furnishing of information would reduce or eliminate any Tax payment pursuant to this Clause 18 and (iii) such filing, delivery or furnishing of information would not, in the good faith judgment of such Lender, require such Mexican Qualifying Lender to disclose any confidential or proprietary information or be otherwise disadvantageous to such Lender, provided that a filing, delivery or furnishing of information shall not be considered disadvantageous solely by virtue of administrative inconvenience to such Lender. Notwithstanding the foregoing, it is understood and agreed that nothing in this paragraph shall interfere with the rights of any Finance Party to conduct its fiscal or tax affairs in such manner as it deems fit.

18.10	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FACA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Parent, the Agent and the other Finance Parties.

18.11	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to (i) paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(iii)	any law or regulation;

(iv)	any fiduciary duty; or

(v)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(vi)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(vii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

19.	INCREASED COSTS

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions) the Parent shall pay (or procure there is paid), within three (3) Business Days of a demand by the Agent, for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date it became a party to this Agreement, or (ii) compliance with any law or regulation made after the date of this Agreement (or, if later, the date it became a Party to this Agreement) or (iii) the implementation of or application of, or compliance with Basel III or any law or regulation which implements or applies Basel III.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Revolving Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall promptly notify the Agent of the event giving rise to the claim and whether it intends to make a claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after receipt of a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and of the calculation of such Increase Costs) confirming the amount of its Increased Costs.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor or is compensated for under Clause 18.2;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied) or by Clause 18.6 (Value Added Tax);

(iv)	compensated for by the payment of the Mandatory Cost;

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any term of any Finance Document;

(vi)	attributable (or any payment attributable to, or liability arising as a consequence of, a Bank Levy), but only to the extent that such Bank Levy is no more onerous than: (x) in respect of a Bank Levy not yet enacted into law, any draft of such proposed Bank Levy as at the date of this Agreement; or (y) in respect of any other Bank Levy, as set out under existing law as at the date of this Agreement; or

(vii)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement or, if later, the date the relevant Finance Party became a Party to this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 19.3:

(i)	reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions); and

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010; and

(B)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against the Obligor,

that Obligor shall as an independent obligation, within three (3) Business Days of receipt of demand, indemnify the Arrangers and each other Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person (acting reasonably and in good faith) at the time of its receipt of that Sum provided that if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless a Declared Default has occurred and is continuing, refund any such excess amount to the relevant Obligor.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Parent shall (or shall procure that an Obligor will), within three (3) Business Days of receipt of demand (which shall be accompanied by reasonable calculations or details of the amount demanded), indemnify the Arrangers and each other Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Lenders);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default, negligence or willful misconduct by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of the default, negligence or wilful misconduct by that Finance Party alone); and

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

(b)	The Parent shall promptly indemnify and hold harmless each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Party”), against any cost, loss or liability incurred by that Indemnified Party in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by fraud, the gross negligence or wilful misconduct of that Indemnified Party or results from such Indemnified Party breaching a term of any Finance Documents, any Confidentiality Undertaking given by that Indemnified Party or any other material contractually binding obligations. Each Indemnified Party may rely on this Clause 20.2.

(c)	If any event occurs in respect of which indemnification may be sought from the Parent, the relevant Indemnified Person shall only be indemnified if (where legally permissible to do so and without being under any obligation to so notify to the extent that it is not lawfully permitted to do so) it:

(i)	notifies the Parent in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event and this provision;

(ii)	consults with the Parent fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(iii)	conducts such claim, action or proceeding properly and diligently; and

(iv)	does not settle any such claim, action or proceeding without the Parent’s prior written consent (such consent not to be unreasonably withheld).

The Indemnified Person shall also be entitled to appoint their own legal counsel in each applicable jurisdiction in respect of any such claim, action or proceeding.

20.3	Indemnity to the Agent and the Mexican Agent

The Parent shall promptly indemnify the Agent and the Mexican Agent against any reasonable third party cost, loss or liability incurred by the Agent or the Mexican Agent (in each case acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction from an Obligor, an Affiliate of an Obligor, an Investor, an Affiliate of an Investor or from the management of any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Tax Gross Up and Indemnities), Clause 19 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Parent shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in a material respect.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

The Parent shall promptly on demand after receipt of the corresponding invoice pay (or procure payment) to the Agent, the Arrangers and the Issuing Bank the amount of all reasonble third party out-of-pocket costs and expenses (including legal fees subject to agreed caps and notarial costs (if any)) incurred by any of them in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other Finance Document executed on or prior to the date of this Agreement; and

(b)	any other Finance Documents (other than Transfer Certificates or Assignment Agreements) executed after the date of this Agreement,

subject in each case to the Closing Date having occurred (other than in respect of legal fees up to the cap agreed by the Parent) and on a basis and up to an amount as agreed between the Mandated Lead Arrangers and the Parent from time to time.

22.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver, consent or release in relation to any Finance Document or any release of any Transaction Security; or

(b)	an amendment is required pursuant to Clause 33.10 (Change of currency),

the Parent shall, within ten (10) Business Days of demand after receipt of the corresponding invoice, reimburse (or procure reimbursement of) the Agent for the amount of all reasonable third party out-of-pocket costs and expenses (including legal fees subject to any agreed caps and notarial costs (if any)) properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Parent shall, within five (5) Business Days of demand, pay (or procure there is paid) to the Arrangers and each other Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	Transfer costs and expenses

Notwithstanding any other term of this Agreement or the other Finance Documents, if a Finance Party assigns or transfers any of its rights, benefits or obligations under the

Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to, or arising in connection with, that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of the Transaction Security during or after the date of this Agreement) unless such assignment is being made pursuant to the provisions of Clause 39.5 (Replacement of Lender).

22.5	Cost Details

(a)	Notwithstanding any other term of this Agreement or the other Finance Documents, no member of the Group shall be required to pay any fees, costs, expenses or other amounts (other than principal and interest) unless:

(b)	it has first been provided with reasonable details of the circumstances giving rise to such payment and of the calculation of the relevant amount (including, where applicable, details of hours worked, rates and individuals involved); and

(c)	in the case of costs and expenses, it has received satisfactory evidence that such costs and expenses have been properly incurred (including that all security costs relate only to Transaction Security Documents entered into, or related actions taken, in accordance with the Agreed Security Principles or approved in advance by the Parent).

(d)	paragraph (a) above shall not apply to any costs or expenses described under Clause 22.3 (Enforcement and preservation costs).

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally, jointly and severally but subject to Clause 23.11 (Guarantee Limitations: General) and Clause 23.12 (Guarantee Limitation - Spain) below and to any limitations set out in any Accession Deed by which a Guarantor becomes a Party:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

Subject to Clause 23.11 (Guarantee Limitations: General) and Clause 23.12 (Guarantee Limitation - Spain) below and to any limitations set out in any Accession Deed by which a Guarantor becomes a Party, the obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security provided that an Obligor shall be a party thereto including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences), but subject to Clause 23.11 (Guarantee Limitations: General) and Clause 23.12 (Guarantee Limitation - Spain) below and to any limitations set out in any Accession Deed by which a Guarantor becomes a Party, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including pursuant to a Structural Change), for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. In particular, each Spanish Guarantor acknowledges and agrees that the benefits of division, order and excussion (división orden y excusión) are not applicable to this guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts in respect of claims made under this Clause 23, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys (bearing interest at market rates) received from any Guarantor in respect of claims made under this Clause 23 or on account of any Guarantor’s liability under this Clause 23.

23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	other than where the Finance Party has acted fraudulently or with willful misconduct to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party,

unless the exercise of any such right is necessary or advisable to avoid any risk of personal or criminal liability for any current or former managing director of that Guarantor

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall, other than to the extent such Guarantor is permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust (to the extent it is able to do so in accordance with any law applicable to it) for the Finance Parties and shall promptly pay or transfer the same, but subject to the limitations and exceptions provided in this Clause 23 or in any Accession Deed by which it became a Guarantor, to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment Mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Obligor’s obligations and liabilities under this Clause 23.11 and under any other guarantee or indemnity provision in a Finance Document (the “Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by an Obligor will secure any Guarantee Obligation,

to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Finance Documents will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the Guarantee Obligations and will be allocated to the Revolving Facility to which those obligations relate, to the extent that that can be determined.

23.12	Guarantee Limitation - Spain

Notwithstanding anything set out to the contrary in this Agreement or any other Finance Document, the obligations of any Obligor incorporated in Spain (the “Spanish Obligors”) under this Clause 23 or any other provision of this Agreement or any other Finance Document to which it is a party shall be deemed to have been given only to the extent such guarantee does not violate Chapter VI of Title IV of Spanish Legislative Royal Decree 1/2010, of 2 July, whereby the companies act is approved (the “Spanish Companies Act”), governing, inter alia, unlawful financial assistance, and the liability of each Spanish Obligor only applies to the extent permitted by such provisions of the Spanish Companies Act. Such limitations of the liabilities and obligations of any Spanish Obligor may have the effect of reducing the amount of the obligations or liabilities assumed to zero.

The limitations set forth in this Clause 23.12 shall apply mutatis mutandis to any Transaction Security created by a Spanish Obligor under a Transaction Security Document and to any guarantee, indemnity and any similar obligation resulting in a payment obligation and payment, including but not limited to set-off, pursuant to the Finance Documents and made by any Spanish Obligor.

23.13	Additional Guarantee Limitations

Any Additional Guarantor’s obligations will be subject to any limitation on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is contained in the Accession Deed (if applicable) and on the terms consistent with the Agreed Security Principles by which that Additional Guarantor becomes a Guarantor.

24.	REPRESENTATIONS

24.1	General

The Parent and (unless otherwise stated) each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party at the times specified in Clause 24.27 (Times when representations are made).

Status, authorisations and governing law

24.2	Status

(a)	It and each of its Subsidiaries is either a public limited liability company, limited partnership, a company with limited liability, a Spanish “sociedad de responsabilidad limitada”, a Spanish “sociedad anónima” or a general partnership duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)	The Parent and any other Obligor incorporated and existing under Luxembourg law is in full compliance with the amended Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

(d)	It is not a FATCA FFI or a US Tax Obligor.

24.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective in all material respects.

24.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it to the extent or in a manner that such conflict gives rise to a Material Adverse Effect;

(b)	the constitutional documents of any member of the Group in any material respect; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, to the extent or in a manner that such conflict gives rise to a Material Adverse Effect.

24.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

24.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	(subject to the Legal Reservation and Perfection Requirement) to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or could reasonably be expected to have a Material Adverse Effect.

24.7	Governing law and enforcement

Subject to Legal Reservations and Perfection Requirements:

(a)	the choice of governing law of the Finance Documents, to which it is a party, will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document, to which it is a party, in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

No insolvency, default or tax liability

24.8	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other formal procedure or step described in paragraph 1.6 of Schedule 16 (Event of Default) (subject to the exceptions set out in that Clause); or

(ii)	creditors’ process described in paragraph 1.6 of Schedule 16 (Event of Default) (subject to the thresholds and exceptions set out in that paragraph),

(iii)	has been taken or, to the knowledge of the Parent, threatened in relation to an Obligor and none of the circumstances described in paragraph 1.7 of Schedule 16

(Event of Default) applies to an Obligor and, in each case, excluding any such actions, proceedings procedures, steps or processes which have been discharged, revoked or otherwise lapsed; or

(b)	In respect of any Obligor incorporated in Mexico, immediately after giving effect to any Loan or Letter of Credit and the use of proceeds thereof, it will not be, insolvent, within the meaning of Article 2166 of the Federal Civil Code and its correlative articles in the Civil Codes for the states of Mexico or within the meaning of the Mexican Insolvency Law (Ley de Concursos Mercantiles).

24.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except any filing, recording or enrolling or any tax or fee payable in relation to the Finance Documents which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document (to the extent required). In addition, if any Finance Document is to be presented, directly or by way of reference, in court proceedings in a Luxembourg court or another official authority in Luxembourg, registration may be required by such court or authority and registration duties at a fixed rate of EUR 12 or an ad valorem rate, depending on the nature of the registered document, will in such event become due and payable.

24.10	No default

(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default has occurred and is continuing or is reasonably likely to result from the making of any Utilisation or the entry into or the performance of any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or which would, with the expiry of a grace period or the giving of notice under the relevant document, or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject, in each case, which has or could reasonably be expected to have a Material Adverse Effect.

24.11	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax unless the failure to pay the Tax could not reasonably be expected to have a Material Adverse Effect.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is reasonably likely to arise which could reasonably be expected to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation, organisation or establishment.

(d)	It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

24.12	No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the date on which these representations are made in accordance with Clause 24.27 (Times when representations made) all material written factual information provided by any member of the Group to a Finance Party in connection with this Agreement and/or the Notes was true, complete and accurate in all material respects (taken as a whole) as at the date it was provided and is not misleading in any material respect.

24.13	Accounting reference date

The Accounting Reference Date of each member of the Group is 31 December.

No proceedings or breach of laws

24.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, are reasonably likely to be adversely determined, and which if so adversely determined have or could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any member of the Group or its assets.

24.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or could reasonably be expected to have a Material Adverse Effect.

24.16	Environmental laws

(a)	It and each of its Subsidiaries is in compliance with all relevant Environmental Law and has implemented procedures to monitor compliance with and to prevent liability under Environmental Law and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of the Parent’s knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

Security and ownership of assets

24.17	Security and Indebtedness

(a)	No Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Indebtedness outstanding other than as permitted by this Agreement.

24.18	Ranking

(a)	Subject to the Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security, other than stated in the respective Transaction Security Document or any other Finance Documents.

(b)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

24.19	Good title to assets

It and each of its Subsidiaries has a good title to, or valid leases or licences of, or otherwise has all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted to the extent to do so has or could reasonably be expected to have a Material Adverse Effect.

24.20	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

24.21	Shares

(a)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion) other than as required under applicable law or as permitted by this Agreement.

(b)	The constitutional documents of each member of the Group whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security (except as provided for by mandatory provisions of law).

24.22	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it or are otherwise entitled to use all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted save where failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)	so far as it is aware, does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or could reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it such where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Provision of information – Group

24.23	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Part 1 of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects.

Miscellaneous

24.24	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

24.25	Holding Companies

Except as may arise under the Transaction Document or in connection with the Acquisition, the Parent has not traded or incurred any liabilities or commitments (actual or contingent, present or future) orther than as acting as a Holding Company of its Subsidiaries.

24.26	Original Financial Statements

So far as the Parent is aware, the Original Financial Statements:

(i)	were prepared in all material respects in accordance with the Applicable Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or notes thereto or as expressly disclosed to the Agent in writing prior to the date of this Agreement); and

(ii)	give a true and fair view of its financial condition and results of operations of those members of the Group to which they are expressed to relate in respect of, and as at the end of, the period with respect to which they were prepared.

24.27	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement and on the Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor and/or the Parent on the date of each Utilisation Request and on the first day of each Interest Period.

(c)	All the representations and warranties in this Clause 24 except Clause 24.12 (No misleading information), Clause 24.13 (Accounting reference date) and Clause 24.23 (Group Structure Chart) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

25.	INFORMATION UNDERTAKINGS

Each Obligor shall comply with the information undertakings set out in Schedule 14 (Information Undertakings).

26.	GENERAL UNDERTAKINGS

Each Obligor shall comply with the covenants set out in Schedule 15 (General Undertakings).

27.	EVENTS OF DEFAULT

27.1	Events of Default

Each of the events or circumstances set out in Schedule 16 (Event of Default) is an Event of Default.

27.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

27.3	Clean-Up Period

Notwithstanding any other term of this Agreement or any other Finance Document, during the period (the “Clean-up Period”) commencing, in respect of the Acquisition, on the date on which the Acquisition completed and expiring ninety (90) days after (and excluding) such date and, in respect of any acquisition or other investment permitted by the terms of this Agreement (an “Investment”) made after the Closing Date, from the date of closing of that acquisition or investment to the date falling ninety (90) days thereafter:

(i)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(j)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty in any material respect, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty in any material respect, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group) (in the case of the Acquisition) or any person, undertaking or business which is the direct or indirect subject of the relevant acquisition or investment (or any obligation to procure or ensure in relation to such person, undertaking or business);

(ii)	it is capable of remedy and, if the Parent is aware of the relevant circumstances at the time, reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Original Obligors in the case of the Acquisition or, (in the case of any Investment, the Parent or any member of the Group provided that knowledge of the breach of representation or warranty, breach of covenant or Event of Default does not equate to procurement or approval by that person; and

(iv)	it could not reasonably be expected to have a Material Adverse Effect.

If the relevant circumstances are continuing after the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

27.4	Excluded Matters

Notwithstanding any other term of the Finance Documents a Withdrawal Event, shall not, of itself constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or constitute a Default or an Event of Default and each such event shall be expressly permitted under the terms of the Finance Documents.

28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	sub-participate or enter into any other agreement or arrangement having an economic effect substantially similar to a sub-participation of any of its rights or obligations (a “Sub Participation”),

under any Finance Document to:

(i)	another bank or financial institution or to a trust, fund or other entity, in each case, which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(ii)	any other person approved in writing by the Parent,

(the “New Lender”), provided that no Lender may enter into any of the transactions referred to in sub paragraphs (a) to (c) above with a member of the Group without the consent of the other Finance Parties.

28.2	Conditions of assignment or transfer

(a)	Up to (and including) the Closing Date, an Existing Lender must obtain the prior written consent of the Parent (in its sole discretion) for any assignment or transfer before it may make an assignment or transfer in accordance with Clause 28.1 (Assignments and transfers by the Lenders).

(b)	After the Closing Date and subject to paragraph (c) below, the prior written consent of the Parent is required before it may make an assignment or transfer in accordance with Clause 28.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(c)	Notwithstanding any other provision of this Agreement or any other Finance Documents, in all cases the prior written consent of the Parent (in its sole discretion) is required prior to any assignment or transfer to:

(i)	any person whose business is similar or related to the Group’s business (or to an Affiliate of any such person or a person acting on behalf of, on the instructions of or for the account of any such person); or

(ii)	any person that is (or would, upon becoming a Lender, be) a Defaulting Lender at the time of such assignment or transfer (provided that, unless an Existing Lender has knowledge or is advised to the contrary, it shall be entitled to rely on a written statement from a New Lender in a Assignment Agreement or Transfer Certificate (as the case may be), that it is not, and will not become, a Defaulting Lender on the date on which it becomes a Lender under this Agreement).

(d)	If the consent of the Parent is required for any assignment or transfer, for all purposes under the Finance Documents that assignment or transfer shall only become effective if the prior written consent of the Parent has been granted.

(e)	The consent of the Parent to any assignment or transfer shall not be unreasonably withheld or delayed and will be deemed given five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(f)	If any assignment or transfer is carried out in breach of this Clause 28.2, such assignment or transfer shall be void and deemed to have not occurred.

(g)	Unless the Parent and the Agent otherwise agree and except as provided below, if an Existing Lender assigns or transfers all or any part of its participation in the Revolving Facility or of its rights and obligations under this Agreement to a person (other than to one of its Affiliates, another Lender or a Related Fund), such transfer or assignment must be:

(i)	in a minimum amount of EUR2,000,000 (or its equivalent in other currencies) or if it is a transfer or assignment of all of the Existing Lender’s existing participation in the Revolving Facility, in an amount equal to such existing participation; and

(ii)	in an amount such that each of the Existing Lender and the New Lender has, after the transfer or assignment, a participation in the Revolving Facility in a minimum amount of EUR5,000,000 or, if it is a transfer or assignment of all of the Existing Lender’s existing participation in the Revolving Facility, in an amount equal to such existing participation.

(h)	Unless the Parent and the Agent otherwise agree and except as provided below, if on the same date two or more Existing Lenders are transferring part of their participation in the Revolving Facility to the same transferee or assignee, the minimum amount so transferred by any Existing Lender to the transferee or assignee may be less than €2,000,000 if the aggregate amount transferred or assigned to that transferee or assignee on that date is €2,000,000 and provided that each of the Existing Lenders and the New Lender has, after the transfer or assignment, a participation in the Revolving Facility in a minimum amount of €5,000,000, or, if it is a transfer or assignment of all of the Existing Lender’s existing participation in the Revolving Facility, in an amount equal to such existing participation.

(i)	In determining compliance with paragraph (g) above, any amount transferred or assigned by or to an Affiliate or Related Fund shall be aggregated with any amounts transferred or assigned by or to an Affiliate or Related Fund, and any amount held by any New Lender or its Affiliate or Related Funds in different currencies shall be aggregated as at the time of the relevant transfer or assignment by reference to the Agent’s Spot Rate of Exchange for such currencies at the time of such transfer or assignment.

(j)	An assignment will only be effective on:

(i)	receipt by the Agent of a copy of any prior written consent of the Parent to the assignment as required pursuant to paragraph (a), (b) or (c) above or evidence satisfactory to the Agent that such consent is not required;

(ii)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent and the Parent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(iii)	unless the New Lender is already a party to the Intercreditor Agreement in its capacity as a Lender, the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iv)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New lender.

(k)	A transfer will only be effective on:

(i)	receipt by the Agent of a copy of the prior written consent of the Parent to the transfer as required pursuant to paragraph (a), (b) or (c) above or evidence satisfactory to the Agent that such consent is not required;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	if the procedure set out in Clause 28.5 (Procedure for transfer) is complied with.

(l)	An Existing Lender may not assign or transfer any of its rights or obligations under this Agreement or the other Finance Documents or change its Facility Office if as a result of such assignment or transfer or change of Facility Office, an Obligor would be obliged to repay all or part of the Existing Lenders participation in the Revolving Facility in accordance with Clause 11.1 (Illegality).

(m)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross Up and Indemnities), Clause 19 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (l) applies in respect of an assignment or transfer made on or after the date of this Agreement.

(n)	A copy of each Confidentiality Undertaking required pursuant to any term of this Agreement (together with any amendments to the Confidentiality Undertaking) shall, unless otherwise agreed by the Parent (or unless no information is disclosed to any person under or in reliance on that Confidentiality Undertaking), be provided to the Parent at least (3) Business Days prior to any information is disclosed under or in reliance on that Confidentiality Undertaking (and in any event before any agreement or documentation is entered into in relation to any assignment, transfer or Sub-Participation) and a copy of any amendment to the Confidentiality Undertaking will be provided to the Parent promptly upon such amendment taking effect.

(o)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

28.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

(v)	and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and the other Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Each New Lender confirms to the Parent that it has all Authorisations required for lending to the Borrowers.

(d)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

28.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 28.14 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance

Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders, each Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent, each Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 28.14 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 28.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 28.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment or transfer).

28.7	Sub-Participations

(a)	Up to (and including) the Closing Date, the prior written consent of the Parent (in its sole discretion) is required for any Sub-Participation to be entered into by a Lender (Assignments and transfers by the Lenders).

(b)	After the Closing Date and subject to paragraph (c) below, no Lender shall enter into a Sub-Participation of any or all of its rights and/or obligations under this Agreement or any other Finance Document, unless:

(i)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement in relation to those rights and/or obligations Sub-Participated; and

(ii)	such Lender either:

(A)	retains the unrestricted right to exercise all voting and similar rights in respect of its Commitments (the “Voting Rights”), free of any obligation to act on the instructions of any other person; or

(B)	prior to entering into such Sub-Participation, provides the Obligors’ Agent with details of the proposed Sub-Participation and, unless the Sub Participation is:

1.	to another Lender or an Affiliate of a Lender;

2.	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

3.	made at a time when an Event of Default is continuing,

obtains the prior written consent of the Parent and provides a copy of such consent to the Agent or evidence that such consent is not required pursuant to the terms of this sub-paragraph (ii).

(c)	Notwithstanding any other provision of this Agreement or any other Finance Document, in all cases the prior written consent of the Parent (in its sole discretion) is required prior to any Sub Participation in favour of:

(i)	any person whose business is similar or related to the Group’s business (or to an Affiliate of any such person or a person acting on behalf, on the instructions or for the account of any such person); or

(ii)	any person that is (or would, upon becoming a Lender, be) a Defaulting Lender at the time of such Sub Participation (provided that, unless an Existing Lender has knowledge or is advised to the contrary, it shall be entitled to rely on a written statement from a New Lender that it is not, and will not become, a Defaulting Lender on the date on which it becomes a Lender under this Agreement).

(d)	The Parent shall be entitled to require the Finance Parties to provide information in reasonable detail regarding the identities and participations of each of the Lenders and any sub-participants under a Sub-Participation and the relevant Finance Parties shall provide such information as soon as reasonably practical after receipt of such a request, provided that a Lender shall not be required to disclose the identity of a sub-participant under a Sub-Participation if that Lender retains exclusive control over all rights and obligations in relation to the Commitments that are the subject of the relevant Sub-Participation, including all Voting Rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(e)	If the consent of the Parent is required for any Sub-Participation for all purposes under the Finance Documents that Sub-Participation shall only become effective if the prior written consent of the Parent has been granted.

(f)	If any Sub-Participation is carried out in breach of this Clause 28.7, such Sub-Participation shall be void and deemed to have not occurred.

(g)	An Existing Lender may not Sub Participate any of its rights or obligations under this Agreement or the other Finance Documents if as a result of such Sub Participation, an Obligor would be obliged to repay all or part of the Existing Lenders participation in the Revolving Facility in accordance with Clause 11.1 (Illegality).

(h)	If a Lender enters into a Sub Participation then that Lender is only entitled to receive payments under Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) to the same extent as such Lender would have been entitled to if it had not entered into such Sub Participation.

28.8	Copy of Transfer Certificate or Assignment Agreement or Increase Confirmation to the Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, sent to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

28.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor (but subject to paragraph (c) of Clause 28.2 (Conditions of assignment or transfer), at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender in respect of:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.10	Additional and replacement Issuing Banks

(a)	Any person may with the consent of the Parent become an Issuing Bank.

(b)	An Issuing Bank may (with the consent of the Parent) resign on giving thirty (30) days notice (or such shorter period as the Parent may agree) to the Parent and the Agent. Any such resignation will not extend to or affect Letters of Credit issued before the resignation.

(c)	Other than in the case of an Original Issuing Bank, a person will only become an Issuing Bank when:

(i)	it delivers an Issuing Bank Accession Agreement to the Agent; and

(ii)	the Agent executes the Issuing Bank Accession Agreement (provided that the Agent shall execute any Issuing Bank Accession Agreement which on its face appears duly completed promptly on receipt).

28.11	Changes to Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in agreement with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.12	Assignments and transfers – Issuing Bank Consent

(a)	The consent of any Issuing Bank appointed in respect of the Revolving Facility is required for an assignment or transfer of a Existing Lender’s rights and/or obligations under the Revolving Facility (such consent not to be unreasonably withheld or delayed), other than any assignment or transfer to a person with a long term credit rating of at least BBB or Baa2 (as applicable) according to at least two of Moody’s, S&P and Fitch.

(b)	The rights and obligations of the Existing Lender in respect of any Letter of Credit outstanding on the date of any relevant assignment or transfer will not be assigned or transferred unless that assignment or transfer is permitted pursuant to paragraph (a) above and (if so permitted), the rights and obligations of the Existing Lender and the New Lender pursuant to Clause 7.3 (Indemnities) with respect to any Letter of Credit outstanding on the date of any assignment or transfer and expressed to be the subject of the assignment or transfer in the Assignment Agreement or, the Transfer Certificate (as the case may be) shall be adjusted to those which they would have been had such Existing Lender and such New Lender had the Commitments expressed to be the subject of the assignment or transfer in the Assignment Agreement or, the Transfer Certificate (as the case may be) on the date that Letter of Credit was issued.

28.13	Maintenance of Register and provision of Assignment Agreements, Transfer Certificates, Increase Confirmations and Issuing Bank Accession Agreement

(a)	The Agent shall maintain a copy of each Assignment Agreement, Transfer Certificate, Increase Confirmation and Issuing Bank Accession Agreement delivered to it.

(b)	The Agent shall, as soon as reasonably practicable after it has received or executed an Assignment Agreement, Transfer Certificate, an Increase Confirmation or Issuing Bank Accession Agreement, send to the Parent a copy of that Assignment Agreement, Transfer Certificate, Increase Confirmation or Issuing Bank Accession Agreement.

(c)	The Agent shall maintain a register (the “Register”) on which it will record the name and addresses of the Lenders, the Commitments of, and the outstanding principal amount of the Utilisations owing or attributable to each Lender pursuant to the terms of this Agreement from time to time.

(d)	The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender hereunder for all purposes of this Agreement. Any failure to make or update the Register, or any error in the Register, will not affect any Obligor’s obligations in respect of the Utilisations.

(e)	The Agent will promptly update the Register on the relevant Transfer Date.

(f)	The Register shall be available for inspection by the Parent, at any reasonable time and from time to time upon reasonable prior notice and the Agent will provide a copy of the Register to the Parent on request and in any event at six (6) monthly intervals from the date of this Agreement.

28.14	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer) or any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.	CHANGES TO THE OBLIGORS

29.1	Assignment and transfers by Obligors

Notwithstanding any provision of this Agreement, no Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (other than in accordance with Clause 29.2 (Additional Borrowers) to Clause 29.3 (Resignation of an Obligor) or pursuant to a Permitted Reorganisation or as otherwise expressly permitted by the terms of this Agreement).

29.2	Additional Borrowers

(a)	Subject to compliance with the provisions of of paragraph 5 of Schedule 14 (Information Undertakings), the Parent may request that any member of the Group (or any person which will, on or prior to becoming a Borrower, be a member of the Group) becomes a Borrower under the Revolving Facility. That member of the Group shall become a Borrower under the Revolving Facility if:

(i)	it is:

(A)	incorporated in the same jurisdiction as another approved or existing Borrower;

(B)	incorporated in an Approved Jurisdiction;

(C)	in the case of a member of the Group which will borrow under an Ancillary Facility only, approved by the relevant Ancillary Lender; or

(D)	the consent of all the Lenders (acting reasonably) approve that member of the Group as a Borrower under the Revolving Facility;

(ii)	the Parent, or the acceding Borrower, delivers to the Agent a duly completed and executed Accession Deed;

(iii)	the Parent confirms that no Event of Default is continuing or would occur as a result of that member of the Group becoming an Additional Borrower;

(iv)	it is already a Guarantor or, if required by the Agent (acting on instruction of Majority Lenders and in accordance with the Agreed Security Principles) it becomes a Guarantor in accordance with Clause 29.4 (Additional Guarantors) prior to or at the same time as becoming a Borrower; and

(v)	the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall in connection with any accession of a Borrower under this Clause 29.2:

(i)	use reasonable endeavours to agree and/or confirm satisfaction of the documents and evidence to be received by it pursuant to Part 2 of Schedule 2 (Conditions Precedent within any time period reasonably requested by the Parent (or in the absence of such request, promptly); and

(ii)	notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

29.3	Resignation of an Obligor

(a)	The Parent may request that an Obligor ceases to be a Borrower by delivering a Resignation Letter to the Agent.

(b)	The Parent may request that an Obligor ceases to be a Guarantor by delivering a Resignation Letter to the Agent if:

(i)	that Obligor or any member of the Group which is its Holding Company is the subject of a transaction not prohibited by this Agreement pursuant to which it will cease to be a member of the Group;

(ii)	that Obligor is the subject of a Permitted Reorganisation pursuant to which it is to be liquidated, wound up or dissolved (or pursuant to which it will otherwise cease to exist or will no longer be a Material Subsidiary);

(iii)	that Obligor is designated as an Unrestricted Subsidiary in accordance with the terms of this Agreement or any event occurs after which the Obligor is no longer a Restricted Subsidiary;

(iv)	to the extent that the Obligor is not an Immaterial Subsidiary solely due to the operation of paragraph (i) of the definition of “Immaterial Subsidiary, the guarantee referred to in such paragraph is released,”

(v)	in the case of a member of the Group which became a Guarantor as a result of its guarantee of other Indebtedness of an Obligor (each, an “Other Guarantee”) pursuant to the paragraph 7 (Limitation on Guarantees) of Schedule 15 (General Undertakings), such Obligor is released from all of the relevant Indebtedness guaranteed, except a release as a result of the repayment in full of such Indebtedness (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated);

(vi)	Investment Grade Status of the Notes is achieved provided that such member of the Group shall accede to this Agreement as a Guarantor in accordance with Clause 29.4 (Additional Guarantors) upon the Reversion Date; or

(vii)	Super Majority Lenders have consented to the resignation of that Obligor.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if the conditions set out in paragraph (c) have been satisfied and:

(i)	in the case of the resignation of a Borrower:

(A)	the Parent has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(B)	no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation); and

(C)	it is under no actual or contingent obligations as a Borrower under this Agreement (for the avoidance of doubt, excluding any general obligation to comply with the terms of this Agreement); or

(ii)	in the case of the resignation of a Guarantor:

(A)	that Guarantor is not a Borrower (unless it will also cease to be a Borrower at or prior to the time at which its resignation as a Guarantor becomes effective);

(B)	the Parent has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter; and

(C)	no payment is due and payable from that Guarantor under Clause 23.1 (Guarantee and Indemnity); or

(iii)	where the relevant Obligor is resigning as both a Borrower and a Guarantor, each of the conditions set out in this paragraph (c) are satisfied.

(d)	Subject to paragraph (e) below, upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable).

(e)	The resignation of an Obligor shall not be effective until the date of or until the confirmation of the Parent referred to in paragraph (c)(i)(A) or (c)(ii)(A) above is received, at which time that entity shall cease to be an Obligor and shall have no further rights or obligations under the Finance Documents as an Obligor.

29.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraph 5 of Schedule 14 (Information Undertakings), the Parent may request that any of its Subsidiaries become a Guarantor.

(b)	A member of the Group shall become a Guarantor if, subject to the Agreed Security Principles:

(i)	In the case of a member of the Group which would be a FATCA FFI or US Tax Obligor if it became an Additional Guarantor, all the Finance Parties approve the addition of that Subsidiary;

(ii)	the Parent delivers to the Agent a duly completed and executed Accession Deed; and

(iii)	the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(c)	The Agent shall in connection with any accession of a Guarantor under this Clause 29.4:

(i)	use reasonable endeavours to agree and/or confirm satisfaction of the documents and evidence to be received by it pursuant to Part 2 of Schedule 2 (Conditions Precedent) within any time period reasonably requested by the Parent (or in the absence of such request, promptly); and

(ii)	notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)	The Agent may agree with the Parent that the requirements under paragraph (b)(ii) above are to be delivered and/or satisfied at a date later than the date on which the relevant entity becomes an Additional Guarantor.

29.5	Compulsory resignation of FATCA FFIs and US Tax Obligors

If so directed by the Agent (acting on the instructions of the Majority Lenders, the Parent shall procure that any Obligor which is a FATCA FFI or a US Tax Obligor shall resign as a Borrower or a Guarantor (as the case may be) prior to the earliest FATCA Application Date relating to any payment by that Obligor (or any payment by the Agent which relates to a payment by that Obligor). For the purposes of paragraph (b)(vii) of Clause 29.3 (Resignation of an Obligor) each Lender consents to the resignation of an Obligor required pursuant to this Clause 29.5.

30.	ROLE OF THE AGENT, THE ARRANGERS, THE ISSUING BANK AND OTHERS

30.1	Appointment of the Agent

(a)	Each of the Arrangers, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Agent is hereby authorized to delegate all operational matters relating to the administration of Utilisations made in MEX$ and USD (but excluding for the avoidance of doubt any of the matters set out in Clause 39 (Amendment and Waivers)) to the Mexican Agent.

(c)	Each of the Arrangers, the Lenders and the Issuing Bank authorises the Agent (and the Mexican Agent) to exercise the rights, powers, authorities and discretions specifically given to the Agent (and rights, powers under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 28.13 (Maintenance of Register and provision of Assignment Agreements, Transfer Certificates, Increase Confirmations and Issuing Bank Accession Agreement) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (a) above shall not apply to any Transfer Certificate or any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Parent within eight (8) Business Days of a request by the Parent (acting reasonably), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(h)	Upon the Agent becoming an Impaired Agent each Lender shall be given a copy of the list of Lenders by the Borrower.

30.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

30.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arrangers and/or any Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers, any Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5	Business with the Group

The Agent, the Security Agent, the Arrangers, each Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6	Rights and discretions

(a)	The Agent and each Issuing Bank may rely on:

(i)	any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 39.7 (Restrictions on Debt Purchase Transactions) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or each group of Lenders has not been exercised;

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of an Increased Costs Lender, a Non-Consenting Lender and/or a Non-Funding Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or any Issuing Bank are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption).

30.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or relevant class or number of Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders or relevant class or number of Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

30.8	Responsibility for documentation

None of the Agent, the Arrangers, any Issuing Bank or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 33.11 (Disruption to Payment Systems etc.)), none of the Agent, any Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct or breach of the Finance Documents.

(b)	No Party (other than the Agent, an Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or an Ancillary Lender, in respect of any claim it might have against the Agent, an Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, an Issuing Bank or any Ancillary Lender may rely on this Clause 30.9 (Exclusion of liability) subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

30.10	Lenders’ indemnity to the Agent and the Mexican Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Mexican Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Mexican Agent (otherwise than by reason of the Agent’s (or Mexican Agent’s) gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to Payment Systems etc.)) notwithstanding the Agent’s (or Mexican Agent’s) negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent (or Mexican Agent) in acting as Agent (or Mexican Agent) under the Finance Documents (unless the Agent (or Mexican Agent) has been reimbursed by an Obligor pursuant to a Finance Document).

30.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Spain, Mexico or the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent (acting through an office in Spain, Mexico or the United Kingdom).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in Spain, Mexico or the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Parent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.9 (FATCA information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 18.9 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Lenders and the Parent that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Majority Lenders, by notice to the Agent, require it to resign.

30.12	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in Spain, Mexico or the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.13	Resignation of the Issuing Bank

(a)	The Issuing Bank may resign and appoint one of its Affiliates acting through an office in Spain, Mexico or the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Issuing Bank may resign by giving 30 days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Issuing Bank. The Issuing Bank’s resignation notice shall take effect immediately upon the expiry of such 30 day notice period unless a successor Issuing Bank has not been appointed in which case such notice shall be ineffective until a successor Issuing Bank has been appointed.

(c)	If the Majority Lenders have not appointed a successor Issuing Bank in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Issuing Bank (after consultation with the Parent) may (but shall have no obligation to) appoint a successor Issuing Bank (acting through an office in Spain, Mexico or the United Kingdom).

(d)	The retiring Issuing Bank shall make available to any successor Issuing Bank such documents and records and provide such assistance as the successor Issuing Bank may reasonably request for the purposes of performing its functions as Issuing Bank under the Finance Documents.

(e)	Upon the resignation of the Issuing Bank having become effective in accordance with paragraph (b) above, the retiring Issuing Bank shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30.

(f)	Any successor Issuing Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor Issuing Bank had been an original Party.

30.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

30.15	Relationship with the Lenders

(a)	Subject to Clause 28.14 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

30.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, each Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, each Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

30.17	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

30.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19	Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters, certificates or reports already accepted by the Arrangers or Agent) the terms of any reliance hold harmless, letter or engagement or similar letters relating to any reports, certificates or letters provided by accountants, auditors or other persons in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of reports, certificates or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	SHARING AMONG THE LENDERS

32.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any limitation set out in Clause 23 (Guarantee and Indemnity).

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor, unless and to the extent such treatment would otherwise be prohibited by any limitation set out in Clause 23 (Guarantee and Indemnity).

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.6	Ancillary Lenders

(a)	This Clause 32 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 27.2 (Acceleration). Following service of notice under Clause 27.2 (Acceleration), this Clause 32 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

33.	PAYMENT MECHANICS

33.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (save with respect to any Utilisations in USD or MEX$ in which case payment shall be made (if so appointed pursuant to Clause 30.1 (Appointment of the Agent)) to the Mexican Agent) (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent (or Mexican Agent as applicable) as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent (or Mexican Agent as applicable) specifies by not less than five (5) Business Days’ notice.

(c)	References in this Clause 33 to the Agent shall include (with respect to any Utilisations in USD or MEX$ and if so appointed pursuant to Clause 30.1 (Appointment of the Agent)) the Mexican Agent (as applicable)

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

33.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 30.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 33.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 33.2 (Distributions by the Agent).

33.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Arrangers, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (ii) to (iv) above.

(c)	paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made, save to the extent contemplated in Clause 10.1 (Repayment of Loans) and Clause 18.4 (Tax Credit), without (and free and clear of any deduction for) set-off or counterclaim.

33.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred (unless otherwise agreed with the Party to which such payment is to be made).

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.10	Change of currency

(a)	Unless otherwise prohibited by law, if a single currency or currency unit becomes the lawful currency of two or more countries or if a single currency or currency unit ceases to be the lawful currency of one or more country or if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country (or, as the case may be, the relevant single currency) shall be translated into, or paid in, the currency or currency units of that country designated by the Agent (after consultation with the Parent and acting reasonably); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank or as otherwise imposed by law for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably), or at such other rate as may be agreed by the Parent and the Agent (each acting reasonably, in good faith and in accordance with the provisions of sub-paragraph (i) above).

(b)	Without prejudice to paragraph (a) above, if a change in any currency of any relevant country occurs (or if a single currency or currency unit ceases to be the lawful currency of one or more country) after the date of this Agreement, the Finance Documents will be amended to the extent to which the Agent, acting reasonably and in good faith and after consultation with the Parent, determines to be necessary to satisfy the requirements of, and reflect the matters contemplated by, paragraph (a) above, to reflect the change in currency or any generally accepted financial conventions and market practice in the Relevant Interbank Market relating to dealing in any new currency. Any such changes agreed upon in writing by the Agent and the Parent shall be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers).

33.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Revolving Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion (acting reasonably), it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34.	SET-OFF

(a)	Provided an Event of Default has occurred and is continuing, a Finance Party may set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

35.	NOTICES

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of each Lender, each Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent. The Parent may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective in accordance with paragraphs (a) to (d) above after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender or an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent, the relevant Lender and the relevant Obligor (as applicable):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication (with such agreement to be deemed given by each person which is a Party at the date of this Agreement);

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or, as the case may be, the Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective in accordance with paragraphs (a) to (b) above after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication (and each Lender shall be deemed to accept this method of communication unless it has expressly notified the Agent to the contrary) by posting (either directly or by way of another Finance Party posting) this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, if requested by the Agent, the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent (or the Finance Party operating the Designated Website) shall promptly upon becoming aware of its occurrence notify the Agent (unless the Agent is operating the Designated Website) if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten (10) Business Days of receiving written details from the Agent.

35.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.	CALCULATIONS AND CERTIFICATES

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

(a)	Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	Where any person gives a certificate on behalf of any parties to the Finance Documents pursuant to any provision thereof and such certificate proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate being incorrect save where such individual acted fraudulently in giving such certificate (in which case any liability of such individual shall be determined in accordance with applicable law).

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.4	Evidence of debt and executive proceedings in respect of Spanish Obligors

(a)	The Parties agree that:

(i)	this Agreement and any amendments hereto shall be raised to the status of a Spanish Public Document before a Spanish notary by each Obligor as soon as possible and, in any event, within, respectively, ten (10) Business Days from the date of this Agreement, or ten (10) Business Days from the date of signing of the relevant amendment agreement (as applicable); and

(ii)	any Accession Deed by means of which a Spanish Obligor accedes to this Agreement shall be raised to the status of a Spanish Public Document before a Spanish notary on the date of the accession of the relevant Spanish Obligor, so that they may have the status of a notarial document of loan for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law (Law 1/2000 of 7th January) (“Ley de Enjuiciamiento Civil”) (the “Civil Procedural Law”).

(b)	Evidence of debt

(i)	Upon enforcement, the sum payable by any Spanish Obligor shall be the total aggregate amount of the balance of the accounts maintained by the Agent (or the relevant Lender, as the case may be) following its accounting provisions pursuant to Clause 36.1 (Accounts). For the purposes of Articles 571 et seq. of the Civil Procedural Law, the Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

(ii)	For the purpose of the provisions of Art. 571 et seq. of the Civil Procedural Law, it is expressly agreed by the Parties that the determination of the debt to be claimed through the executive proceedings shall be effected by the Agent (or the relevant Lender, as the case may be) by means of the appropriate certificate evidencing the balances shown in the relevant account(s) referred to in paragraph (i) above. By virtue of the foregoing, for any enforcement actions in Spain the submission of a “copia autorizada” or “testimonio con carácter ejecutivo” of the public deed by means of which this Agreement and the Accession Deed have been raised to the status of Spanish Public Document, will suffice, together with the certificate referred to in article 517.2.5 of the above Spanish Civil Procedural Law and the submission of another certificate issued by an authorised representative of the Agent (and/or the relevant Lender) establishing the due amount by the Spanish Obligors hereunder, in which the notary witnessing such certificate, at the Agent’s (and/or the relevant Lender’s) request, will certify that the said balance coincides with that set out in the Agent’s (and/or the relevant Lender’s) account and that the settlement of the due amount has been made in the manner agreed by the Parties in this Agreement.

37.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of or constitute an election to affirm any Finance Document, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS

39.1	Intercreditor Agreement

Subject to Clause 1.8 (Intercreditor Agreement), this Clause 39 is subject to the terms of the Intercreditor Agreement.

39.2	Required consents

(a)	Subject to Clause 39.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 39 and any amendment or waiver made or effected in accordance with the provisions of this Clause 39 or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent the authority referred to in this Agreement it shall be obliged to appear with the Agent, upon the request of the Agent, to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent, including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement

(c)	Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without any further consent, sanction, authority or further confirmation for them (for the benefit of the Agent and the Parent) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and Parent). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 39.

(d)	The Parent may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 39 and each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

39.3	Exceptions

Other than as provided in the following paragraphs of this Clause 39:

(a)	an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Change of Control Prepayment Event”, “Majority Lenders” or “Super Majority Lenders”, in Clause 1.1 (Definitions);

(ii)	any provision which expressly requires the consent of all the Lenders;

(iii)	Clause 2.3 (Finance Parties’ rights and obligations);

(iv)	Clause 28 (Changes to the Lenders) other than with respect to:

(A)	a Structural Change; or

(B)	a waiver of the minimum transfer and hold amounts provided for in paragraph (g) and (h) of Clause 28.2 (Conditions of assignment or transfer) or the transfer fees which are payable upon a transfer or assignment under Clause 28.3 (Assignment or transfer fee) which are agreed between the Agent and the Parent);

(v)	this Clause 39;

(vi)	Clause 32 (Sharing among the Lenders);

(vii)	any amendment (other than a Structural Change) to the order of priority or subordination under the Intercreditor Agreement,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the recovery and application of proceeds under, or any waiver of prepayments required under, Clause 12 (Mandatory Prepayment) shall only require the consent of the Majority Lenders, provided that if any amount has become due and payable to a Lender under:

(i)	Clause 11.1 (Illegality) as a consequence of any relevant obligations becoming unlawful; or

(ii)	Clause 12.1 (Exit) as a consequence of the occurrence of a Change of Control Prepayment Event,

the right of that Lender to that prepayment may only be waived with the consent of that Lender.

(c)	For the purposes of this Agreement, “Structural Change” means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:

(i)	the introduction of an additional Commitment, facility or tranche of the Revolving Facility (including by way of subdivision of an existing tranche or Facility), in each case, in any currency or currencies under this Agreement which ranks pari passu with, or junior to, to the Revolving Facility;

(ii)	any increase in, or addition to or extension of the Commitment of any Lender other than in accordance with Clause 2.2 (Increase);

(iii)	any extension of the Availability Period in respect of any Commitment of any Lender;

(iv)	any redenomination into another currency of any Commitment of any Lender;

(v)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission or other amount owing or payable to a Lender under the Finance Documents;

(vi)	any extension to the date of payment of any amount owing or payable to a Lender under the Finance Documents;

(vii)	any amendment or change in the currency of any payment of principal, interest, fees, commission or other amount owing or payable to a Lender under the Finance Documents; or

(viii)	any change (including changes to, the taking of or the release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements), consequential on, incidental to or required to implement or effect or reflect any of the adjustments referred to in paragraphs (i) to (vii) above (inclusive).

(d)	A Structural Change shall not be made without the prior consent of:

(i)	each Lender assuming a Commitment or an additional or increased Commitment in the relevant Loan, facility or tranche or whose Commitment is being extended or redenominated or to whom any amount is due and payable under the Finance Documents is being reduced, deferred or redenominated, as the case may be (the “Participating Lender”); and

(ii)	the Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account).

(e)	A proposed Structural Change which would have the effect of amending or altering the agreed priority and subordination provisions in the Intercreditor Agreement as between different classes of debt may not be made without the consent of all of the Lenders under the affected class of debt.

(f)	An Event of Default or Default may be waived with the consent of the Majority Lenders. Any notice, demand, declaration or other step or action taken under or pursuant to Clause 27.2 (Acceleration)) may be revoked with the consent of the Majority Lenders.

(g)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Parent.

(h)	No amendment or waiver of a term of any Fee Letter shall require the consent of any Finance Party other than the parties to such Finance Document.

(i)	Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender.

(j)	Other than as expressly permitted by the provisions of this Agreement (including without limitation, this Clause 39) or any other Finance Document), an amendment or waiver that has the effect of changing or which relates:

(i)	to the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity);

(B)	the Charged Property;

(C)	the manner in which proceeds from the enforcement of Transaction Security are distributed; or

(ii)	the release of all or substantially all of:

(A)	any guarantee and indemnity under Clause 23 (Guarantee and Indemnity); or

(B)	any Transaction Security,

shall not be made without the prior consent of the Super Majority Lenders, in each case, unless:

(i)	that release is conditional upon or is to become effective on or following the prepayment and cancellation in full of all amounts due and owing under the Finance Documents;

(ii)	such release is required to effect or, implement (including in contemplation of) a disposal, a reorganisation or any other transaction permitted under the terms of this Agreement (including, in the case of such a disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or Transaction Security granted by that Obligor or any of its Subsidiaries), provided that if that disposal, reorganisation or other transaction is not immediately consummated, a new guarantee and new Transaction Security on the same terms as those released is immediately granted over the assets which were released from such Transaction Security;

(iii)	such release is pursuant to a resignation of an Obligor which resigns as a Guarantor in accordance with the provisions of Clause 29.3 (Resignation of an Obligor); or

(iv)	that release is required to effect or implement a Structural Change, disposal permitted under the terms of this Agreement an increase in the Revolving Facility pursuant to Clause 2.2 (Increase) (or otherwise permitted or contemplated by this Agreement) provided that, where applicable, any such release shall be without prejudice to any obligation under this Agreement to provide replacement Transaction Security), where no consent for that release shall be required, and in each case, on receipt of a certificate from a director (or equivalent) of the Parent confirming which of the conditions in (i) to (iii) above is satisfied in respect of that release and why, the Security Agent shall be authorised to release any such guarantees or Transaction Security constituted by the Transaction Security Documents and the Finance Parties shall execute any release documents required by the Parent.

(k)	Any term of the Finance Documents (other than any Ancillary Document) may be amended or waived by the Parent and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is:

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature;

(ii)	to make any amendments to any term or definition of Schedule 14 (Information Undertakings) to Schedule 17 (New York Law Definitions) to provide for any change to conform the provisions of these schedules to the terms of the Indenture as of the Closing Date;

(iii)	to provide for the inclusion of a Material New Term; or

(iv)	otherwise for the benefit of all or any of the Lenders.

(l)	An amendment or waiver which relates to the rights or obligations of the Agent, an Arrangers, any Issuing Bank, the Security Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the relevant Arrangers, any Issuing Bank, the Security Agent, the relevant Ancillary Lender.

39.4	Non-Responding Lender (“Snooze you lose”)

If any Lender fails to accept or reject a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within ten (10) Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request including where such longer time period may be agreed following the submission of such request) of that request being made (such Lender being a “Non-Responding Lender”), the Non-Responding Lender’s Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Revolving Facility, and the Non-Responding Lender will not be treated as a Lender when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments, participations and/or the number of Lenders has been obtained to approve that request.

39.5	Replacement of Lender

(a)	If at any time any Lender becomes:

(i)	a Non-Consenting Lender;

(ii)	a Non-Funding Lender; or

(iii)	an Increased Costs Lender,

then the Parent may, on not less than five (5) Business Days prior written notice to the Agent and such Lender:

(A)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to one or more Lenders or other persons (each a “Replacement Lender”) selected by the Parent and (in the case of any transfer of a Commitment) which is in accordance with the provisions of paragraph (a) of Clause 28.12 (Assignments and transfers – Issuing Bank Consent), which confirms its (or their) willingness to assume and does assume the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation (the “Replacement Amount”);

(B)	prepay (or procure that another member of the Group prepays) all or any part of that Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit, Break Costs and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all or any Commitments of that Lender.

provided that, in each case, the Parent or any other member of the Group shall not be required to pay any prepayment fees or penalties (however described) payable under this Agreement or any other Finance Document.

(b)	Any notice delivered under paragraph (a) exercising any rights under (A) above shall be accompanied by a Transfer Certificate or Assignment Agreement (as the case may be) complying with Clause 28.5 (Procedure for transfer) or Clause 28.6 (Procedure for assignment) as the case may be, which Transfer Certificate or Assignment Agreement (as the case may be) shall be immediately executed by the relevant Non-Consenting Lender, Non-Funding Lender or, as the case may be, Increased Costs Lender and returned to the Parent.

(c)	Notwithstanding the requirements of Clause 28 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Lender does not execute and/or return a Transfer Certificate or Assignment Agreement (as the case may be) as required by paragraph (b) within two Business Days of delivery by the Parent, the relevant transfer or transfers shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the Replacement Amount to the Agent (for the account of the relevant Lender) and the Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent, sanction, authority or further confirmation from any other Party, a Transfer Certificate or Assignment Agreement on behalf of any relevant Non-Consenting Lender, Non-Funding Lender or, as the case may be, Increased Costs Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 28.5 (Procedure for transfer) or Clause 28.2 (Conditions of assignment or transfer). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph or paragraph (b) above and, for the avoidance of doubt, the provisions of Clause 30.9 (Exclusion of liability) shall apply in relation thereto.

(d)	Unless otherwise agreed by the Majority Lenders, the replacement or prepayment of a Lender pursuant to this Clause 39.5 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent (in such capacity) pursuant to paragraph (a) above;

(ii)

the Parent may only exercise its replacement or prepayment rights pursuant to paragraph (a) above in respect of any relevant Lender within 90 days of becoming entitled to do so (or, if later, on or prior to the date 90 days after the date on which the Parent receives notice in writing that such Lender has become a Non-Consenting Lender, a Non-Funding Lender or an Increased Costs Lender, as the case may be) on each occasion such Lender is a Non-Consenting Lender, a Non- Funding Lender or an Increased Costs Lender;

(iii)	no Investor Affiliate may be prepaid as a Non-Consenting Lender or a Non- Funding Lender pursuant to paragraph (a) above; and

(iv)	unless otherwise agreed by the Majority Lenders, that prepayment or purchase shall be funded directly or indirectly with New Shareholder Injections and/or the proceeds from any Permitted Debt.

(e)	Neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender for the purposes of paragraph (a) above.

(f)	In no event shall a Lender being replaced pursuant to paragraph (a) above be required to pay or surrender to the relevant Replacement Lender (or any other person) any of the fees received by it pursuant to the Finance Documents.

(g)	For the purposes of this Clause 39.5:

(i)	“Non-Consenting Lender” means any Lender which does not agree to (or fails to accept or reject a request for) a consent to a departure from, or waiver or amendment of, any provision of the Finance Documents which has been requested by the Parent directly or through the Agent where the requested consent, waiver or amendment is one which requires either unanimous, Super Majority Lender or Majority Lender consent pursuant to this Agreement and has been approved by the Majority Lenders.

(ii)	“Non-Funding Lender” means any Lender which:

(A)	has refused or failed to participate in an Utilisation it is obliged to make under this Agreement; and/or

(B)	has given notice to the Parent or the Agent that it will not make, or has disaffirmed or repudiated an obligation to participate in, any Utilisation it is obliged to make under this Agreement; and/or

(C)	has otherwise rescinded or repudiated a Finance Document or any term of the Finance Documents; and/or

(D)	is otherwise a Defaulting Lender; and

(iii)	“Increased Costs Lender” means a Lender or an Issuing Bank to whom any Obligor becomes obligated to pay any Mandatory Costs or any amount pursuant to Clause 11.1 (Illegality), Clause 16.2 (Market disruption), Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs).

39.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment unless otherwise agreed by the Parent, in ascertaining the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents:

(i)	that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments; and

(ii)	that Defaulting Lender will not be treated as a Lender for the purposes of paragraph (a) of Clause 39.3 (Exceptions) if it has no participation in any outstanding Utilisations.

(b)	For the purposes of this Clause 39.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(iii)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(iv)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.7	Restriction on Debt Purchase Transactions

(a)	For so long as an Investor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a Sub-Participation relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders, Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero, save where the proposed amendment or waiver seeks to treat any Investor Affiliate (who is a Lender or a sub-participant of a Lender) differently from other Lenders); and

(ii)	for the purposes of paragraph (i) above, such Investor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Investor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 18 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with an Investor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 18 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Investor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

(e)	Nothing in this Clause 39.7 shall apply to a Dedicated Entity that is not a member of the Group.

40.	CONFIDENTIALITY

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, reinsurers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Parent in order to transfer or assign a Commitment to such person, that Finance Party must obtain the prior written consent of the Parent prior to the making of such disclosure;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Parent in order to transfer or assign a Commitment to such person, that Finance Party must obtain the prior written consent of the Parent prior to the making of such disclosure;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above provided that if the intended recipient is a person to whom the Finance Party would be required to obtain the consent of the Parent in order to transfer or assign a Commitment to such person, that Finance Party must obtain the prior written consent of the Parent prior to the making of such disclosure;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required by law to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party;

(viii)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall (acting in good faith) consider appropriate provided that if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has first entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably and in good faith), it is not practicable so to do in the circumstances;

(ix)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.9 (Security over Lenders’ rights);

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers amended to the extent necessary to ensure that it is addressed to, or capable of being relied upon by, the Parent without requiring its signature by virtue of reliance on the Third Parties Act and is not capable of being materially amended without the prior written consent of the Parent or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Revolving Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the governing law of this Agreement;

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	nature of the Revolving Facility;

(x)	currencies of the Revolving Facility;

(xi)	ranking of the Revolving Facility;

(xii)	Termination Date for the Revolving Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Revolving Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Revolving Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Revolving Facility and/or one or more Obligors by such numbering service provider.

40.4	Entire agreement

This Clause 40 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40 (Confidentiality).

40.7	Continuing obligations

The obligations in this Clause 40 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law, except for Schedule 14 (Information Undertakings), Schedule 15 (General Undertakings), Schedule 16 (Event of Default) and Schedule 17 (New York Law Definitions) of this Agreement and any non-contractual obligations arising out of or in connection with those schedules, which shall be interpreted in accordance with the law of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

43.	ENFORCEMENT

43.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Each party waives expressly the right to any other jurisdiction to which they might have right including but not limited to jurisdiction by reason of its present or future domicile or by reason of the place of payment or otherwise.

43.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF (Fax: +44(0)207 469 2001 Attn: Neel Sachdev/Bryan Robson) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably).

(c)	An Obligor may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document, subject to notifying the Agent accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Agent of such new appointment, the existing process agent may resign.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

Part 1

The Original Obligors

The Original Borrower

Name of Original Borrower	Jurisdiction of Incorporation
BC Luxco 1 S.A.	Luxembourg
Atento Teleservicios España, S.A.U.	Spain
Atento Mexicana, S.A. de C.V.	Mexico

The Original Guarantors

Name of Original Guarantor	Jurisdiction of Incorporation
BC Luxco 1 S.A.	Luxembourg
Atento Teleservicios España, S.A.U.	Spain
Atento Mexicana, S.A. de C.V.	Mexico
Atento Servicios, S.A. de C.V.	Mexico

Part 2

The Original Lenders

Name of Original Lender	Commitment
Banco Santander, S.A. and Banco Santander (México), S.A. Institución de Banca Múltiple, Grupo Financiero Santander Mexico	€25,000,000
Banco Bilbao Vizcaya Argentaria, S.A. and BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer	€25,000,000

Total	€50,000,000

SCHEDULE 2

Conditions Precedent

Part 1

Conditions Precedent to Initial Utilization

1.	Original Obligors

(a)	A copy of the Constitutional Documents and the constitutional documents of the other Original Obligors and, in relation to each Original Obligor incorporated or established in Spain, an up-to-date excerpt (Nota Simple) from the relevant Commercial Registry (Registro Mercantil) including its updated by-laws.

(b)	A copy of a resolution of the board of directors or equivalent body of each of the Parent and the other Original Obligors (duly raised to the status of a Spanish Public Document before a Spanish notary in the case of each Original Obligor incorporated or established in Spain):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iv)	resolving and setting out the reasons why the board of directors (or equivalent) considers that the entry into the Finance Documents to which it is a party is in the best interests and to the benefit of the Obligor; and

(v)	with respect to each Original Obligor other than the Parent, authorising the Parent to act as its Agent in connection with the Finance Documents.

(c)	If applicable, a copy of the resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person executing Finance Documents as authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	If required under applicable law, a copy of a resolution, signed by all the holders of the issued shares in each Original Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which that entity is a party (duly raised to the status of a Spanish Public Document before a Spanish notary in the case an Original Obligor incorporated or established in Spain).

(f)	If required under applicable law, copy of a resolution of the board of directors (or equivalent body) of each corporate shareholder of each Original Obligor approving the terms of the resolutions referred to in (e) above.

(g)	A certificate of an authorised signatory of the Parent confirming that borrowing, guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded;

(h)	A certificate of an authorised signatory of each Original Obligor, certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is (where applicable) correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(i)	In respect of each Original Obligor incorporated in Luxembourg:

(i)	a certificate of absence of judicial decisions delivered by the Luxembourg Register of Commerce and Companies on the date of this Agreement; and

(ii)	an extract from the Luxembourg Register of Commerce and Companies with respect to such Original Obligor dated as of the date of this Agreement.

(iii)	a copy of its up-to-date shareholder(s) register.

2.	Intercreditor Agreement

An executed copy of the Intercreditor Agreement.

3.	Transaction Documents

(a)	An executed copy of the following Note Documents signed by each Original Obligor which is a party to such Note Documents:

(i)	the Indenture; and

(ii)	the Notes.

4.	Legal opinions.

The following legal opinions, each addressed to the Finance Parties, in form and substance customary for such a financing:

(a)	Clifford Chance LLP as to matters of English law;

(b)	Kirkland & Ellis LLP as to the enforceability of the Intercreditor Agreement under New York law;

(c)	Uría. Menéndez Abogados, S.L. as to capacity of Obligors under Spanish law;

(d)	Arendt and Medernach as to capacity of Obligors under Luxembourg law; and

(e)	Gonzalez Calvillo as to capacity of Obligors under Mexican law.

5.	Other Documents, Evidence and Other Matters

(a)	A copy of the Group Structure Chart.

(b)	Evidence that the fees, costs and expenses which are due and payable under the Finance Documents have been paid or will be paid on or prior to the Closing Date.

(c)	Evidence that the Notes have been issued

(d)	If applicable, evidence that the process agent appointed under this Agreement has accepted its appointment as agent for service of process.

(e)	Evidence that, the proceeds from the issue of the Notes, have been applied in irrevocable repayment and cancellation of all Indebtedness and other amounts owing under the Spanish Facilities Agreement and the Mexican Facilities Agreement and that all Security granted in connection therewith has been released or discharged in full.

(f)	With respect to any Utilisation in the Base Currency, provision of all information necessary for identification of the Parent, each other Original Obligor and their respective subsidiaries (if any at the initial Utilisation Date and to the extent necessary) in order to comply with all applicable anti-money laundering requirements and know your customer requirements of the Original Lenders (other than any Mexican Lender) (to be co-ordinated by the Agent), notified to the Parent by the Agent at least five business days prior to the date of this Agreement.

(g)	With respect to any Utilisation in MEX$ or USD, provision of all information necessary for identification of the Parent, each other Original Obligor and their respective subsidiaries (if any at the initial Utilisation Date and to the extent necessary) in order to comply with all applicable anti-money laundering requirements and know your customer requirements of the Original Lenders that are Mexican Lenders (to be co-ordinated by the Agent), notified to the Parent by the Agent at least five business days prior to the date of this Agreement.

(h)	A copy of the numero de operacion financiera granted by the Bank of Spain to the Original Borrower incorporated in Spain in relation to the Revolving Facility.

Part 2

Conditions precedent required to be delivered by an Additional Obligor

1.	A copy of the Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor and, in relation to an Additional Obligor incorporated or established in Spain, an up-to-date excerpt (Nota Simple) from the relevant Commercial Registry (Registro Mercantil) including its updated by-laws.

3.	As required by applicable law or customary practice, a copy of a resolution of the board (duly raised to the status of a Spanish Public Document before a Spanish notary in the case of an Additional Obligor incorporated or established in Spain) or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the other Finance Documents to which it is party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents to which it is party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above in relation to the Finance Documents and related documents.

6.	As required by applicable law or customary practice, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party (duly raised to the status of a Spanish Public Document before a Spanish notary in the case of an Additional Obligor incorporated or established in Spain).

7.	As required by applicable law or customary practice, a copy of a resolution of the board or, if applicable, a committee of the board of directors of each corporate shareholder of each Additional Obligor approving the terms of the resolution referred to in paragraph 6 above subject to any limitations set forth in the relevant Finance Documents.

8.	A certificate of an authorised signatory of the Additional Obligor:

(a)	confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; and

(b)	certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

9.	The following legal opinions, each addressed to the Finance Parties:

(a)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(b)	If the Additional Obligor (and/or any entity granting security over shares in the Additional Obligor) is incorporated in or has its “centre of main interest” or “establishment” in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to (x) the Agent and/or (y) if applicable or customary in the relevant jurisdiction, the Group, in the jurisdiction of its incorporation or “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

10.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

11.	Subject to the Agreed Security Principles, such security documents necessary to provide Transaction Security over all of the issued shares of the proposed Additional Obligor executed by the proposed Additional Obligor and/or its Holding Company.

12.	Any notices or documents required to be given or executed under the terms of those security documents.

13.	All documents and evidence required by any Finance Party in connection with the compliance of such Finance Party/ies with all “applicable anti-money laundering” and “know your customer” requirements to the extent stipulated by the Agent at least five (5) Business Days prior to signing the Accession Deed.

SCHEDULE 3

Requests and Notices

Part 1

Utilisation Request

Loans

From:	[Borrower] [Parent]*
To:	[Agent]
Dated:	[—]

Dear Sirs

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower: [—]

(b)	Proposed Utilisation Date: [—] (or, if that is not a Business Day, the next Business Day)

(c)	Currency of Loan: [—]

(d)	Amount: [—] or, if less, the Available Facility

(e)	Interest Period: [—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request and in this respect confirm that the Super Senior Facilities Leverage Ratio is, pro forma for the borrowing of this Loan, [—]:1.

4.	[The proceeds of this Loan should be credited to [account]].

Yours faithfully

authorised signatory for

[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

Part 2

Utilisation Request

(A) Letters of Credit denominated in EUR

From:	[Borrower] [Parent]*
To:	[Agent]
Dated:	[—]

Dear Sirs

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower: [—]

(b)	Issuing Bank: [—]

(c)	Proposed Utilisation Date: [—] (or, if that is not a Business Day, the next Business Day)

(d)	Currency of Letter of Credit: [—]

(e)	Amount: [—] or, if less, the Available Facility

(f)	Term: [—]

3.	We confirm that each condition specified in paragraph (b) (or, to the extent applicable, paragraph (d) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request and in this respect confirm that the Super Senior Facilities Leverage Ratio is, pro forma for the borrowing of this Loan, [—]:1.

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [—].

Yours faithfully,

authorised signatory for

[the Parent on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

(B) Letter of Credit denominated in USD or MEX$

(C) Form of Letter of Credit (denominated in USD or MEX$) Amendment

(HOJA MEMBRETADA DEL CLIENTE)

México, D.F. a de del

BBVA BANCOMER
Montes Urales No. 620
México, D.F. C.P 11000

At.n Alma Patricia Bazán Casco

La presente es con el fin de solicitar en la carta de crédito No.              por importe de                      la siguiente modificación:

DICE:

DEBE DECIR

Los demás términos y condiciones permanecen sin cambio.

A T E N T A M E N T E

(FIRMA Y NOMBRE DE APODERADO (S) DE LA EMRPESA

COM PODER PARA ACTOS DE ADMINISTRACIÓN

Part 2 - Form of Letter of Credit of Issuing Bank other than the Mexican Issuing Bank

Part 3

Form of Ancillary Facility Request

From:	[Borrower] [Parent]*
To:	[Agent]
Dated:	[—]

Dear Sirs

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Ancillary Facility Request. Terms defined in the Facilities Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Request.

2.	We wish to arrange for an [Ancillary Facility] to be established with the [Ancillary Lender] specified below (which has agreed to do so) on the following terms:

(a)	Borrower (or Affiliate(s) of a Borrower): [—]

(b)	Ancillary Lender: [—]

(c)	Type or types of Ancillary Facility: [—]

(d)	Ancillary Commencement Date: [—]

(e)	Expiry date for the Ancillary Facility: [—]

(f)	Ancillary Commitment amount: [—]

(i)	Designated Gross Amount: [—]

(ii)	Designated Net Amount: [—]]**

(g)	Currency/ies available under the Ancillary Facility: [—]***

3.	We confirm that each condition specified in paragraphs (b)(iii) and (b)(iv) of Clause 9.3 (Terms of Ancillary Facilities) is satisfied on the date of this Ancillary Facility Request.

Yours faithfully,

authorised signatory for

[the Parent on behalf of] [insert name of relevant Borrower]***

SCHEDULE 4

Mandatory Cost Formula

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from the Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from the Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from the Facility Office.

4.	The Additional Cost Rate for any Lender lending from the Facility Office in the United Kingdom will be calculated by the Agent as follows:

E × 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

8.	Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with the Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 6 and 7 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To:	[—] as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

[To be updated following tax review/comment]

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.5 (Procedure for transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 28.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph [—] of Clause 28.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms (without prejudice to the validity of this Transfer Certificate and for the benefit of the Agent and without liability to any Obligor) that it is:

(i)	[not a Qualifying Lender]

(ii)	[a Qualifying Lender (other than a Treaty Lender)]

(iii)	[a Treaty Lender][1]

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[1]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

6.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [—]

[Agent]

By:

SCHEDULE 6

Form of Assignment Agreement

To:	[—] as Agent and BC Luxco 1 S.A. as Parent, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[To be updated following tax review/comment]

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 28.6 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [—].

4.	On the Transfer Date the New Lender becomes Party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

6.	The New Lender confirms that it is (for the benefit of the Agent and without liability to any Obligor):

(i)	[not a Qualifying Lender]

(ii)	[a Qualifying Lender (other than a Treaty Lender)]

(iii)	[a Treaty Lender][2]

7.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Transfer Certificate or Assignment or Increase Confirmation to the Parent) to the Parent (on behalf of each Obligor) of the assignment referred to in this Agreement.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[2]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [—].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 7

Form of Accession Deed

To:	[—] as Agent

From:	[Subsidiary] and [Parent]
Dated:	[—]

Dear Sirs

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause 29.2 (Additional Borrowers)/[Clause 29.4 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited [partnership][liability company][and registered number [—]].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement are as follows:

Address:	[—]

Fax No.:	[—]

Attention:	[—]

4.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed by the parties hereto and is delivered on the date stated above.

[Subsidiary]
[EXECUTED AS A DEED		)
By:	[Subsidiary]	)
Director
Director/Secretary
OR
[EXECUTED AS A DEED
By:	[Subsidiary]
Signature of Director
Name of Director
in the presence of
Signature of witness
Name of witness
Address of witness

Occupation of witness]

The Parent

By:

SCHEDULE 8

Form of Resignation Letter

To:	[—] as Agent
From:	[resigning Obligor] and [Parent]
Dated:	[—]

Dear Sirs

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 29.3 (Resignation of an Obligor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents.

3.	We confirm that no Event of Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9

Form Of Issuing Bank Accession Agreement

To:	[—] as Agent
From:	[Proposed Issuing Bank] (the “Additional Issuing Bank”)
Dated:	[—]

DEAR SIRS

ATENTO – REVOLVING FACILITIES AGREEMENT DATED [—] 2013 (AS AMENDED FROM TIME TO TIME) (THE “FACILITIES AGREEMENT”)

1.	We refer to the Facilities Agreement and particularly Clause 28.10 (Additional and replacement Issuing Banks) of the Facilities Agreement. This is an Issuing Bank Accession Agreement. This agreement (the “Agreement”) shall take effect as an Issuing Bank Accession Agreement for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	The Additional Issuing Bank hereby agrees with each other person who is or who becomes a party to the Facilities Agreement that with effect on and from the date of this Agreement it will be bound by the Facilities Agreement as an Issuing Bank as if it had been a party originally to the Facilities Agreement in that capacity.

3.	The Facility Office and address, fax number and attention details for notices of the Additional Issuing Bank for the purposes of Clause 35.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

4.	The Additional Issuing Bank confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Proposed Additional Issuing Bank]

By:

This Agreement is accepted as an Issuing Bank Accession Agreement for the purposes of the Facilities Agreement by the Agent.

[—] as Agent

By:

SCHEDULE 10

Timetables

Part 1

Loans

	Loans in Euro	Loans in MEX$ or USD	Loans in other currencies
Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	U-3
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 am (Madrid time)	U-3 9.30 am (Mexico City time)	U-3 9.30 am (Madrid time)
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 Noon (Madrid time)	U-3 Noon (Mexico City time)	U-3 Noon (Madrid time)
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.30 am (Madrid time)	Quotation Day 9.30 am (Mexico City time)	Quotation Day 9.30 am (Madrid time)
Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day	Quotation Day	Quotation Day
LIBOR, EURIBOR or TIIE is fixed	Quotation Day as of 11.00 a.m. (Madrid time) in respect of EURIBOR	Quotation Day as of 11:00 a.m. (Mexico City time)	Quotation Day as of 11.00 a.m. (Madrid time) in respect of EURIBOR

“U”	=	date of utilisation.
“U - X”	=	X Business Days prior to date of utilisation

Part 2

Letters of Credit

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit))	U-2 9:30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the relevant Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (e) of Clause 6.5 (Issue of Letters of Credit).	U-1 10.30am

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 9:30am

“U”	=	date of utilisation, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit
“U-X”	=	Business Days prior to date of utilisation

SCHEDULE 11

Form of Letter of Credit

To:	[Beneficiary] (the “Beneficiary”)
Date:	[—]

Irrevocable Standby Letter of Credit no. [—]

At the request of [—], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [Madrid].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [—].

“Total L/C Amount” means [—].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [—] p.m. ([Madrid] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten (10)] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [—] p.m.([Madrid] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [—] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[—]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.**

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).**

Yours faithfully

[Issuing Bank]
By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.
**	To be amended to New York Law with respect to any Letter of Credit issued in USD or MEX$

SCHEDULE

FORM OF DEMAND

To:	[ISSUING BANK]
[Date]

Dears Sirs

Standby Letter of Credit no. [—] issued in favour of [BENEFICIARY] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [—] is due [and has remained unpaid for at least [—] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [—].

2.	Payment should be made to the following account:

Name:	[—]

Account Number:	[—]

Bank:	[—]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully
(Authorised Signatory)	(Authorised Signatory)

For
[BENEFICIARY]

SCHEDULE 12

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles

a.	The guarantees and security to be provided by the Parent and the Guarantors (the “Security Group”) will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

b.	The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from members of the Security Group in jurisdictions in which it has been agreed that guarantees and security will be granted. In particular:

i.	general statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit or interest, fraudulent preference, “earnings stripping”, “controlled foreign corporation” rules, “thin capitalisation” rules, tax restrictions, retention of title claims, employee consultation or approval requirements, capital maintenance rules and similar principles may prevent or limit a member of the Security Group from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise;

ii.	a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarisation and registration fees) which shall not be disproportionate to the benefit to the Lenders of obtaining such guarantee or security;

iii.	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

iv.	it is acknowledged that in certain jurisdictions it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

v.	any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document to the extent, and for so long as, so prevented from being charged provided that reasonable endeavours to obtain consent to charging any such assets shall be used if Security Agent (in good faith) determines the relevant asset to be material;

vi.	the Security Group will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant members of the Security Group or if the same would conflict with the fiduciary duties of the directors of the relevant members of the Security Group or contravene any legal prohibition or would result in (or in a risk of) personal or criminal liability on the part of any officer or director, provided that the relevant member of the Security Group shall use all reasonable endeavours to overcome any such obstacle;

vii.	the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would be reasonably likely to have a material adverse effect on the ability of the Parent or the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Note Documents and this Agreement; and

viii.	unless required to maintain the validity, perfection or priority of any security interest or the enforceability of any guarantee, to the extent legally possible, no action will be required to be taken in relation to any guarantee or security where any Lender transfers or assigns any of its Commitment. Neither the Parent nor any Guarantor will be liable, except in the case of a voluntary registration by the Parent or any Guarantor, for any fees, costs, taxes or expenses in relation to any required re-registration, re-notarisation or other requirement for perfection or protection of security or guarantees on transfer or assignment other than in connection with a replacement of the Security Agent.

2.	Terms of Transaction Security Documents

1.	The following principles will be reflected in the terms of any security taken as part of this transaction:

a.	security will secure the obligations of the Parent or the Guarantor granting the security and will not be enforceable until an Event of Default has occurred and notice of acceleration has been given by the Agent in accordance with Clause 27.2 (Acceleration) of this Agreement;

b.	the security documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain any additional representations or undertakings (such as in respect of title, ranking, insurance, protection of assets, information or the payment of costs) unless these are required for the creation or perfection of the security and are no more onerous than any equivalent representation or undertaking in this Agreement or the Indenture;

c.	in respect of any share charges, until an Event of Default has occurred and notice of acceleration has been given by the Agent in accordance with Clause 27.2 (Acceleration) of this Agreement, the chargors shall be permitted to retain and to exercise voting rights to any shares charged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the chargors shall be permitted to receive payment of cash dividends (other than in connection with any liquidation) upstream on charged shares to the extent permitted under this Agreement or the Indenture;

d.	the Transaction Security Documents will not contain repeating representations unless these are required for the creation or perfection of the security;

e.	the Transaction Security Documents will not require any Guarantor to specifically charge or pledge any shares of capital stock except for shares of capital stock in another Guarantor;

f.	the Security Agent should only be able to exercise any power of attorney granted under the security documents following the occurrence of an Event of Default in respect of which notice of acceleration has been given in accordance with Clause 27.2 (Acceleration) of this Agreement by the Agent or failure to comply with a further assurance or perfection obligation;

g.	the Transaction Security Documents shall not operate so as to prevent any transaction otherwise permitted under this Agreement or the Indenture and will permit the disposal of any asset where such disposal is permitted under the Note Documents or this Agreement and the release of security where such release is provided for under this Agreement or the Indenture;

h.	the Transaction Security Documents will not contain separate provisions for default or penalty interest, tax, gross-up or indemnification provisions;

i.	no guarantee or security will be required from members of the Group incorporated in any jurisdiction (or pursuant to documentation governed by the laws of any jurisdiction) other than the Chile, Colombia, Mexico, Peru and Spain (together, the “Security Jurisdictions”).

SCHEDULE 13

Form of Increase Confirmation

To:	[—] as Agent [—] as Issuing Bank and [—] as the Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[—]

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [—].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	The Increase Lender confirms that it is (for the benefit of the Agent and without liability to any Obligor):

(i)	[not a Qualifying Lender]

(ii)	[a Qualifying Lender (other than a Treaty Lender)]

(iii)	[a Treaty Lender][3]

9.	[The Increase Lender confirms that it [is]/[is not]* a Non-Acceptable L/C Lender.]**

[3]	Delete as applicable. Each New Lender is required to confirm which of these categories it falls within.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE 14

Information Undertakings

The undertakings in this Schedule remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is outstanding.

1.	Financial Statements

1.1	The Parent will provide to the Agent:

(a)	within 120 days (150 days in the case of the fiscal year containing the Closing Date) after the end of each fiscal year,

(i)	information regarding the Parent and its consolidated subsidiaries with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”;

(ii)	pro forma income statement and balance sheet information of the Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalisations on a consolidated basis that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to paragraph 1.1(b) or (c) below) (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense);

(iii)	the audited consolidated balance sheet of the Parent as at the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of the Parent for the most recent three fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements;

(iv)	a description of the management and shareholders of the Parent, all material affiliate transactions and a description of all material debt instruments; and

(v)	a description of material risk factors and material subsequent events;

provided that the information described in (iv) and (v) may be provided in the footnotes to the audited financial statements;

(b)	within 60 days (75 days in the case of the first fiscal quarter after the Closing Date) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Parent containing the following information:

(i)	the Parent’s unaudited condensed consolidated balance sheet as at the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter and year to date periods ending on the unaudited condensed balance sheet date and the comparable prior year periods, together with condensed footnote disclosure;

(ii)	pro forma income statement and balance sheet information of the Parent, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations on a consolidated basis that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense);

(iii)	information regarding the Parent and its consolidated subsidiaries with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”;

(iv)	a discussion of changes in material debt instruments since the most recent report; and

(v)	material subsequent events and any material changes to the risk factors in respect of any material debt instruments disclosed in the most recent annual or quarterly report;

provided that the information described in paragraph (iii) and (iv) may be provided in the footnotes to the audited financial statements.

(c)	within the time periods specified for filing current reports on Form 8-K after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Parent had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Parent had been a reporting company under the Exchange Act; provided that:

(i)	no such current report will be required to be furnished if the Parent determines in its good faith judgment that such event is not material to the Lenders or the business, assets, operations, financial positions or prospects of the Parent and its Restricted Subsidiaries, taken as a whole;

provided, further that that such reports:

(A)	will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Items 301 or 302 of Regulation S-K, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein); and

(B)	will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC (except that percentage disclosure of the revenues, assets and liabilities of the Guarantors and Non-Guarantors shall be included in the form provided in this offering circular).

(d)	So long as any Commitment remains outstanding, the Parent will also:

(i)	within 10 business days after furnishing to the Agent the annual and quarterly reports required by paragraph 1.1(a) and (b), hold a conference call with, amongst others, the Lenders to discuss such reports and the results of operations for the relevant reporting period; and

(ii)	maintain a website (which may be password protected) to which the Lenders, amongst others, shall be given access and to which all of the reports and press releases required to be provided under this Schedule shall be posted.

(e)	At any time that any of the Parent’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or a group of Unrestricted Subsidiaries, taken as a whole, constitutes a Significant Subsidiary of the Parent, then the quarterly and annual financial information required by this paragraph 1 will include, in addition to the information required in paragraph 1.1(a) and (b) above, the following:

(i)	In the case of annual reports:

(A)	the consolidated balance sheet of the Restricted Group as at the end of the most recent two fiscal years (only to the extent such fiscal year ends after January 1, 2012);

(B)	consolidated income statements and statements of cash flow of the Restricted Group for the most recent three fiscal years (only to the extent such fiscal year ends after January 1, 2012), including appropriate footnotes to such financial statements, for and as at the end of such fiscal years; and

(C)	information regarding the Restricted Group with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”.

(ii)	In the case of quarterly reports, information regarding the Restricted Group with a level and type of detail that is substantially comparable in all material respects to information in the section of the Offering Circular entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Restricted Group”. and

(iii)	pro forma income statement and balance sheet information of the Restricted Group, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year or quarter, as applicable.

(f)	For purposes of this Schedule, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20% of the Parent’s or the Restricted Group’s, as the case may be;

(i)	Consolidated Net Income or Consolidated EBITDA for the most recent four quarters for which annual or quarterly financial reports have been delivered to the Agent; or

(ii)	consolidated assets as of the last day of the most recent quarter for which annual or quarterly financial reports have been delivered to the Agent.

2.	Certificate

The Parent shall deliver to the Agent, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Parent is required to deliver to the Agent, within 30 days after the occurrence of a Default, written notice of any events of which they are aware which would constitute a Default, their status and what action the Parent is taking or proposes to take in respect thereof.

3.	Accounting Principles

3.1	All financial statement information required pursuant to this Schedule shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in paragraph 1.1(a) to (c) above may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods on a consistent basis for the periods presented, except as may otherwise be described in such information;

3.2	All reports provided pursuant to this Schedule 14 (Information Undertakings) shall be

(a)	in the English language; and

(b)	not be required to contain any reconciliation to U.S. generally accepted accounting principles.

4.	US Reporting Requirements

4.1	In the event that;

(a)	the Parent becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, for so long as it continues to file the reports required by Section 13(a) with the SEC; or

(b)	the Parent elects to provide to the Agent reports which, if filed with the SEC, would satisfy (in the good faith judgment of the Parent) the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (other than the provision of U.S. GAAP information, certifications, exhibits or information as to internal controls and procedures), for so long as it elects, the Parent will make available to the Agent such annual reports, information, documents and other reports that the Parent is, or would be, required to file with the SEC pursuant to such Section 13(a) or 15(d).

4.2	Upon provision of the information in paragraph 4.1(a) and (b) to the Agent, the Parent will be deemed to have complied with the provisions contained in the preceding paragraphs.

4.3	Nothing herein shall be construed so as to require the Parent to include in the foregoing reports any information specified in Rule 3-16 of Regulation S-X.

5.	“Know your customer” checks

5.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement;

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer; or

(d)	a proposed assignment or transfer by an Obligor of any of its rights and/or obligations under this Agreement to a party that is not an Obligor prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

5.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

5.3	The Parent shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

5.4	Following the giving of any notice pursuant to paragraph 5.3 above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with know your customer or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the accession of such Restricted Subsidiary to this Agreement as an Additional Obligor.

6.	Additional Obligor Information Undertakings

6.1	In the event that any Parent Company of the Parent becomes an Obligor, the Parent may satisfy its obligations in this Schedule 14 (Information Undertakings) with respect to financial information relating to such Parent Company by furnishing financial information relating to such Parent; provided that, to the extent it would be required by Rule 3-10 of Regulation S-X promulgated by the SEC, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Parent and its Restricted Subsidiaries on a standalone basis, on the other hand.

6.2	Delivery of such reports, information and documents to the Agent pursuant to this Schedule is for informational purposes only, and the Agent’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Parent’s compliance with any of its covenants under this Agreement (as to which the Agent is entitled to certificates).

SCHEDULE 15

General Undertakings

1.	Incurrence of Indebtedness

1.1	The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness), provided that:

(a)	the Parent and any of the Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries is greater than 2.00 to 1.00; and

(b)	Non-Guarantors may not Incur Indebtedness under paragraph (a) above if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of $30 million of Indebtedness of Non-Guarantors would be outstanding pursuant to this sub-paragraph (b) at such time.

1.2	Notwithstanding paragraph 1.1 above, the Incurrence of the following Indebtedness shall be permitted (collectively, “Permitted Debt”):

(a)	Indebtedness Incurred pursuant to any Credit Facilities (which for the avoidance of doubt includes this Agreement and letters of credit or bankers’ acceptances issued or created under any Credit Facility which shall be deemed to have a principal amount equal to the face amount thereof), and any Refinancing Indebtedness in respect thereof and any guarantee provided in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding the sum of:

(i)	the greater of (a) $65.0 million or (b) 7.5% of Total Assets; plus

(ii)	(in the case of any refinancing of any Indebtedness permitted under this paragraph or any portion thereof), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(b)	guarantees by the Parent or any Restricted Subsidiary of Indebtedness of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement;

(c)	Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary; provided, however, that:

(i)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary of the Parent; and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted Subsidiary of the Parent or an Obligor,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent or such Restricted Subsidiary or the Obligor, as the case may be;

provided, further, that any such Indebtedness owing by the Parent or an Obligor to a Non-Obligor is expressly subordinated in right of payment to (x) the Notes or such Restricted Subsidiary’s Note Guarantee and (y) this Agreement or the Secured Obligations, as the case may be;

(d)	Indebtedness represented by:

(i)	the Notes (other than any Additional Notes), including any Note Guarantee thereof,

(ii)	any Indebtedness (other than Indebtedness Incurred pursuant to paragraphs (a) and (b)) of the Parent and its Restricted Subsidiaries outstanding on the Closing Date,

(iii)	Refinancing Indebtedness Incurred by the Parent or any Restricted Subsidiary in respect of any Indebtedness described in this paragraph (d) or paragraphs (e) (g), (j), (k) or (n) of this paragraph 1.2 or Incurred pursuant to paragraph 1.1, and

(iv)	Management Advances;

(e)	(x) Indebtedness of the Parent or any of its Restricted Subsidiaries Incurred or issued to finance an acquisition, (y) Acquired Indebtedness that is assumed in connection with the acquisition of assets from a Person or of Persons that are merged into or consolidated with or otherwise combined with the Parent or a Restricted Subsidiary of the Parent in accordance with the terms of this Agreement or (z) Acquired Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes as Restricted Subsidiary (provided that, in the case of (z), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such Person becoming a Restricted Subsidiary, on the date of consummation of such acquisition, merger, consolidation or other combination);

provided that after giving effect to such Incurrence, issuance, assumption, merger, consolidation, combination or acquisition, either

(ii)	the Parent would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in paragraph 1.1 above; or

(iii)	the Fixed Charge Coverage Ratio of the Parent and the Restricted Subsidiary would not be lower than immediately prior to such acquisition, merger or consolidation;

(f)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(g)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this paragraph and then outstanding, does not exceed the greater of:

(i)	$30.0 million and

(ii)	4.25% of Total Assets at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(h)	Indebtedness in respect of:

(i)	workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Parent or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business (in each case other than for an obligation for money borrowed);

(ii)	the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(iii)	customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(iv)	letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (in each case other than for an obligation for money borrowed); and

(v)	any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(i)	Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than the guarantee of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Parent and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;

(j)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this paragraph and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Parent from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity of the Parent (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution), in each case, subsequent to the Closing Date; provided that

(i)	any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments pursuant to paragraph 2 (Restricted Payments) to the extent the Parent and its Restricted Subsidiaries Incur Indebtedness in reliance thereon; and

(ii)	any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this paragraph to the extent the Parent or any of its Restricted Subsidiaries make a Restricted Payment pursuant to paragraph 2 (Restricted Payments) based on such Net Cash Proceeds;

(k)	Indebtedness of Non-Guarantors in an aggregate amount not to exceed the greater of:

(i)	$25.0 million; and

(ii)	3.5% of Total Assets at any time outstanding and any Refinancing Indebtedness in respect thereof;

(l)	Indebtedness consisting of promissory notes issued by the Parent or any of its Subsidiaries to any current or former employee, director or consultant of the

Parent, any of its Subsidiaries or any of its Parent Companies (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Parent or any of its Parent Companies that is permitted by paragraph 2 (Restricted Payments);

(m)	Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of;

(i)	the financing of insurance premiums; or

(ii)	take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business; and

(n)	Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this sub-paragraph (n) and then outstanding, will not exceed the greater of:

(i)	$50.0 million; and

(ii)	7.0% of Total Assets.

1.3	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

(a)	in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph 1.1 and paragraph 1.2 above, the Parent, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the sub-paragraphs of paragraph 1.1 or paragraph 1.2;

(b)	additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in paragraphs 1.1 or 1.2 so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(c)	the guaranteeing of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(d)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to sub-paragraphs (a), (g), (j), (k) or (n) of paragraph 1.2 or paragraph 1.1 above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(e)	the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(f)	Indebtedness permitted by this paragraph 1 (Incurrence of Indebtedness) need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(g)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

1.4	Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock of the same class or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes this paragraph 1 (Incurrence of Indebtedness);

1.5	The amount of any Indebtedness outstanding as of any date shall be:

(a)	the accreted value thereof in the case of any Indebtedness issued with original issue discount; and

(b)	the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

1.6	If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Parent as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this paragraph 1 (Incurrence of Indebtedness) the Parent shall be in default of this paragraph 1 (Incurrence of Indebtedness).

1.7	Notwithstanding any other provision of this paragraph 1 (Incurrence of Indebtedness), the maximum amount of Indebtedness that the Parent or a Restricted Subsidiary may Incur pursuant to this paragraph 1 (Incurrence of Indebtedness) shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

1.8	The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

1.9	The Parent shall not, and will not permit any Obligor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Parent or such Obligor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to (x) the Notes or such Obligor’s Note Guarantee (as applicable) and (y) this Agreement and the other Finance Documents in relation to both (x) and (y) to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Parent or such Obligor, as the case may be.

1.10	For the purposes of this paragraph 1 (Incurrence of Indebtedness):

(a)	unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured; and

(b)	senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

2.	Restricted Payments

2.1	The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(a)	declare or pay any dividend or make any distribution on or in respect of the Parent’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) except:

(i)	dividends or distributions payable in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent; and

(ii)	dividends or distributions payable to the Parent or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Parent or another Restricted Subsidiary on no more than a pro rata basis);

(b)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any Parent Company of the Parent held by Persons other than the Parent or a Restricted Subsidiary of the Parent;

(c)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, other than;

(i)	any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and

(ii)	any Indebtedness Incurred pursuant to sub-paragraph (c) of paragraph 1.2 above; or

(d)	make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in paragraph (a) to (d) above are referred to in this paragraph 2.1 (Restricted Payments) herein as a “Restricted Payment”), if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

(i)	a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii)	the Parent is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph 1.1 above after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (including Permitted Payments permitted below by paragraph 2.2(a) (without duplication of a Restricted Payment represented by the declaration of a dividend or distribution), (f), (j) and (k), but excluding all other Restricted Payments permitted by the next succeeding paragraph) would exceed the sum of (without duplication):

(A)	50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing January 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Parent are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)

100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Parent from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or as a result of a merger or consolidation (the consideration for which is Capital Stock of the Parent) with another Person subsequent to the Closing

Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Parent subsequent to the Closing Date, other than (w) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary, (x) Net Cash Proceeds to the extent such Net Cash Proceeds have been used to Incur Indebtedness pursuant to sub-paragraph (j) of paragraph 1.2 above, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on paragraph 2.2(f) below, and (z) Excluded Contributions;

(C)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Parent or any Restricted Subsidiary from the issuance or sale (other than to the Parent or a Restricted Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of their employees to the extent funded by the Parent or any Restricted Subsidiary) by the Parent or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Parent (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Parent or any Restricted Subsidiary upon such conversion or exchange;

(D)	100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(1)	the sale or other disposition (other than to the Parent or a Restricted Subsidiary) of Restricted Investments made by the Parent or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Parent or its Restricted Subsidiaries, in each case after the Closing Date; or

(2)	the sale (other than to the Parent or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Parent or a Restricted Subsidiary pursuant to paragraph 2.2(j) or (n) or to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; and

(E)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Parent at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary made by the Parent or a Restricted Subsidiary pursuant to paragraph 2.2(j) or (n) or to the extent of the amount of the Investment that constituted a Permitted Investment.

2.2	The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(a)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Agreement;

(b)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness of the Parent or any Restricted Subsidiary made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the net proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock or Designated Preferred Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Parent (“Refunding Capital Stock”); provided that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from paragraph 2.1(iii);

(c)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to paragraph 1 (Incurrence of Indebtedness) above;

(d)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to paragraph 1 (Incurrence of Indebtedness) above;

(e)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)	from Net Available Cash to the extent permitted under paragraph 5 (Sales of Assets and Subsidiary Stock) below, but only if the Parent shall have first complied with the terms described under paragraph 5 (Sales of Assets and Subsidiary Stock) of this Schedule 15 and (to the extent applicable) purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii)	to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Parent shall have first complied with the terms of Clause 12.1 (Exit), prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)	consisting of Acquired Indebtedness;

(f)

a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Parent or any of its Parent Companies held by any future, present or former employee, director or consultant of the Parent, any of its Subsidiaries or any of its Parent

Companies (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this paragraph do not exceed $7.5 million in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $15.0 million in any fiscal year); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(i)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent and, to the extent of the cash contributed to the capital of the Parent (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Company, in each case to members of management, directors or consultants of the Parent, any of its Subsidiaries or any of its Parent Companies that occurred after the Closing Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of paragraph 2.1(iii) above; plus

(ii)	the cash proceeds of key man life insurance policies received by the Parent and its Restricted Subsidiaries after the Closing Date; less

(iii)	the amount of any Restricted Payments made in previous fiscal years pursuant to subparagraphs (i) and (ii) of this sub-paragraph (f);

and provided further that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from members of management, directors, employees or consultants of the Parent, any Parent Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Parent or any of its Parent Companies will not be deemed to constitute a Restricted Payment for purposes of this paragraph 2 or any other provision of this Agreement;

(g)	the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with paragraph 1 (Incurrence of Indebtedness) above;

(h)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(i)	dividends, loans, advances or distributions to any Parent Company or other payments by the Parent or any Restricted Subsidiary to any Parent Company in amounts equal to (without duplication):

(i)	the amounts required for any Parent Company to pay any Parent Expenses or any Related Taxes; or

(ii)	amounts constituting or to be used for purposes of making payments to the extent specified in paragraph 6.3 (b), (c), (e) and (m);

(j)	the declaration and payment by the Parent of, dividends on the common stock or common equity interests of the Parent (or payments of dividends to any Parent Company to fund payments of dividends on such entity’s common stock or common equity interests) following the consummation of a public offering of the common stock or common equity interests of the Parent or any Parent Company after the Closing Date, in an amount not to exceed 6% of the proceeds received by or contributed to the Parent in or from any public offering in any fiscal year, other than public offerings with respect to common stock or common equity interests registered on Form S-4 and S-8 and other than any public offering constituting an Excluded Contribution;

(k)	payments by the Parent, or loans, advances, dividends or distributions to any Parent Company to make payments, to holders of Capital Stock of the Parent or any Parent Company in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(l)	Restricted Payments in an aggregate amount not to exceed the aggregate amount of Excluded Contributions previously received by the Parent;

(m)	(x) the declaration and payment of dividends on Designated Preferred Stock of the Parent issued after the Closing Date; and (y) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that;

(i)	in the case of paragraph (x) above, the amount of all dividends declared or paid pursuant to this paragraph shall not exceed the Net Cash Proceeds received by the Parent or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Parent) from the issuance or sale of such Designated Preferred Stock; and provided further that;

(ii)	in the case of paragraph (y) above, that for the most recently ended four consecutive fiscal quarters for which internal consolidated financial statements of the Parent are available immediately preceding the date of issuance of such Refunding Capital Stock, after giving effect to such issuance on a pro forma basis the Parent would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set out in paragraph 1 (Incurrence of Indebtedness);

(n)	dividends or other distributions of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);

(o)	distributions or payments of Securitization Fees and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing;

(p)	any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any Parent Company to permit payment by such Parent of such amounts) to the extent permitted by paragraph 6 (Transactions with Affiliates);

(q)	so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $30.0 million and 4.25% of Total Assets at the time made; and

(r)	mandatory redemptions of Disqualified Stock which stock was originally issued as a Restricted Payment or as consideration for a Permitted Investment.

2.3	For purposes of determining compliance with this paragraph 2 (Restricted Payments), in the event that a Restricted Payment when made, met the criteria of more than one of the categories of Permitted Payments described in paragraph 2.2 above, or was permitted pursuant to paragraph 2.1, the Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this paragraph 2 (Restricted Payments).

2.4	The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Parent acting in good faith.

3.	Limitation on Liens

3.1	The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Collateral Liens) upon any of the Charged Property.

3.2	The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of the Parent) that do not constitute Charged Property, whether owned on the Closing Date or acquired after that date, which Lien secures any Indebtedness (such Lien, the “Initial Lien”), without effectively providing that the Secured Obligations shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

3.3	Any Lien created for the benefit of the Finance Parties pursuant to paragraph 3.2 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

3.4	Any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any Increased Amount with respect to such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness as a result of any accrual of interest, any accretion of accreted value or liquidation preference, any amortisation of original issue discount, any fluctuations in the exchange rate of currencies, the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Preferred Stock in the form of additional shares the same class.

4.	Limitation on Restrictions on Distributions from Restricted Subsidiaries

4.1	The Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Parent or any Restricted Subsidiary;

(b)	make any loans or advances to the Parent or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its property or assets to the Parent or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other common equity interests and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

4.2	Paragraph 4.1 will not prohibit:

(a)	any encumbrance or restriction pursuant to (A) any Credit Facility or (B) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

(b)	any encumbrance or restriction pursuant to the Finance Documents, the Indenture, the Notes, the Note Guarantees, any security documents creating security in favour of the Notes and the Transaction Security Documents;

(c)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock issued or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilised to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Parent or was merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that,

(i)	for the purposes of this paragraph, if another Person is the Successor Parent, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Parent or any Restricted Subsidiary when such Person becomes the Successor Parent; provided, further that

(ii)	such encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person and its Subsidiaries, or the properties or assets of the Person and its Subsidiaries, so acquired;

(d)	any encumbrance or restriction:

(i)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii)	contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Parent or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(iii)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Restricted Subsidiary;

(e)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired;

(f)	any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Parent or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(g)	customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(h)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(i)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(j)	any encumbrance or restriction pursuant to Hedging Obligations;

(k)	other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantors permitted to be Incurred or issued subsequent to the Closing Date pursuant to the provisions of the covenant in paragraph 1 (Incurrence of Indebtedness) that impose restrictions solely on the Non-Guarantors party thereto or their Subsidiaries;

(l)	restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Parent, are necessary or advisable to effect such Securitization Facility;

(m)

any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to paragraph 1 (Incurrence of Indebtedness) of this Schedule if the Parent determines at the time of issuance of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the

Parent’s ability to (x) make principal or interest payments on the Notes; (y) make principal or interest payments due and payable under this Agreement or (z) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness;

(n)	any encumbrance or restriction existing by reason of any lien permitted under paragraph 3 (Limitation on Liens) of this Schedule; or

(o)	any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in paragraphs 4.2(a) to (n) above or this sub- paragraph 4.2(o) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in paragraphs 4.2(a) to (n) above or this sub-paragraph (o); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Finance Parties taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Parent).

5.	Sales of Assets and Subsidiary Stock

5.1	The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(a)	the Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Parent, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(b)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(c)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent or such Restricted Subsidiary, as the case may be:

(i)	to the extent the Parent or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness),

(A)	to prepay, repay or purchase any Indebtedness of a Non-Guarantor or that is secured by a Lien (in each case, other than Indebtedness owed to the Parent or any Restricted Subsidiary) or any Payment Priority Obligations (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this paragraph 5.1(c)(i)(A), the Parent or such Restricted Subsidiary will cause the Indebtedness to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B)	to prepay, repay or purchase Pari Passu Indebtedness; or

(ii)	to the extent the Parent or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary) within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Parent that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; and

(d)	if such Asset Disposition involves the disposition of Charged Property, the Parent or such Subsidiary has complied with the provisions of the Indenture and the Transaction Security Documents,

provided that, pending the final application of any such Net Available Cash in accordance with paragraph 5.1(c)(i) or (c)(ii) above, the Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Agreement.

5.2	For the purposes of paragraph 5.1(b) above, the following will be deemed to be cash:

(a)	the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Parent or a Restricted Subsidiary reflected (or, if no such balance sheet is available, that would be reflected) on the most recent balance sheet or the footnotes thereto (other than Subordinated Indebtedness of the Parent or an Obligor) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(b)	securities, notes or other obligations received by the Parent or any Restricted Subsidiary of the Parent from the transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(c)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent and each other Restricted Subsidiary are released from the provision of any guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(d)	consideration consisting of Indebtedness of the Parent (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Parent or any Restricted Subsidiary; and

(e)	any Designated Non-Cash Consideration received by the Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $15.0 million and 2.25% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

6.	Transactions with Affiliates

6.1	The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(a)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(b)	in the event such Affiliate Transaction involves an aggregate value in excess of $15.0 million, the terms of such transaction or series of related transactions have been approved by a majority of the members of the Board of Directors of the Parent.

6.2	Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in paragraph 6.1(b) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

6.3	The provisions of paragraph 6.1 will not apply to:

(a)	any Restricted Payment permitted to be made pursuant to paragraph 2 (Restricted Payments) above or any Permitted Investment;

(b)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent, any Restricted Subsidiary or any Parent Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Parent, in each case in the ordinary course of business;

(c)	any Management Advances and any waiver or transaction with respect thereto;

(d)	any transaction between or among the Parent and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(e)	the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Parent or any Restricted Subsidiary of the Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(f)	the entry into and performance of obligations of the Parent or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Finance Parties in any material respect when compared to the applicable agreement as in effect on the Closing Date;

(g)	any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(h)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Parent or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(i)	any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(j)	issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Parent or any Restricted Subsidiary;

(k)	payments by the Parent or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly) of management, consulting, monitoring or advisory fees and related expenses pursuant to the New Management Agreement not to exceed the amount set forth in the New Management Agreement as in effect on the Closing Date or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Finance Parties when taken as a whole as compared to the New Management Agreement as in effect on the Closing Date); and

(l)	customary payments by the Parent or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Company) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Parent in good faith;

(m)	payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in the Parent and its Subsidiaries;

(n)	the Transactions and the payment of all fees and expenses related to the Transactions;

(o)	transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of paragraph 6.1(a) above;

(p)	the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this paragraph to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Finance Parties in any material respect when taken as a whole compared to such agreement as in effect on the Closing Date; and

(q)	any purchases by the Parent’s Affiliates of Indebtedness or Disqualified Stock of the Parent or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Parent’s Affiliates; provided that such purchases by the Parent’s Affiliates are on the same terms as such purchases by such Persons who are not the Parent’s Affiliates.

7.	Designation of Restricted and Unrestricted Subsidiaries

7.1	The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.

7.2	If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under paragraph 2 (Restricted Payments) or under one or more paragraphs of the definition of Permitted Investments, as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

7.3	Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Agent by filing with the Agent a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer’s Certificate of the Parent certifying that such designation complies with the preceding conditions and was permitted by paragraph 2 (Restricted Payments).

7.4	If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant described under paragraph 2 (Restricted Payments) the Parent will be in default of such covenant.

7.5	The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if:

(a)	such Indebtedness is permitted under paragraph 1 (Incurrence of Indebtedness) calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and

(b)	no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Parent shall be evidenced to the Agent by filing with the Agent a certified copy of a resolution of the Board of Directors of the Parent giving effect to such designation and an Officer’s Certificate of the Parent certifying that such designation complies with the preceding conditions.

8.	Limitation on Guarantees

8.1	The Parent will not permit (x) any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries or (y) any of its other Restricted Subsidiaries if such Restricted Subsidiaries guarantee other capital markets debt securities or syndicated bank indebtedness of the Parent or any Restricted Subsidiary, in each case, other than a Guarantor, to guarantee the payment of any Indebtedness of the Parent or any other Guarantor unless such Restricted Subsidiary within 30 days accedes to this Agreement as a Guarantor and executes and delivers new Transaction Security Documents, and any Intercreditor Agreement and takes all actions required thereunder to perfect the Liens created thereunder; provided that:

(a)	if such Indebtedness is by its express terms subordinated in right of payment to the obligations of the Obligors under the Finance Documents (the “Secured Obligations”), any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the Secured Obligations substantially to the same extent as such Indebtedness is subordinated to the Secured Obligations; and

(b)	if the Secured Obligations are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental agreement shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Secured Obligations are subordinated to such Indebtedness.

8.2	Any Restricted Subsidiary providing a guarantee in accordance with this paragraph 8 will:

(a)	waive and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee until payment in full of obligations under this Agreement; and

(b)	deliver to the Security Agent an Opinion of Counsel to the effect that (A) such guarantee has been duly executed and authorized, and (B) such guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity.

8.3	Notwithstanding paragraph 8.2 above, paragraphs 8.1 and 8.2 above shall not be applicable:

(a)	to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(b)	in the event that the guarantee of the Parent’s obligations under this Agreement by such Subsidiary would not be permitted under applicable law through the use of commercially reasonable efforts by the Parent or such Subsidiary.

8.4	If any Guarantor becomes an Immaterial Subsidiary, the Parent shall have the right to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement in paragraph 8.1 above, that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental agreement in respect of a guarantee).

9.	Merger and Consolidation of the Parent

9.1	The Parent will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(a)

the resulting, surviving or transferee Person (the “Successor Parent”) will be a Person organized and existing under the laws of any member state of the European Union, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland and the Successor Parent (if not such Parent) will expressly assume all the obligations of the Parent under this Agreement, the Transaction Security

Documents and any Intercreditor Agreement, and the Successor Parent shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Charged Property owned by or transferred to such Successor Parent, together with such financing statements or comparable documents as may be required to perfect any security interest in such Charged Property, and if such Successor Parent is not a corporation, another Obligor shall be a corporation organized or existing under such laws;

(b)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Parent or any Subsidiary of the Successor Parent as a result of such transaction as having been Incurred by the Successor Parent or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(c)	immediately after giving effect to such transaction, either

(i)	the Successor Parent would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph 1 (Incurrence of Indebtedness); or

(ii)	the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(d)	the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental agreement (if any) comply with this Agreement and an Opinion of Counsel to the effect that such supplemental agreement (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Parent; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of paragraph 9.1(b) and 9.1(c) above.

9.2	For purposes of this paragraph 9, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent, which properties and assets, if held by the Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent.

9.3	The Successor Parent will succeed to, and be substituted for, and may exercise every right and power of, the Parent under this Agreement, the Transaction Security Documents and any Intercreditor Agreement, but in the case of a lease of all or substantially all its assets, the predecessor Parent will not be released from its obligations under this Agreement, the Transaction Security Documents or any Intercreditor Agreement.

9.4	Notwithstanding the preceding paragraphs 9.1(b), (c) and (d) (which do not apply to transactions referred to in this paragraph 9.4);

(a)	any Restricted Subsidiary of the Parent may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Parent; and

(b)	any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary.

9.5	Notwithstanding the preceding paragraphs 9.1(b) and (c) (which do not apply to the transactions referred to in this paragraph 9.5), the Parent may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Parent, reincorporating the Parent in another jurisdiction, or changing the legal form of the Parent.

9.6	The provisions of this paragraph 9 (Merger and Consolidation of the Parent) (other than the requirements of paragraph 9.1(b)) above) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Parent.

10.	Merger and Consolidation of Guarantors

10.1	No Guarantor may:

(a)	consolidate with or merge with or into any Person, or

(b)	sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(c)	permit any Person to merge with or into the Guarantor,

unless

(i)	the other Person is the Parent or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii)	either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person (the “Successor Guarantor”) expressly assumes all of the obligations of the Guarantor under this Agreement, the Transaction Security Documents and any Intercreditor Agreement and the Successor Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Charged Property owned by or transferred to such Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interest in such Charged Property; and

(iii)	(x) immediately after giving effect to the transaction, no Default has occurred and is continuing; or (y) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Agreement.

11.	Impairment of Security interest

11.1	The Parent shall not, and shall not permit any Restricted Subsidiary to;

(a)	take or knowingly or negligently omit to take any action that would have the result of materially impairing the security interest with respect to the Charged Property (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Security interest with respect to the Charged Property) for the benefit of the Agent and the Finance Parties, or

(b)	grant to any Person other than the Security Agent or, if different, any security agent under any Payment Priority Obligations, Pari Passu Secured Obligations, the Notes (including Additional Notes) or Junior Secured Obligations that are subject to an Intercreditor Agreement, for the benefit of the Security Agent and the other beneficiaries described in the Transaction Security Documents and any Intercreditor Agreement, and other than with respect to any Permitted Collateral Lien, any interest whatsoever in any of the Charged Property, except that

(i)	the Parent and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Charged Property may be discharged and released in accordance with this Agreement, the applicable Transaction Security Documents or any Intercreditor Agreement; and

(ii)	the applicable Transaction Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect or inconsistency therein.

(c)	the Parent and each Obligor will, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Security Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Charged Property or the obligations intended to be secured by the Transaction Security Documents.

12.	Future Intercreditor Agreements

12.1

At the request of the Parent, in connection with the Incurrence by the Parent or any Obligor of any Permitted Collateral Liens, the Parent, the relevant Obligor, the Agent, the Security Agent shall enter into with the holders of the Indebtedness relating to such

Permitted Collateral Liens (or their duly authorized Representatives), and any other security agent thereunder, a Future Intercreditor Agreement or a restatement, amendment or other modification of the Intercreditor Agreement or any existing Future Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Finance Parties), including containing substantially the same terms with respect to release of guarantees and priority and release of the Security Interest; provided that such Future Intercreditor Agreement will not impose any personal obligations on the Agent or Security Agent or, in the opinion of the Agent or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Agent or Security Agent under the Finance Documents.

12.2	At the direction of the Parent and without the consent of Lenders, the Agent and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Future Intercreditor Agreement to:

(a)	cure any ambiguity, omission, defect or inconsistency of any such agreement;

(b)	increase the amount or types of Indebtedness covered by any such agreement that may be Incurred by the Parent or an Obligor that is subject to any such agreement (including the addition of provisions relating to new Junior Secured Obligations);

(c)	add Restricted Subsidiaries to the Intercreditor Agreement;

(d)	further secure the Revolving Facility;

(e)	make provision for equal and ratable pledges of the collateral to secure any extension of the Commitments or any new commitments or obligations under the Finance Documents;

(f)	implement any Permitted Collateral Liens;

(g)	amend the Intercreditor Agreement in accordance with the terms thereof; or

(h)	make any other change to any such agreement that does not (in the opinion of the Agent, acting reasonably), adversely affect the Finance Parties in any material respect.

12.3	The Parent may only direct the Agent and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or Security Agent or, in the opinion of the Agent or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement.

12.4	In relation to the Intercreditor Agreement or any Future Intercreditor Agreement, the Agent (and Security Agent, if applicable) shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Revolving Facility thereby; provided, however, that such transaction would comply with the covenant in paragraph 2 (Limitation on Restricted Payments).

12.5	Each Lender shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Future Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Agent and the Security Agent to enter into the Intercreditor Agreement or any Future Intercreditor Agreement.

13.	After-Acquired Collateral

From and after the Closing Date, upon the acquisition by the Parent or any Guarantor of any Capital Stock of Obligors (“After-Acquired Collateral”), the Parent or such Obligor shall execute and deliver such security instruments, financing statements, certificates and opinions of counsel as shall be necessary to vest in the Security Agent a perfected security interest, subject only to Permitted Collateral Liens, in such After-Acquired Collateral and to have such After-Acquired Collateral added to the Charged Property, and thereupon all provisions of this Agreement relating to the Charged Property shall be deemed to relate to such After-Acquired Collateral Property to the same extent and with the same force and effect; provided, that if granting such security interest in such After-Acquired Collateral requires the consent of a third party, the Parent will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Agent on behalf of the Finance Parties; provided further, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Parent or such Obligor, as the case may be, will not be required to provide such security interest.

14.	Suspension of Covenants on Achievement of Investment Grade Status

14.1	During any period of time and beginning on the day that:

(a)	the Notes have achieved Investment Grade Status; and

(b)	no Default or Event of Default has occurred and is continuing under this Agreement,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Parent and its Restricted Subsidiaries will not be subject to the following provisions of this Schedule:

(c)	paragraph 1 (Incurrence of Indebtedness);

(d)	paragraph 2 (Restricted Payments);

(e)	paragraph 4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

(f)	paragraph 5 (Sales of Assets and Subsidiary Stock);

(g)	paragraph 6 (Transactions with Affiliates);

(h)	paragraph 8 (Limitation on Guarantees); and

(i)	the provisions of paragraph 9.1(c);

((c) to (i) above, collectively, the “Suspended Covenants”):

14.2	If at any time the Notes cease to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Agreement (including in connection with performing any calculation or assessment to determine compliance with the terms of this Agreement), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Agreement or the Finance Documents with respect to the Suspended Covenants based on, and none of the Parent or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

14.3	On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph 1.1 or paragraph 1.2 above (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date and in the case of paragraph 1.2 shall reduce amounts available to be Incurred under such paragraph thereafter).

14.4	To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph 1.1 and 1.2 such Indebtedness will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under paragraph 1.2(d)(ii) above.

14.5	On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens.

14.6

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under paragraph 2 (Restricted Payments) will be made as though the covenants described under paragraph 2 (Restricted Payments) had been in effect since the

Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph 2.1.

14.7	The Parent shall provide an Officer’s Certificate to the Agent indicating the commencement of any Suspension Period or the Reversion Date.

14.8	Following receipt of the Officer’s Certificate in paragraph 14.7 above, the Agent shall have no obligation to:

(a)	independently determine or verify if such events have occurred;

(b)	make any determination regarding the impact of actions taken during the Suspension Period on the Parent and its Restricted Subsidiaries’ future compliance with this Agreement; or

(c)	notify the Lenders of the commencement of the Suspension Period or the Reversion Date.

15.	Application of FATCA

The Parent shall procure that, unless otherwise agreed by all the Finance Parties, no Obligor shall become a FATCA FFI or a US Tax Obligor.

16.	Post Closing Guarantors

Subject to the Agreed Security Principles, the Parent shall use commercially reasonable efforts to cause within 90 days following the Closing Date:

(a)	each Post-Closing Guarantor to accede to this Agreement as a Guarantor in accordance with Clause 29.4 (Additional Guarantors);

(b)	each Original Obligor and/or its Holding Company to enter into such security documents necessary to provide Transaction Security over all of the issued shares of the Original Obligors;

(c)	Atento Mexicana S.A. de C.V. to enter into either (A) an amendment to the Existing Trust Agreement to provide for the trust property thereunder to be held as security for inter alios the benefit of the Security Agent on behalf of the Finance Parties or (B) a new trust agreement on the same terms as the Existing Trust Agreement providing for the trust property thereunder to be held as security for inter alios the benefit of the Security Agent on behalf of the Finance Parties and in either case take all action required to have the receivables that will form a part of the trust assets to be held by the respective trustee;

(d)	each member of the Restricted Group incorporated in Spain to enter into the relevant Spanish law security agreements to charge its credit rights arising in respect of any Telefonica Contract to which it is a party in favour of the Finance Parties subject to receiving the consent of Telefonica, S.A. (or any of its Affiliates party to such contract, as applicable) to such charge (and provided that it shall use commercially reasonable efforts to obtain such consent) if required by the terms of such contract;

(e)	Atento Teleservicios España, S.A.U. to enter into a Spanish law security agreement to charge its bank accounts in the form entered into by Atento Teleservicios España, S.A.U. in favour of the finance parties under the Spanish Facilities Agreement on or around the completion of the Acquisition, for the benefit of the Finance Parties; and

(f)	at the same time that any security document or the Trust Agreement is entered into in accordance with paragraphs (b), (c), (d) or (e) above, the Parent shall procure the provision of the following legal opinions of the legal advisers to (x) the Agent and/or (y) if applicable or customary in the relevant jurisdiction, the Group, (in form and substance satisfactory to the Agent (acting reasonably)) addressed to the Finance Parties:

(i)	a legal opinion for the jurisdiction of incorporation or “centre of main interest” or establishment” (as applicable) of the relevant Original Obligor (and/or any entity granting security over shares in the Original Obligor); and

(ii)	a legal opinion for the jurisdiction of the governing law of that security document or the Trust Agreement (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction,

each in the form distributed to the Lenders prior to signing the relevant security document.

For the purposes of this paragraph 16:

“Existing Trust Agreement” means the Mexican law security trust agreement dated 11 December 2012 entered into by inter alios Atento Mexicana S.A. de C.V. in favour of the finance parties under the Mexican Facilities Agreement with respect to the collection rights of Atento Mexicana S.A. de C.V. under the BBVA Master Services Agreement and the Telefonica Master Services Agreement.

“BBVA Master Services Agreement” means the master services agreement entered into by Atento Mexicana S.A. de C.V. with BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer on 29 June 2007 as amended, extended and/or replaced from time to time.

“Telefonica Master Services Agreement” means the master services agreement entered into by Atento Mexicana S.A. de C.V. with Telefonica, S.A. on 8 May 2007 as amended, extended and/or replaced from time to time.

17.	Negative Pledge

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (other than any Permitted Liens falling within paragraph (c) of that definition and excluding contractual rights of set-off) upon any Telefonica Contract, which Lien secures any Indebtedness without effectively providing that the Secured Obligations shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

18.	Restrictive Covenants in Notes

No Default or Event of Default shall occur under this Agreement with respect to any breach by the Parent or any Restricted Subsidiary of any of the terms of this Schedule 15 to the extent that the Parent or any Restricted Subsidiary is permitted to take the corresponding action under the terms of the Indenture in effect on the Closing Date and such steps or actions shall be deemed to be permitted under this Agreement to the same extent as permitted under the terms of the Indenture (in effect on the Closing Date).

SCHEDULE 16

Event of Default

1.	Each of the following is an event of default (an “Event of Default”):

1.1	default in any payment of interest under Clause 14 (Interest) of this Agreement when due and payable, continued for 30 days;

1.2	default in the payment of principal amounts outstanding under this Agreement when due and payable;

1.3	failure by the Parent to comply with its obligations under paragraph 9 (Merger and Consolidation of the Parent) of Schedule 15 (General Undertakings) or of a Guarantor under paragraph 10 (Merger and Consolidation of Guarantors) of Schedule 15 (General Undertakings);

1.4	failure by an Obligor to comply with its obligations contained in this Agreement for 60 days after written notice by the Agent;

1.5	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries) other than Indebtedness owed to the Parent or a Restricted Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date hereof, which default:

(a)	is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each of (a) and (b) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

1.6	the Parent, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Parent for a fiscal period end provided as required under Schedule 14) would constitute a Significant Subsidiary):

(a)	commences a voluntary case, or proceeding (including the filing of a notice of intention in respect thereof),

(b)	consents to the entry of an order for relief against it in an involuntary case or proceeding,

(c)	consents to the appointment of a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of it or for all or substantially all of its property, or

(d)	makes a general assignment for the benefit of its creditors.

1.7	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Parent, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Parent for a fiscal period end provided as required under Schedule 14 (Information Undertakings)) would constitute a Significant Subsidiary in an involuntary case or proceeding;

(B)	appoints a custodian, receiver, receiver-manager, administrative receiver, administrator, liquidator, trustee, liquidation custodian, sequestrator, conservator, or similar official of the Parent, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Parent for a fiscal period end provided as required under Schedule 14 (Information Undertakings)) would constitute a Significant Subsidiary or for all or substantially all of the property of the Parent, or any of the Parent’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Parent’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)	orders the liquidation, winding up, or dissolution or a suspension of payments against the Parent, or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Parent for a fiscal period end provided as required under Schedule 14 (Information Undertakings)) would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

1.8

failure by the Parent or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Parent for a fiscal period end provided as required under Schedule 14 (Information Undertakings) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $25.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy issuers, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

1.9	any guarantee under Clause 23 (Guarantee and Indemnity) ceases to be in full force and effect, other than in accordance with the terms of this Agreement or an Obligor denies or disaffirms its obligations under any such guarantee, other than in accordance with the terms thereof or upon release of such guarantee in accordance with this Agreement; unless

(a)	such Liens have been released in accordance with the provisions of the Transaction Security Documents, or

(b)	Liens with respect to all or substantially all of the Charged Property cease to be valid or enforceable; or

(c)	the Parent shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Parent fails to cause such Guarantor to rescind such assertions within 30 days after the Parent has actual knowledge of such assertions;

1.10	the failure by the Parent or any Guarantor to comply for 60 days after notice from the Agent with its other agreements contained in the Transaction Security Documents, except for a failure that would not (in the opinion of the Security Agent, acting reasonably) be material to the Lenders and would not materially affect the value of the Charged Property taken as a whole (together with the defaults described in paragraph 1.9 above the “security default provisions”).

2.	A default under paragraph 1.6 of this paragraph will not constitute an Event of Default until the Agent (acting on the instructions of the Majority Lenders) or the Majority Lenders notify the Parent in writing of the default and the Parent does not cure such default within the time specified in paragraph 1.6 after receipt of such notice.

3.	If the Agent serves notice on the Parent of acceleration in accordance with the provisions of paragraph 27.2 (Acceleration) of this Agreement because an Event of Default under paragraph 1.5 above has occurred and is continuing, the notice of acceleration shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to paragraph 1.5 shall be remedied or cured, or waived by the Lenders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the notice has been served by the Agent in accordance with the provisions of paragraph 27.2 (Acceleration) with respect thereto and if:

(a)	the annulment of the acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

(b)	all existing Events of Default, except non-payment of principal or interest if any, that became due solely because of the acceleration in accordance with the provisions of paragraph 27.2 (Acceleration) of this Agreement, have been cured or waived.

4.	The Majority Lenders by written notice to the Agent may, on behalf of all Lenders, waive all past or any existing Defaults or Events of Default (except with respect to non-payment of principal or interest, if any,) and its consequences under this Agreement, including for the avoidance of doubt, any acceleration and its consequences, if such waiver and/or rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

SCHEDULE 17

New York Law Definitions

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Parent or any Restricted Subsidiary; provided that Acquired Indebtedness shall not include Indebtedness Incurred in connection with or in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary, such Indebtedness was assumed or such merger, consolidation or combination. Acquired Indebtedness shall be deemed to have been Incurred, with respect to Clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to Clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to Clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(a)	any property or assets (other than Capital Stock) used or to be used by the Parent, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or a Restricted Subsidiary of the Parent; or

(c)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Parent.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under and in accordance with the terms of the Indenture, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“this Agreement” means the Super Senior Revolving Credit Facility (as amended and restated from time to time) entered into between, amongst others, the Parent, the Agent and the Lenders.

“Argentinian Subsidiaries” means Atusa, S.A., Microcentro de Contacto, S.A., Cordoba Gestiones y Contactos, S.A., Atento Argentina, S.A., Centro de Contacto Salta, S.A. and Mar del Plata Gestiones y Contactos, S.A., and their successors and each of their direct and indirect subsidiaries.

“Asset Disposition” means:

(a)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Parent (other than Capital Stock of the Parent) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b)	the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with the covenant set out in Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings) or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(i)	a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(ii)	a disposition of cash, Cash Equivalents or Investment Grade Securities;

(iii)	a disposition of inventory or other assets in the ordinary course of business;

(iv)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries;

(v)	transactions permitted under Paragraph 9 (Merger and Consolidation of the Parent) of Schedule 15 (General Undertakings) or under Paragraph 10 (Merger and Consolidation of Guarantors) of Schedule 15 (General Undertakings) (or a transaction that constitutes a Change of Control;

(vi)	an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(vii)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Parent) of less than $10.0 million;

(viii)	any Restricted Payment that is permitted to be made, and is made, under the covenant set out in Paragraph 2.2 of Schedule 15 (General Undertakings) and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Paragraph 5.1(c) of Schedule 15 (General Undertakings) asset sales, the proceeds of which are used to make such Restricted Payments or Investments pursuant to sub-paragraph (t) or (u) of the definition of Permitted Investments;

(ix)	the granting of Liens not prohibited by the covenant set out in Paragraph 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(x)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (including factoring or similar arrangements) or in bankruptcy or similar proceedings;

(xi)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(xii)	foreclosure, condemnation or any similar action with respect to any property or other assets;

(xiii)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(xiv)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xv)	to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xvi)	any disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xvii)	any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Parent or any Restricted Subsidiary after the Closing Date, including Sale and Leaseback Transactions, permitted by this Agreement; and

(xviii)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Bain” means, collectively, Bain Capital Partners and funds or partnerships related to, or managed or advised by any of them or any Affiliate of any of them (not including, however, any portfolio companies of any of the foregoing, which portfolio companies have material operations other than the operations of the Parent and its Subsidiaries).

“Bankruptcy Law” means the law of any jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law.

“Board of Directors” means (1) with respect to the Parent or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Brazilian Subsidiaries” means B.C. Spain HoldCo 4, S.A.U., B.C. Brazilco Participacoes S.A., Atento Brazil, S.A. and their successors and each of their direct and indirect subsidiaries.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(a)	(a) United States dollars, Canadian dollars, euro, or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Parent and the Restricted Subsidiaries in the ordinary course of business;

(b)	securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250.0 million;

(d)	repurchase obligations for underlying securities of the types described in Paragraphs (b) and (c) entered into with any bank meeting the qualifications specified in Paragraph (c) above;

(e)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(f)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(g)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(h)	bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(i)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in Paragraphs (a) to (g) above; and

(j)	for purposes of Paragraph (b) of the definition of “Asset Disposition,” the marketable securities portfolio owned by the Parent and its Subsidiaries on the Closing Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in paragraph (a) above, provided that such amounts are converted into any currency listed in paragraph (a) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means:

(a)	the Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent; or

(b)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS.

“Consolidated EBITDA” for any period, means the Consolidated Net Income for such period:

(a)	increased (without duplication) by:

(i)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to Paragraphs (w), (x) and (y) in Paragraph (1) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and this Agreement and any Securitization Fees, and (ii) any amendment or other modification of the Notes or this Agreement and any Securitization Fees in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)	the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs Incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities; plus

(vi)	any other non-cash charges, write-downs, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Parent as special items; plus

(vii)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to Bain to the extent otherwise permitted under Paragraph 6 (Transactions with Affiliates) of Schedule 15 (General Undertakings); plus

(viii)	the amount of net cost savings and operating efficiencies projected by the Parent in good faith to be realized as a result of specified actions either taken or initiated prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) and which are expected to be realized (i) within 18 months of the Closing Date, with respect to specified actions taken or to be taken in connection with the Transactions, and (ii) within 12 months of the date thereof with respect to specified actions taken or to be taken in connection with future acquisitions and cost saving, restructuring and other similar initiatives, net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable; plus

(ix)	the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(x)	any costs or expense Incurred by the Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Capital Stock of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Paragraph 2.1(c) of Schedule 15 (General Undertakings);” plus

(xi)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to Paragraph (b) below for any previous period and not added back; plus

(xii)	any net loss included in the consolidated financial statements due to the application of International Accounting Standard (“IAS”) 27 Consolidated and Separate Financial Statements (“IAS 27”); plus

(xiii)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent and its Restricted Subsidiaries; plus

(xiv)	net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of IAS 32, Financial Instruments: Presentation (“IAS 32”), IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”), International Financial Reporting Standard 13, Fair Value Measurement (“IFRS 13”) and related pronouncements;

(b)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Parent and its Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of IAS 32, IAS39, IFRS 13 and related pronouncements, plus (d) any net income included in the consolidated financial statements due to the application of IAS 27; plus (e) other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus (f) any net gains resulting from Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk; and

(c)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of IAS 39 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) any expense resulting from the application of debt modification accounting, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expense resulting from bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any Parent Company of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS); plus

(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(a)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in paragraph (c) below, the Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Parent (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in paragraph (b) below);

(b)	solely for the purpose of determining the amount available for Restricted Payments under Paragraph 2.2 (c) (i) of Schedule 15 (General Undertakings), any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or the Indenture or this Agreement, and (c) restrictions specified in Paragraph 4.2(m) of Schedule 15 (General Undertakings) except that the Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this Paragraph);

(c)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent);

(d)	any extraordinary, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(e)	the cumulative effect of a change in accounting principles;

(f)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(g)	all deferred financing costs written off and premiums paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)	any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(i)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent or any Restricted Subsidiary owing to the Parent or any Restricted Subsidiary;

(k)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(l)	any goodwill or other intangible asset impairment charge or write-off;

(m)	any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(n)	accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with IFRS, shall be excluded;

(o)	any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of IAS 32, IAS 39, IFRS 13 and related pronouncements shall be excluded; and

(p)	the amount of any expense to the extent a corresponding amount is received in cash by the Parent and the Restricted Subsidiaries from a Person other than the Parent or any Restricted Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Secured Leverage” means the sum of the aggregate outstanding Secured Indebtedness for borrowed money of the Parent and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of the Parent and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to the Parent or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including, for the avoidance of doubt, this Agreement and any commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under this Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Parent as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate of the Parent, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated

Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with the covenant described under Paragraph 5 (Sales of Assets and Subsidiary Stock) in Schedule 15 (General Undertakings).

“Designated Preferred Stock” means, with respect to the Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees to the extent funded by the Parent or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Parent at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Paragraph 2.1(iii)(B) of Schedule 15 (General Undertakings).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Parent having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Parent shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(b)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant set out in Paragraph 2 (Limitation on Restricted Payments) of Schedule 15 (General Undertakings);” provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means (x) a sale of Capital Stock of the Parent (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor forms) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of any direct or indirect parent, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Parent or any of its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Parent as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Parent after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of their employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Parent.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Parent setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recently ended four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements of such Person are available to the Fixed Charges of such Person for such period. In the event that the Parent or any Restricted Subsidiary Incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings) (other than Indebtedness incurred pursuant to Paragraph 1.3(e) thereof).

For purposes of making the computation referred to above, any Investment, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Parent or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Parent (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)	Consolidated Interest Expense of such Person for such Period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Future Intercreditor Agreement” means an agreement with substantially the same terms (or terms not materially less favorable to the Finance Parties) as the Intercreditor Agreement which the Parent and the Guarantors may enter into in the future to define the relative rights of the Holders of Notes and the creditors under Payment Priority Obligations and Other Collateral Secured Obligations that may be incurred by the Parent and the Guarantors.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb and the term “guaranteed” have the corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) (“IFRS”) endorsed by the European Union or any variation thereof with which the Parent or its Restricted Subsidiaries are, or may be, required to comply. Except as otherwise set forth in this Agreement, all ratios and calculations based on IFRS contained in this Agreement shall be computed in accordance with IFRS as in effect on the Closing Date.

“Immaterial Subsidiary” means any Restricted Subsidiary that (i) has not guaranteed any other Indebtedness of the Parent or any Guarantor and (ii) has, together with all other

Immaterial Subsidiaries (as determined in accordance with IFRS), Total Assets and Consolidated EBITDA of less than 5.0% of the Parent’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or depositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary).

“Incur” means issue, create, assume, enter into any guarantee of, Incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(d)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such Person;

(f)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Parent) and (b) the amount of such Indebtedness of such other Persons;

(h)	guarantees by such Person of the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(i)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time under this Agreement or any other Credit Facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit, bankers’ acceptances, similar instruments or guarantees or Indebtedness specified in paragraph (g) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(a)	Contingent Obligations Incurred in the ordinary course of business;

(b)	Cash Management Services;

(c)	in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(d)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Parent.

“Initial Guarantors” means, collectively, Atento Mexicana, S.A. de C.V., Atento Servicios, S.A. de C.V. and Atento Teleservicios España, S.A.U.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Paragraph 2 (Restricted Payments) of Schedule 15 (General Undertakings) and Paragraph 7 (Designation of Restricted and Unrestricted Subsidiaries) of Schedule 15 (General Undertakings):”

(a)	“Investment” will include the portion (proportionate to the Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Parent at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Parent in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent.

“Investment Grade” means (i) BBB- or higher by Fitch; (ii) Baa3 or higher by Moody’s, or (iii) the equivalent of such ratings by Fitch or Moody’s, or of another Nationally Recognized Statistical Ratings Organization.

“Investment Grade Securities” means:

(a)	securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)	securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(c)	debt securities or debt instruments with a rating of “A—” or higher from Fitch or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; and

(d)	investments in any fund that invests exclusively in investments of the type described in paragraphs (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive both of the following:

(a)	a rating of “BBB-” or higher from Fitch; and

(b)	a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Junior Secured Obligations” means Other Collateral Secured Obligations for which the Lien securing such Other Collateral Secured Obligations ranks junior in priority to the Lien securing the Obligations under the Notes, the Note Guarantees, the Indenture and this Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Company, the Parent or any Restricted Subsidiary:

(a)	(x) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (y) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Parent, its Subsidiaries or any Parent Company with (in the case of this sub-Paragraph (y)) the approval of the Board of Directors;

(b)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c)	not exceeding $5.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes, and Related Taxes, paid or reasonably estimated to be required to be paid or accrued as a liability under IFRS (after taking into account any otherwise available tax credits or deductions of the Parent (or any of their Subsidiaries) and any tax sharing agreements), as a consequence of such Asset Disposition;

(b)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(c)	all distributions and other payments required to be made to minority interest holders (other than any Parent Company, the Parent or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Management Agreement” means that certain Consulting Services Agreement, dated December 12, 2012, by and among Portfolio Company Advisors, Ltd, Bain Capital Partners, LLC, and Global Chaucer, S.L.U.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Note Guarantee” means the guarantee by each Guarantor of the Parent’s obligations under the Indenture and the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes and the application of the proceeds thereof.

“Offering Circular” means that certain offering circular. dated on or around the date hereof relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Parent or its Subsidiaries.

“Other Collateral Secured Obligations” means any and all amounts payable under or in respect of any Indebtedness, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, (x) secured by a Permitted Collateral Lien (other than Payment Priority Obligations) and (y) such related Lien shall rank on a pari passu basis or a junior basis to the Lien securing the Obligations under the Notes, the Note Guarantees, the Indenture and this Agreement.

“Parent” means BC Luxco 1 S.a.r.l.

“Parent Company” means any Person of which the Parent at any time is a Subsidiary, or at any time after the Issue Date becomes a Subsidiary, and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent Company.

“Parent Expenses” means:

(a)	costs (including all professional fees and expenses) Incurred by the Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange this Agreement or any other agreement or instrument relating to Indebtedness of the Parent or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b)	customary indemnification obligations of any Parent Company owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Parent and its Subsidiaries;

(c)	obligations of any Parent Company in respect of director and officer insurance including premiums therefor) to the extent relating to the Parent and its Subsidiaries;

(d)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Company related to the ownership or operation of the business of the Parent or any of its Restricted Subsidiaries; and

(e)	expenses Incurred by any Parent Company in connection with any public offering or other sale of Capital Stock or Indebtedness:

(i)	where the net proceeds of such offering or sale are intended to be received by or contributed to the Parent or a Restricted Subsidiary,

(ii)	in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(iii)	otherwise on an interim basis prior to completion of such offering so long as any Parent Company shall cause the amount of such expenses to be repaid to the Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Parent which ranks equally in right of payment to the Notes or any guarantee if such guarantee ranks equally in right of payment to the Note Guarantees.

“Pari Passu Secured Obligations” means Other Collateral Secured Obligations for which the Lien securing such Other Collateral Secured Obligations ranks on a parity basis to the Lien securing the Obligations under the Notes, the Note Guarantees and the Indenture.

“Payment Priority Obligations” means (i) any and all amounts payable under or in respect of this Agreement or a Credit Facility and any other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Collateral Lien Incurred or deemed Incurred pursuant to paragraph (a) of the definition of “Permitted Collateral Liens”, and (ii) all other Obligations of the Parent or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in Paragraph (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services, and (iii) all Obligations of the Parent or any of its Restricted Subsidiaries in respect of Hedging Obligations related to the Notes or the Revolving Facility, to the extent secured by a Permitted Collateral Lien Incurred or deemed Incurred pursuant to paragraph (b) of the definition of “Permitted Collateral Liens”.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the covenant set out in Paragraph 5 (Sales of Assets and Subsidiary Stock) in Schedule 15 (General Undertakings).

“Permitted Collateral Liens” means:

(a)	Liens on the Charged Property that are described in one or more of paragraphs (r) and (s) of the definition of “Permitted Liens”;

(b)	Liens on the Charged Property that are described in one or more of paragraphs (d), (h), (o), (y), (dd), (ee), (ff) or (gg) of the definition of “Permitted Liens”;

(c)	Liens on the Charged Property to secure any Refinancing Indebtedness in respect of Indebtedness secured by Liens on the Charged Property referred to in the foregoing paragraphs (a) or (b) or this paragraph (c); and

(d)	Liens Incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries with respect to obligations that in total do not exceed $5.0 million at any one time outstanding and that (i) are not Incurred in connection with the borrowing of money) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof or the operation of the Parent’s or such Restricted Subsidiary’s business.

“Permitted Debt” has the meaning given to that term in Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings).

“Permitted Holders” means, collectively, (1) Bain, (2) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement, (3) members of management of the Parent (or its direct or indirect Parent Companies), (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent Company or the Parent, acting in such capacity, and (5) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Bain and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Parent or any of its Parent Companies held by such group.

“Permitted Investment” means (in each case, by the Parent or any of its Restricted Subsidiaries):

(a)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Parent, or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)	Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary;

(c)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(d)	Investments in receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)	Management Advances;

(g)	Investments received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(i)	Investments existing or pursuant to agreements or arrangements in effect on the Closing Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(j)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings);

(k)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant set out in Paragraph 3 (Limitation on Liens) of Schedule 15 (General Undertakings);

(l)	any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Stock) or Capital Stock of any Parent Company as consideration;

(m)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of paragraph 6.3 of the covenant described under Paragraph 6 (Transactions with Affiliates) of Schedule 15 (General Undertakings) (except those described in Paragraph 6.3(a), (c), (f), (g), (h), (i), (k), (l) and (o));

(n)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(o)	(i) guarantees not prohibited by the covenant set out in Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings) and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations Incurred by the Parent or any of its Restricted Subsidiaries that are permitted by this Agreement;

(p)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(q)	Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Parent or merged into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(s)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent;

(t)	Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this Paragraph that are at the time outstanding, not to exceed the greater of $50.0 million and 7.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(u)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this paragraph (u) that are at that time outstanding, not to exceed the greater of $55.0 million and 7.75% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant set out in Paragraph 2 (Restricted Payments) in Schedule 15 (General Undertakings) of any amounts applied pursuant to Paragraph (c)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under paragraph (a) or (b) above and shall not be included as having been made pursuant to this paragraph (u).

“Permitted Liens” means, with respect to any Person:

(a)	Liens on Capital Stock, assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)	Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(e)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Parent and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Parent and its Restricted Subsidiaries;

(f)

Liens (a) on assets or property of the Parent or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Agreement; (b) that are contractual rights of set-off or, in the case of Paragraph (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Parent or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness Incurred under paragraph 1.2(h)(iii) of Schedule 15 (General Undertakings) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(g)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(h)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(i)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;

(j)	Liens existing on the Closing Date;

(k)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Parent or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Parent or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(l)	Liens on assets or property of the Parent or any Restricted Subsidiary securing Indebtedness or other obligations of the Parent or such Restricted Subsidiary owing to the Parent or another Restricted Subsidiary, or Liens in favor of the Parent or any Restricted Subsidiary;

(m)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement (other than pursuant to paragraphs (r), (s), (t) and (cc) of this definition of Permitted Liens); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(n)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent or any Restricted Subsidiary of the Parent has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(o)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(p)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(q)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(r)	Liens securing Indebtedness permitted to be Incurred under the Credit Facilities (including this Agreement), including any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be Incurred pursuant to Paragraph 1.2(a) of Schedule 15 (General Undertakings) and the related Hedging Obligations Incurred pursuant to Paragraph 1.2(f) of Schedule 15 (General Undertakings); provided that, in the case of Liens securing any Indebtedness constituting Payment Priority Obligations or Other Collateral Secured Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to any Intercreditor Agreement;

(s)	(i) Liens Incurred to secure Obligations in respect of any Capitalized Lease Obligations or Purchase Money Obligations permitted by Paragraph 1.2(g) of

Schedule 15 (General Undertakings);” provided that any such Lien may not extend to any assets or property of the Parent or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(t)	Liens to secure Indebtedness of any Non-Guarantor permitted by Paragraph 1.2(k) of Schedule 15 (General Undertakings) covering only the assets of such Non-Guarantor;

(u)	Liens on Capital Stock or other securities, assets or property of any Unrestricted Subsidiary that secure Indebtedness of an Unrestricted Subsidiary;

(v)	any security granted over the marketable securities portfolio described in paragraph (j) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(w)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x)	Liens on equipment of the Parent or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(y)	Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(z)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(aa)	Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(bb)	Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under the covenant set out in Paragraph 5 (Sales of Assets and Subsidiary Stock) of Schedule 15 (General Undertakings) in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc)	Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $25.0 million and (b) 3.5% of Total Assets, at any one time outstanding;

(dd)	Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to the covenant set out in Paragraph 1 (Incurrence of Indebtedness) of Schedule 15 (General Undertakings); provided that, with respect to liens securing Obligations permitted under this Paragraph, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 3.50 to 1.0; provided that, in the case of Liens securing any Indebtedness constituting Other Collateral Secured Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to an Intercreditor Agreement; provided further that, for purposes of this paragraph (dd), Indebtedness secured by a Lien under this paragraph (dd) and any Secured Indebtedness under any Credit Facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to remain outstanding until such commitments have been terminated;

(ee)	Liens securing the Revolving Facility pursuant to the Transaction Security Documents,

(ff)	Liens securing the Notes issued on the Issue Date, the Indenture or the Transaction Security Documents (in each case excluding Additional Notes);

(gg)	the Hedging Obligations related to the Notes or the Revolving Facility Incurred pursuant to Paragraph 1.2(f) of Schedule 15 (General Undertakings); and

(hh)	Liens on the Charged Property in favor of the Security Agent for the benefit of the Lenders relating to such Security Agent’s administrative expenses with respect to the Charged Property.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock Parent, trust, unincorporated organization, limited liability Parent, government or any agency or political subdivision thereof or any other entity.

“Post-Closing Guarantors” means, collectively, Atento Atencion y Servicios S.A. de C.V., Atento Impulsa, S.L.U., Atento Servicios Técnicos y Consultoría, S.L.U., Atento Servicios Auxiliares de Contact Center S.L.U., Atento Columbia S.A., Teleatento del Peru S.A.C. and Atento Holding Chile, S.A.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Agreement” means that certain Sale and Purchase Agreement, dated as of October 11, 2012, by and between Telefonica, S.A. and the Buyers referred to therein, and as described, in all material respects, in this offering circular.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the board of directors of the Parent shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Parent or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Parent), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Parent) and may include Standard Securitization Undertakings and (iv) the Obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Rating Agency” means (1) each of Moody’s and Fitch and (2) if Moody’s or Fitch ceases to rate the Notes for reasons outside of the Parent’s control, a Nationally Recognized Statistical Rating Organization selected by the Parent or any Parent Company as a replacement agency for Moody’s or Fitch, as the case may be.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a)	the Refinancing Indebtedness has a final Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or greater than the final Weighted Average Life to Maturity of the Indebtedness being refinanced or, if less, the Notes;

(b)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith);

(c)	if the Indebtedness being refinanced constituted Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the right to payment under the Finance Documents and the Notes or the applicable guarantee on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced; and

(d)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock a Subsidiary of the Parent that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Parent or a Guarantor; or

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of the Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred or committed from time to time within 180 days after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Related Taxes” means, without duplication, any Taxes (other than (x) Taxes measured by income and (y) non-employment related withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Company solely by virtue of its:

(a)	being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Parent or any of the Parent’s Subsidiaries);

(b)	being a Parent Company, directly or indirectly, of the Parent or any of the Parent’s Subsidiaries;

(c)	receiving dividends, distributions or other payments from the Parent or any of the Parent’s Subsidiaries to the extent permitted pursuant to Paragraph 2.2(f)(i), (k) and (p) of Permitted Payments of Schedule 15 (General Undertakings); or

(d)	receiving any non-cash dividends, distributions or payments from the Parent or any of the Parent’s subsidiaries to the extent permitted to make payments to any Parent Company pursuant Paragraph 2 (Restricted Payments) of Schedule 15 (General Undertakings).

“Representative” means any trustee, agent or representative (if any) for an issue of Indebtedness or the provider of Indebtedness (if provided on a bilateral basis), as the case may be.

“Restricted Group” means the Parent and its Restricted Subsidiaries and not any of its Unrestricted Subsidiaries.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Secured Obligations” has the meaning given to that term in Paragraph 8 of Schedule 15 (General Undertakings).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Parent or any of its Restricted Subsidiaries sells its Securitization Assets to either (a) Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Parent or any of its Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by the Parent or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary of the Parent which the Parent has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to an obligor, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated in right of payment to the Finance Documents and the Notes or the Note guarantees respectively pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(a)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)	any partnership, joint venture, limited liability company or similar entity of which:

(i)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” has the meaning given to it in paragraph 9.1(a) of Schedule 15 (General Undertakings).

“Taxes” means all present and future taxes, levies, imposts, assessments, deductions, charges, duties and withholdings and any charges of a similar nature (including, without limitation, interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” mean, as of any date, the total consolidated assets of the Parent and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Parent and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the transactions contemplated by the Purchase Agreement, the entry into this Agreement, and the application of the proceeds thereof and in connection with the Offering.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Parent that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Parent in the manner provided below); and

(b)	any Subsidiary of an Unrestricted Subsidiary,

provided that as of the Closing Date the Argentinian Subsidiaries and the Brazilian Subsidiaries shall be Unrestricted Subsidiaries.

The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Parent or any other Subsidiary of the Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b)	such designation and the Investment of the Parent in such Subsidiary complies with Paragraph 2 (Restricted Payments) of Schedule 15 (General Undertakings).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(b)	the sum of all such payments.

“Wholly Owned Subsidiary” means a Subsidiary of the Parent, all of the Capital Stock of which is owned by the Parent or a Guarantor.

SCHEDULE 18

Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[—] as Agent

From:	[The Lender]

Dated:

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to Clause 39.7 (Restriction on Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	[Amount of our Commitment to which Notifiable Debt
Purchase Transaction relates (Base Currency)]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction

Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate

To:	[—] as Agent

From:	[The Lender]

Dated: [—]

Atento – Revolving Facilities Agreement dated [—] (the “Facilities Agreement”)

1.	We refer to paragraph [—] of [—] entered into by Investor Affiliates of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [—] has [terminated]/[ceased to be with an Investor Affiliate].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt
Purchase Transaction relates (Base Currency)

[Lender]

By:

SIGNATURES

THE PARENT

BC LUXCO 1 S.A.

/s/ Devin O’Reilly	/s/ Jay Corrigan

Devin O’Reilly	Jay Corrigan

By: (Authorised Signatory)	By: (Authorised Signatory)

Address:	Address:

9a rue Gabriel Lippmann, L-5365 Munsbach	9a rue Gabriel Lippmann, L-5365 Munsbach

THE ORIGINAL BORROWERS

BC LUXCO 1 S.A.

/s/ Devin O’Reilly	/s/ Jay Corrigan

Devin O’Reilly	Jay Corrigan

By: (Authorised Signatory)	By: (Authorised Signatory)

Address:	Address:

9a rue Gabriel Lippmann, L-5365 Munsbach	9a rue Gabriel Lippmann, L-5365 Munsbach

ATENTO TELESERVICIOS ESPANA, S.A.U.

/s/ Reyes Cerezo Rodriguez-Sedano
Reyes Cerezo Rodriguez-Sedano

By: (Authorised Signatory)

Address:

C / Santiago de Compostela, 94 28035 Madrid

ATENTO MEXICANA, S.A. DE C.V.

/s/ Eugenia Castenada Gomez Mont

Eugenia Castenada Gomez Mont

By: (Authorised Signatory)

Address:

Monterrey 100, Colonia Hipodromo Condesa, México City C.P. 06700

THE ORIGINAL GUARANTORS

BC LUXCO 1 S.A.

/s/ Devin O’Reilly	/s/ Jay Corrigan

Devin O’Reilly	Jay Corrigan

By: (Authorised Signatory)	By: (Authorised Signatory)

Address:	Address:

9a rue Gabriel Lippmann, L-5365 Munsbach	9a rue Gabriel Lippmann, L-5365 Munsbach

ATENTO TELESERVICIOS ESPANA, S.A.U.

/s/ Reyes Cerezo Rodriguez-Sedano

Reyes Cerezo Rodriguez-Sedano

By: (Authorised Signatory)

Address:

C / Santiago de Compostela, 94 28035 Madrid

ATENTO MEXICANA, S.A. DE C.V.

/s/ Eugenia Castenada Gomez Mont

Eugenia Castenada Gomez Mont

By:	(Authorised Signatory)

Address:

Monterrey 100, Colonia Hipodromo
Condesa, México City C.P. 06700

ATENTO SERVICIOS, S.A. DE C.V.

/s/ Alberto Bustamante Celis

Alberto Bustamante Celis

By:	(Authorised Signatory)
Address:

Boulevard Diaz Ordaz 333 1 San Pedro
Unidad, Nuevo León Mexico, C.P.66215

THE ARRANGERS

BANCO SANTANDER, S.A.

/s/ Maria De Juan Álvarez De Lara		/s/ Guillermo Astorqui Nebreda

By:	Maria De Juan Álvarez De Lara	By:	Guillermo Astorqui Nebreda

Address:	CIUDAD GRUPO SANTANDER	Address:	CIUDAD GRUPO SANTANDER
	28660 BOADILLA DEL MONTE MADRID - SPAIN		28660 BOADILLA DEL MONTE MADRID - SPAIN
Fax:	+34 91 289 1108	Fax:	+34 91 289 1108

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

/s/ Maite Vizan		/s/ Jean-Francois Guicheteau

By:	Maite Vizan	By:	Jean-Francois Guicheteau

Address:	Via de los Pablados s/n - 4th floor 28027 Madrid	Address:	Via de los Pablados s/n - 4th floor 28027 Madrid

Fax:	+34 91 374 3833	Fax:	+34 91 374 3833

BANCO SANTANDER (MEXICO), S.A. INSTITUCION DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MĖXICO

/s/ Octaviano Carlos Couttolenc Mestre		/s/ Wade A. Kit

By:	Octaviano Carlos Couttolenc Mestre	By:	Wade A. Kit

Address:		Address:

Prol. Paseo de la Reforma 500, Modulo 109		Prol. Paseo de la Reforma 500, Modulo 109
Col. Lomas de Santa Fe		Col. Lomas de Santa Fe
01219 México, DF		01219 México, DF

Fax:	+52 (55) 5269-1834	Fax:	+52 (55) 5269-1834

BBVA BANCOMER, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER

/s/ Pablo Sanchez		/s/ Pablo Fossas
By:	Pablo Sanchez	By:	Pablo Fossas

Address:	Ave Universidad 1200	Address:	Ave Universidad 1200

Fax:		Fax:

[Signature Page - Atento SSRCF 2013 - Arranger]

THE ORIGINAL LENDERS

BANCO SANTANDER, S.A.

/s/ Maria De Juan Álvarez De Lara		/s/ Guillermo Astorqui Nebreda

By:	Maria De Juan Álvarez De Lara	By:	Guillermo Astorqui Nebreda

Address:	CUIDAD GRUPO SANTANDER	Address:	CIUDAD GRUPO SANTANDER
	28660 BOADILLA DEL MONTE		28660 BOADILLA DEL MONTE
	MADRID - SPAIN		MADRID - SPAIN

Fax:	+34 91 289 1108	Fax:	+34 91 289 1108

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

/s/ Maite Vizan		/s/ Jean-Francois Guicheteau

By:	Maite Vizan	By:	Jean-Francois Guicheteau

Address:	Via de los Pablados s/n - 4th floor 28027 Madrid	Address:	Via de los Pablados s/n - 4th floor 28027 Madrid

Fax:	+34 91 374 3833	Fax:	+34 91 374 3833

BANCO SANTANDER (MEXICO), S.A. INSTITUCION DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MĖXICO

/s/ Octaviano Carlos Couttolenc Mestre		/s/ Wade A. Kit
By:	Octaviano Carlos Couttolenc Mestre	By:	Wade A. Kit

Address:		Address:

Prol. Paseo de la Reforma 500, Modulo 109 Col. Lomas de Santa Fe 01219 México, DF		Prol. Paseo de la Reforma 500, Modulo 109 Col. Lomas de Santa Fe 01219 México, DF

Fax:	+52 (55) 5269-1834	Fax:	+52 (55) 5269-1834

BBVA BANCOMER, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER

/s/ Pablo Sanchez		/s/ Pablo Fossas
By:	Pablo Sanchez	By:	Pablo Fossas

Address:	Ave Universidad 1200	Address:	Ave Universidad 1200

Fax:		Fax:

[Signature Pages - Atento SSRCF 2013 - Original Lender]

THE AGENT

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

/s/ Maite Vizan		/s/ Jean-Francois Guicheteau

By:	Maite Vizan	By:	Jean-Francois Guicheteau

Address:	Vía de los Poblados	Address:	Vía de los Poblados
	s/n - 4th floor		s/n - 4th floor
	28027 Madrid		28027 Madrid

Fax:	+34 91 374 3833	Fax:	+34 91 374 3833

THE ISSUING BANKS

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

/s/ Maite Vizan		/s/ Jean-Francois Guicheteau

By:	Maite Vizan	By:	Jean-Francois Guicheteau

Address:	Vía de los Poblados	Address:	Vía de los Poblados
	s/n - 4th floor		s/n - 4th floor
	28027 Madrid		28027 Madrid

Fax:	+34 91 374 3833	Fax:	+34 91 374 3833

BBVA BANCOMER, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER

/s/ Pablo Sanchez		/s/ Pablo Fossas
By:	Pablo Sanchez	By:	Pablo Fossas

Address:	Ave Universidad 1200	Address:	Ave Universidad 1200

Fax:		Fax: